Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MR2 GROUP, INC.

(Exact Name of Registrant as specified in its charter)

Nevada	7389	82-3679544
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

101 Convention Center Dr., Plaza 125

Las Vegas, NV 89109

Tel: (702) 483-4000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

James T. Medick

Chief Executive Officer

101 Convention Center Dr., Plaza 125

Las Vegas, NV 89109

Tel: (702) 483-4000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Arthur J. Marcus, Esq.	Barry I. Grossman
S. Ashley Jaber, Esq.	Sarah E. Williams
Sichenzia Ross Ference Kesner LLP	Ellenoff Grossman & Schole LLP
1185 Avenue of the Americas, 37 Fl.	1345 Avenue of the Americas
New York, NY 10036	New York, NY 10105
Telephone: (212) 930-9700	Telephone: (212) 370-1300
Facsimile: (212) 930-9725	Facsimile: (212) 370-7889

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large Accelerated Filer [ ]	Accelerated Filer [ ]
Non-Accelerated Filer [ ] (Do not check if a smaller reporting company)	Smaller Reporting Company [X]
Emerging Growth Company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Shares of common stock, par value $0.001 per share (2)(3)	$17,250,000	$2,147.63
Representative’s warrant (4)(6)
Shares of common stock, par value $0.001 per share, underlying Representative’s warrant (2)(5)	$862,500	$107.39
Total	$18,112,500	$2,255.02

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder shall be deemed to cover additional securities to be offered to prevent dilution and thus includes such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or other similar transactions.

(3)	Includes shares of common stock which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(4)	We have agreed to issue to the Representative, upon closing of this offering, warrants exercisable for a period of four years commencing one year from the effective date of this registration statement, which period shall not extend further than five years from such effective date, representing 5% of the aggregate number of shares of common stock issued in this offering, including the over-allotment. Resales of shares of common stock issuable upon exercise of the Representative’s warrant are being similarly registered on a delayed or continuous basis. See “Underwriting.”

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Representative’s warrants is equal to 125% of the common stock offering price.

(6)	No separate registration fee is required pursuant to Rule 457(g) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED APRIL 25, 2018

               Shares

Common Stock

MR2 GROUP, INC.

This is a firm commitment initial public offering of            shares of common stock of MR2 Group, Inc. No public market currently exists for our shares. We anticipate that the initial public offering price of our shares will be between $          and $            .

We intend to apply to list our shares of common stock for trading on the Nasdaq Capital Market under the symbol “MRMR.” No assurance can be given that our application will be approved.

We are an emerging growth company under the Jumpstart our Business Startups Act of 2012, or JOBS Act, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings. Investing in our common stock involves a high degree of risk.

Investing in our common stock is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 19 of this prospectus for a discussion of information that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total (2)
Public offering price	$	$
Underwriting discounts and commissions(1)
Proceeds to MR2 Group, Inc. (before expenses)

(1)

Does not include a non-accountable expense allowance equal to 1.5% of the public offering price payable to ThinkEquity, a division of Fordham Financial Management, Inc. (“ThinkEquity”), the representative of the underwriters. See “Underwriting” for a description of compensation payable to the underwriters.

(2)	Assumes no exercise of the over-allotment option to purchase shares we have granted to the underwriters as described below.

We have granted the underwriters a 45-day option to purchase up to           additional shares of common stock solely to cover over-allotments, if any.

The underwriters expect to deliver our shares to purchasers in the offering on or about         , 2018.

ThinkEquity

A division of Fordham Financial Management, Inc.

The date of this prospectus is April 25, 2018

MR² GROUP

INTELLIGENCE EMPOWERED

GROWTH
FUTURE
DEVELOPMENT
IMPORTANT
ONLINE
INNOVATION
SALES
STOCK MARKET
MOTIVATION
FUTURE
STRATEGY
BUSINESS
CONCEPTS
IDEA
ONLINE
INVESTMENT
SALES
PROFIT
ADVICE
BUSINESS
SEARCHING
PEOPLE
DATA
TEAM
WORLD
PROFIT
CONCEPTS
TEAMWORK
QUALITY
CONNECT
COOPERATION
STOCK MARKET
IDEA
DATA ANALYSIS
STRATEGY
MARKETING
PEOPLE
INFORMATION
COMMUNICATION
VISION
ADVICE
GLOBAL
TEAMWORK
SECURITY
CONNECT
SHARES
ANALYSIS
MANAGEMENT
IDEA
DATA
EXPERTISE
MARKET
COMPARISON
CONNECT
TEAMWORK
INVESTMENT
GLOBAL
RESEARCH
PEOPLE
PROFIT
IDEA
PLANS
DATA
EDUCATIONAL
NETWORK
GROWTH
BUSINESS
IDEA
CONCEPTS

Survey
Survey

You should rely only on the information contained in this prospectus or contained in any free writing prospectus we may authorize to be delivered or made available to you. Neither we nor any of the underwriters have authorized anyone to provide any information or make any representations other than those contained in this prospectus or in any free writing prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. Our business, financial condition, results of operations, and prospects may have changed since such date.

Through and including         , 2018 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

For investors outside of the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about, and to observe any restrictions relating to, this offering and the distribution of this prospectus outside of the United States. See “Underwriting.”

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STATEMENT REGARDING INDUSTRY AND MARKET DATA

Any market or industry data contained in this prospectus is based on a variety of sources, including internal data and estimates, independent industry publications, government publications, reports by market research firms or other published independent sources. Industry publications and other published sources generally state that the information contained therein has been obtained from third-party sources believed to be reliable. Our internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions, and such information has not been verified by any independent sources. Accordingly, investors should not place undue reliance on such data and information.

TRADEMARKS AND TRADE NAMES

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the “Risk Factors” section of this prospectus and our financial statements and the related notes appearing at the end of this prospectus, before making an investment decision.

MR2 Group, Inc., a Nevada corporation, is a holding company formed in 2017 that operates as a market research company through its subsidiary, Precision Opinion, Inc. (“Precision Opinion”). Prior to the date of this prospectus, the Company plans to enter into a reorganization agreement with the individual owners of Precision Opinion which includes James T. Medick, the Company’s Chief Executive Officer, pursuant to which Precision Opinion will become a wholly-owned subsidiary of the Company (the “Reorganization”). As part of the Reorganization, all of the existing shareholders of Precision Opinion will exchange their respective shares of Precision Opinion for shares of MR2 Group, Inc. Except as otherwise indicated, references to “MR2 Group”, “we”, “us”, “our”, and the “Company” refer to MR2 Group, Inc. and its wholly-owned subsidiary, Precision Opinion, Inc. and gives effect to the Reorganization.

MR2 GROUP, INC.

Company Overview

We are an intelligence empowered holding company that operates through our subsidiary, Precision Opinion, a full-service information research consulting firm with expertise in data-collection, research and analytics that commenced operations in 1996. We are an experienced analytical team operating one of the largest telephonic data-collection centers in the United States and offering a state-of-the-art and customizable online research tool capable of gathering data daily from consumers around the globe. We believe that our team, products and services combine to create the quality service, information and consultative leadership that corporations, government agencies and other organizations seek to better their respective organizations or constituents. We provide consultative, data-collection, and analytical services to corporations, non-profit research organizations, government agencies, political pollsters, media organizations, and the entertainment and hospitality industries. We provide our clients with a comprehensive understanding of current consumer preferences, behavior, attitudes and opinions. Our information, insights, guidance and solutions help our clients to identify opportunities for profitable growth over the short and long-term horizons to maintain and strengthen their market positions.

At MR2 Group, we transform data from being mere information, to being practical and strategic, to actionable and making it matter to those who benefit the most - our clients. We combine science and creativity to afford our clients greater visibility and insight into market trends.

For over 20 years since the inception of Precision Opinion, we have advanced the practice of data-collection, market research and media audience measurement. We believe our industry experience, client-focused offerings and experienced management team well positions us to continue leading and influencing the market research and consulting industries in the United States and provides us the opportunity to achieve the same status internationally. We help our clients enhance their interactions with consumers and make critical business decisions that we believe positively affect our clients’ sales. Our methodologies, practices and technological advancements have become deeply embedded into our clients’ workflow, which we believe is demonstrated by many of our long-term client relationships, multi-year contracts and high contract renewal rates. Contracts that have been renewed represented approximately 95% of our revenues in 2017. A majority of our long-term clients are government service clients, including the National Opinion Research Center, Research Triangle Institute and Abt Associates Inc. Government service contracts and medical studies accounted for approximately 66% and 56% of our revenues during the years ended December 31, 2017 and 2016, respectively.

We provide our clients with multiple approaches to the collection of data ranging from telephone calls, focus groups, online surveying, online panels, multi-mode and a combination of these approaches. Through our analytical group, we provide clients with reliable and actionable information resulting from the systematic analysis of the data that has been collected.

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Our telephone data-collection call center offerings are not pre-set – we develop customized research services programs for each of our clients. In 2016, we acquired the telephone data-collection operations of SHC Universal (“SHC”), which strengthened our client base resulting in increased revenues. We have integrated SHC’s operations with our own and as a result have now increased our profit margins on the acquired SHC operations.

Below is a summary of the business activities that we carry out and how and why we segregate such activities.

Precision Opinion Business Operations

Telephone Data-collections – Based on the number of CATI stations that it utilizes, Precision Opinion is home to the second largest telephone data-collection call center in the United States, equipped with 650 VOXCO and CfMC Computer Assisted Telephone Interviewing (“CATI”) Command Center and Pronto dialer systems, which allows us to deliver what we believe is uncompromising data-collection and service to the research industry. Our TCPA-compliant telephone center’s high-tech capabilities allow real-time reporting to help keep our clients up-to-date with the progress of all of their research needs. Our telephone data-collections represented approximately 90% and 89% of our aggregate revenues during the years ended December 31, 2017 and 2016, respectively.

Our telephone call center provides clients ranging from corporations, to non-profit research organizations, to government agencies, to political pollsters, to entertainment, gaming and hospitality companies with the ability to directly collect data from individuals, families, consumers, constituent and, businesses as to their beliefs and opinions on virtually any topic. We provide individuals the ability for their voice to be heard on various topics. We staff our telephone call center with highly trained research associates who call individuals or businesses, which are identified by our clients and assembled by us, and ask them a series of questions in a computerized survey. The results of these completed surveys are amalgamated, and the data is provided to our clients. For some clients, we also analyze the data through our Analytics team and provide these clients with the actionable findings from these completed surveys. The length of a survey can vary from a few minutes to 45 minutes or more, with the typical survey lasting for 10 to 20 minutes.

The topics and questions asked in these surveys range from the full spectrum of current events, consumer preferences or distastes relating to a new product or service, opinions on medical services and even to who they intend to vote for in the next election.

● Government and Medical Studies - The government and medical sector is our largest “client group” for market research services, specifically, telephone data-collection. We believe there is a constant demand from the government for research either directly, or through approved research organizations. Although government agencies also conduct their own market research, they often use private companies and non-profit organizations for research. We often contract with such entities who are working on behalf of federal, state and municipal government clients.

For example, various health and regulatory agencies commonly outsource market research services to design, tailor or measure the effectiveness of a public health or public information campaign. For our largest client, National Opinion Research Center at the University of Chicago (“NORC”), we provide a dedicated staff of approximately 250 employees including research associates, quality control staff and managers for a national tracking study for the CDC which we have been working on since 2001. For this study, we contact a predetermined list of families and their medical providers by telephone and provide NORC the results of a complex 45-minute multi-step survey for each responding family.

We also performed telephone data-collection services on a multi-year tracking study for the Center of Disease and Control through a subcontract with NORC, which we worked on for 10 years. This study compiled data relating to children with special needs.

Over the last five years, we have conducted multiple health and medical telephone data-collection studies for other clients, including RTI International, IMPAQ International, LLC (“IMPAQ”) and Morpace Market Research and Consulting (“Morpace”).

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● Our second largest group of “clients” is focused on the political sphere. We provide political polling and the analysis of the public’s views on current events, election issues and other topical legislative matters. Over the years, we have completed hundreds of telephone political polling projects including telephone polling for President Barack Obama’s campaign committee during his two Presidential elections, telephone polling for the Democratic National Committee during President Obama’s two terms of office, telephone polling for both Senate and House of Representative elections along with state and local elections and telephone polling for various Political Action Committees. In addition, we provided services for the absentee and exit polling for the 2016 Presidential elections. We have several clients that rely on our expertise in political polling including Benenson Strategy Group (“BSG”), Global Strategy Group, Edison Research, LHK Partners, Inc., Expedition Strategies and Abt Associates. Political research telephone surveys tend to be 10 to 25 minutes in length and are typically looking to gather information on certain types of qualified respondents. The questions asked generally include, whether you are a registered voter, did you vote in the last election, your age, political party affiliation and income levels.

● Our other major area of telephone market research we do is for corporate customers. Businesses utilize our telephone data-collection expertise for research focused on various topics including asking questions about consumer preferences on existing products, what new products and services consumers may desire, a comparison of their product performance against competitor products and awareness of their brand. We also provide telephone surveys for businesses wanting to talk with other businesses about products, services, market conditions and other current topics. The information from these surveys provide businesses with information that they can use in budgeting influence corporate spending on advertising and marketing, capital expansion, acquisitions and other business-related issues. Some of our business-related clients have included AARP, United Way, Bank of America, J.D. Power and Associates and Marketcast.

Focus Groups Data-collection - Through Precision Opinion, we also operate Focus +, an award winning premiere focus group facility on the West Coast. The Focus + facility comprises approximately 12,000 square feet including a 48-seat movie theatre and two focus group conference rooms. With our re-focus towards consulting and analytics, we have decided to reallocate our Focus + resources to strengthening our online presence given the growth and expansion of social media with less dependence on our brick and mortar operations. As of the date of this prospectus, we have scaled back our “brick and mortar” Focus + business offerings and intend to focus on moving our Focus+ business online upon completion of our initial public offering.

For example, in our Focus + groups we work with movie studios seeking to gauge audience reactions to new movie ideas and trailers for new movies, and new reporters and anchors in television studios. We also work with consumer product companies seeking to test their products including new frozen foods, beer taste test, new e-cigarettes, new cigarette brand/flavors, new product packaging, and new website design and functionality. We also work with casinos and resorts seeking to enhance guest engagement to gauge satisfaction levels and compile opinions on their respective properties, food offerings and many other topics.

Other specialty services that we offer through our Focus + groups include law firms seeking to utilize mock juries to test their client’s legal court case, as well as holding live panels during political debates and tracking respondent’s opinions live based on what they are seeing and hearing.

Our Focus + groups have included clients such as Facebook, the CBS network and its affiliates, Warner Brothers, Madame Tussauds, ShuffleMaster, Bally Technologies, Frank Luntz, Wynn Resorts, Hyatt Hotels, AAA, Domino’s Pizza, Corona Beer, Coca Cola, Pepsi Cola, Cracker Barrel, Hungry-Man, and Birds Eye.

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Online and Panel Data-collection - We launched our online survey and panel business in 2014 to increase our service offerings and adapt to the ever-evolving market. We develop customized panels and online surveys based on our clients’ particular needs, making our offerings unique compared to other players in the market. We developed our online and internet device agnostic survey platform to allow respondents to participate in surveys no matter their device – smart phones, tablets, personal computers or Apple based computers wherever they are and whenever they would like to participate. Online respondents have shown a high inclination to participate in surveys. The ease of and respondent’s ability to take an online survey wherever they are makes this a very popular approach for our clients. Whether a client is looking for a point time reaction to products, services or current events or wants to track consumer behavior over weeks, months or any combination, we believe that the online services we provide offer our clients the actionable information they are looking for. Unlike other online survey platforms, our main focus is on the quality of the information we provide to our clients. We plan, develop and implement both proprietary and probability-based panels for our clients. We have developed safeguards to protect the reliability of our data-collection.

Analytics – Our analytics group combines all of Precision Opinion service offerings and packages them into an information center that helps our clients receive analysis on feedback that reaches deeper and ultimately provides them with information that is actionable. Our analytics team focuses on providing our clients integrated services approaches as well as having expertise in the hospitality industry and community-based quality of life analysis.

Client Agreements - Precision Opinion has several types of client relationships and contracts with its clients. The type of contract depends on the type of work requested. Contract lengths vary, ranging from several days to several years, depending on the scope of the project and the type of information clients request.

For example, with Precision Opinion’s largest client, NORC, Precision Opinion provides a dedicated staff of research associates and management team who are conducting a multi-year tracking study under a multi-year contract. Pursuant to this subcontract, Precision Opinion interviews respondents identified by NORC seven days a week in order to obtain specific medical information on behalf the Centers for Disease Control and Prevention (the “CDC”).

Effective January 1, 2018, Precision Opinion was awarded a 5-year renewal of its current contract with NORC. The contract, which runs through February 2023, is valued at approximately $6.0 million in annual revenue based on the estimated weekly interview hours required by NORC and the historical annual revenue run rate for this type of contract. Precision Opinion realized $5,914,188 and $7,078,663 in revenue from the NORC contract for the fiscal years ended December 31, 2017 and 2016, respectively. Precision Opinion recognizes revenue under this contract on a daily basis and submits a monthly invoice to NORC for the work performed during that month.

Precision Opinion has similar multi-year contracts with RTI international and IMPAQ for medical studies. These contracts have specific fixed billing amounts for the services to be provided by Precision Opinion and are agreed to prior to the commencement of the study. Under these contracts, Precision Opinion recognizes revenue as the data required under the contract is delivered to the client. Typically, these contracts provide for specific invoicing based on milestones achieved or specific dates.

For its clients Morpace and ICF International Inc. (“ICF”), Precision Opinion provides services under a contract for a specific study with a specified time period, number of completed surveys and specific number of dialing attempts for each respondent. These types of studies are typically completed within two to six months. Under these types of contracts, clients provide both the survey and e specific respondents they are targeting, and Precision Opinion then manages the contract based upon the timeframe, required numbers of completed surveys, required number of dialing attempts and dispositions. Under these contracts, Precision Opinion recognizes revenue as the collected data is delivered to the client or by the actual number of hours provided by Precision Opinion under the contract. Typically, these contracts provide for specific invoicing based on milestones achieved or specific dates.

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For its client BSG, Precision Opinion provides services under a Master Services Agreement (“MSA”) that sets forth the general terms of the work to be performed by Precision Opinion on behalf of BSG. On February 5, 2018, Precision Opinion and BSG entered into a new MSA which replaced the previous MSA entered into in July 2016. Under the new MSA, BSG prepaid Precision Opinion for a certain number of interview hours to be provided by Precision Opinion. This prepayment of services is recorded as a liability on our balance sheet, as unearned revenue. As of March 31, 2018, the unearned revenue associated with BSG is approximately $407,893. For each specific project under the MSA, BSG issues a Statement of Work (“SOW”). With each SOW, BSG outlines specific requirements of the project, as well as the survey, the respondents they are targeting and the required number of completed surveys. These SOW’s are typically short-term projects that must be completed within a specific timeframe (typically 3 to 5 days) and a specific number of completes surveys. Upon completion of each SOW, Precision Opinion issues an invoice for services provided and reduces the unearned revenue accordingly. This is the only client that has prepaid for Precision Opinion’s services.

For other clients, such as Global Strategy Group and Expedition Strategies, Precision Opinion performs services based upon specific terms set forth in a SOW issued by the client. With each SOW, clients outline specific requirements of the project, as well as the survey, the respondents they are targeting and the required number of completed surveys. These SOW’s are typically shorter-term projects that must be completed within a specific timeframe (typically 3 to 5 days) and a specific number of completed surveys. Upon completion of each SOW, Precision Opinion issues an invoice for services provided based upon the predetermined hourly rate or the rate for each completed survey.

For other clients such as Under Armour, SSRS, Edison Research and LHK Partners, Precision Opinion enters into a general MSA, with specific terms for each project set forth in a SOW issued by the client. With each SOW provided, clients outline specific requirements of the project, as well as the survey, the respondents they are targeting and the required number of completed surveys. The timeframe for these SOW’s can vary from one day (i.e. election day exit polling) to more long-term projects that are completed based upon a specific timeframe required to either provide a specific number of completed surveys or to have achieved a required number of dialing attempts for each respondent. Depending on the SOW, Precision Opinion will invoice the client based upon predetermined intervals (weekly or monthly), completed SOW or based on the number of completed surveys if it is a longer-term SOW. Precision Opinion issues an invoice for services provided based upon the predetermined hourly rate or rate for each completed survey.

The Reorganization

We have recently created two new wholly-owned subsidiaries: Turning Point Research, Inc. (“Turning Point”) and MR2 Life, Inc. (“MR2 Life”). The Reorganization will occur prior to the effective date of this offering. We believe the Reorganization will provide us with the necessary structure to grow our business as follows:

●	Through Turning Point, we plan to expand our client base and the services we provide to clients utilizing both online and panel data-collection services that are currently part of the Precision Opinion business. The future growth of Turning Point will come from acquisitions and securing new business from existing and new clients.
●

MR2 Life will be the vehicle utilized by MR2 Group to acquire businesses currently offering analytical and consulting services for market research. For example, on March 14, 2018, we entered into a non-binding letter of intent to acquire substantially all of the assets of Marketing Analysts, LLC d/b/a MAi Research (“MAi Research”). The acquisition of MAi Research is scheduled to close in conjunction with the effective date of this offering. See “Our Growth Strategy – MAi Research Acquisition” on page 58. We anticipate the future growth and expansion of MR2 Life will come from additional acquisitions and securing new business from existing clients of MAi Research, Turning Point and Precision Opinion as new clients.

●	Going forward, Precision Opinion’s operations will be focused on providing the telephonic data-collections and focus groups to its clients and clients of Turning Point and MR2 Life.

By splitting the operations of Precision Opinion, we believe that all three subsidiaries under MR2 Group will be in better a position to expand their client base and the level and type of service to create a vertically integrated, full-service information research consulting firm with expertise in data-collection research via the methods described above, consulting and analytics.

Industry Background

Market research involves measuring both consumers’ and business’ opinions on a variety of topics, whether it be gathering focus groups’ receptiveness to new products or services, or assessing the effectiveness of promotional campaigns. Companies in this industry systematically gather, record, tabulate and present marketing and public opinion data. Examples of industry services include political polling, sampling and statistical services, broadcast media rating services and market analysis services. Operators also conduct research in the fields of social science, medical, health, and quality of life.

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The industry’s markets can be divided into three broad areas (1) providers of consumer goods and services wishing to measure and understand their market; (2) providers of media and advertising wishing to measure and understand their viewers; and (3) government institutions and political candidates wishing to measure and understand their constituents.

The U.S. market research industry is a more than a $19.8 billion revenue market as of 2016, representing an annual growth rate of 0.3% since 2011. According to a study conducted by FuelCycle Research, it is anticipated that the annual growth rate will double in size by the year 2020. After suffering in 2012 and 2013, the industry has benefited from a series of economic and consumer trends. First, increases in disposable income and consumer spending have caused companies to reinvest in expanding their product pipelines. Consequently, since 2013, many companies have allocated more money to marketing and advertising budgets and industry revenue has increased accordingly. Companies are spending more on research and development, which has furthered growth in the market because products often undergo extensive market research before their launch.

When business conditions improved, the industry began to rebound, with revenue increasing in 2014. However, much of this revenue growth was the result of the industry beginning from a low recessionary base.

In the past five years, strong increases in consumer spending and steadily rising advertising expenditures propelled industry revenue. In addition, research and development budgets have been expanding solidly through 2016, as corporations hire market research firms to assess the public’s receptiveness to new products and services, which helped industry revenue rise 2.4% in 2016. Although there can be no assurance, this expansion of research and development (“R&D”) budgets is expected to continue as the economy expands.

Consolidation and Improving Profit

The market research industry has experienced increased merger and acquisition activity over the past five years. In 2013, the Federal Trade Commission (“FTC”) granted approval to Nielsen, the industry’s largest company, to acquire another large industry player, Arbitron. While there has been consolidation in the industry, the market remains fragmented with many small players. The number of market research enterprises totaled 42,525 as of 2016. We intend to take advantage of this fragmentation by seeking to acquire select smaller players that can expend our service offerings.

Companies in this industry were slow to increase wages and employment in the years following the recession. As the number of industry operators increased 6.3% in 2013, industry employment grew just 1.0%. In later years, operators sought to maintain the lean operations that were achieved with cuts during the recession. Over the five years leading to 2016, industry employment grew at an average annual rate of 1.4% to 143,296 workers, despite stronger enterprise growth during this period. The combined effects of consolidation and slow employment growth during this period resulted in low operating costs and, as a result, profit growth.

Growth Opportunities

Opportunities for market researchers to measure online audiences have significantly increased over the past five years, which will be a point of emphasis for us moving forward. The rapid expansion of new media is providing market researchers with innovative ways to interact with and study consumer opinions. Many companies now allow consumers to provide ratings, comments and feedback for products online. As more consumers use social networking sites, companies have gained additional means of engaging consumers in conversations about their products and services. The ability to directly converse with clients can improve a company’s understanding of their clientele’s wants and needs. Many industry players have acquired or invested in companies that specialize in new media and related technology. Over the next five years, our management believes that more individuals will turn to new media. Consequently, market research companies that invest in technology to measure and analyze the habits of online clients will be better equipped than those that continue to rely on traditional methods.

We believe the market research industry is also expected to remain strong due to the continued usage of telephone call center infrastructures. According to a 2017 report from the American Association for Public Opinion Research Task Force (the “AAPOR Task Force”) on “The Future of U.S. General Population Telephone Survey Research,” the AAPOR Task Force “anticipates that the telephone will remain an important mode for surveying the general public of the United States for many years to come.” Based on the AAPOR Task Force’s findings and our interactions with our clients, we expect that the majority of government-related research on health, medical, and related fields will continue to require phone research as a major component of the necessary primary research. Additionally, growth in online/panel research is expected to continue to grow as will the use of both online and phone (“Multi-Mode”) research. The ability to use Multi-Mode research helps provide a better picture of individual preferences and market trends as both forms of research provide complementary, yet distinguishable information. Companies like us that provide Multi-Mode research will be able to provide greater value to their clients and will be able to grow alongside the industry.

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The internet has also fragmented demographic markets by enabling people with increasingly specialized interests to interact. According to the Pew Research Center, about 84.0% of adults had internet access at home, work, school or through mobile devices in 2015. Given this expansive audience, market researchers can target specific consumer groups through improved online advertising metrics. By assessing unique page views and click-through rates, advertisers can guarantee that their target market is being reached.

Market Opportunity

We believe companies and government agencies, including our clients, require an increasing amount of data and analytics to set strategy and direct operations. This has resulted in a large market for business information and insight which we believe will continue to grow. Our clients are corporations, government agencies, political pollsters, and the entertainment and hospitality industries. We believe that significant economic, technological, demographic and competitive trends facing consumers and our clients will provide a competitive advantage to our business and enable us to capture a greater share of our significant market opportunity.

The media landscape is dynamic and changing. Consumers are rapidly changing their media consumption patterns. The growing availability of the internet, and the proliferation of new formats and channels such as mobile devices, social networks and other forms of user-generated media have led to an increasingly fragmented consumer base that is more difficult to measure and analyze. In addition, simultaneous usage of more than one screen is becoming a regular aspect of daily consumer media consumption. We have effectively measured and tracked media consumption through numerous cycles in the industry’s evolution—from broadcast to cable, from analog to digital, from offline to online and from live to time-shifted. We believe our distinct ability to provide metrics across social media, online and mobile platforms helps our clients better understand, adapt to and profit from the continued transformation of the global intellectual landscape.

Increasing amounts of consumer information are leading to new marketing approaches. The advent of the internet and other digital platforms has created rapid growth in consumer data that is expected to intensify as more entertainment and commerce are delivered across these platforms. As a result, companies are looking for real-time access to more granular levels of data to understand growth opportunities more quickly and more precisely. This presents a significant opportunity for us to work with companies to effectively manage, integrate and analyze large amounts of information and extract meaningful insights that allow marketers to generate profitable growth.

Consumers are more connected, informed and in control. Today, more than 37% of the world population is an active social media user according to a study conducted by Hootsuite. There are more than 3.8 billion global internet users (52% of the world population), and 4.9 billion unique mobile device users, with 60% of those mobile device users utilizing the internet from their device. In 2016, internet users grew by 10%, or 354 million, and mobile users increased by 5%, or 222 million. Advances in technology have given consumers a greater level of control of when, where and how they consume information and interact with media and brands. They can compare products and prices instantaneously and have new avenues to learn about, engage with and purchase products and services. These shifts in behavior create significant complexities for our clients. Our broad portfolio of information and insights enables our clients to engage consumers with more impact and efficiency, influence consumer purchasing decisions and actively participate in and shape conversations about their brands.

Demographic shifts and changes in spending behavior are altering the consumer landscape. Consumer demographics and related trends are constantly evolving globally, leading to changes in consumer preferences and the relative size and buying power of major consumer groups. Shifts in population size, age, racial composition, family size and relative wealth are causing marketers to continuously re-evaluate and reprioritize their consumer marketing strategies. We track and interpret consumer demographics and psychographics that help enable our clients to engage more effectively with their existing consumers as well as forge new relationships with emerging segments of the population.

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Consumers are looking for greater value. Economic and social trends have spurred consumers to seek greater value in what they buy as exemplified by the rising demand for “private label” (store branded) products. This increased focus on value is causing manufacturers, retailers and media companies to re-evaluate brand positioning, pricing and loyalty. We believe companies will increasingly look to our broad range of consumer purchasing insights and analytics to more precisely and effectively measure consumer behavior and target their products and marketing offers at the right place and at the right price.

Our Growth Strategy

We believe that we are well-positioned for both domestic and international expansion and have a multi-faceted marketing and growth strategy that builds upon the MR2 brand, strong client relationships and the integral role we play in the market research, data-collection and analytical fields. However, our growth strategy is also subject to certain risks. For example, we may be unable to adapt to significant technological changes such as changes in the technology used for data-collection and processing, or we may not be successful in expanding our MR2 Life segment. In addition, consolidation in our clients’ industries may reduce the aggregate demand for our services. While we take all measures toward being a leader in our field and not falling prey to such risks, such risks still exist. See “Risk Factors” on page 19.

By separating the business of Precision Opinion into three separate subsidiaries: (i) Precision Opinion; (ii) Turning Point; and (iii) MR2 Life, we believe we will increase our focus and will drive and diversify revenues and allow for higher profit margins.

Precision Opinion. We plan to acquire and/or start-up an additional 200 CATI stations, consisting of 125 and 75 CATI stations primarily dedicated to the Hispanic and Asian demographics, respectively. These additional CATI stations will be staffed by both bi-lingual Hispanic and Asian research associates. We believe that having bi-lingual research associates will provide us with the flexibility to utilize our research associates on both English-speaking surveys or surveys in the respective in-language. We believe that these new CATI stations will enable us to serve more government and private clients and projects with a niche demographic focus on Hispanic and Asian consumers. Most of the surveys we are engaged to perform include a specific number of surveys completed in-language with the most prevalent request being for Hispanic and then Asian requests, primarily in one or more of the Chinese dialects. Based on a Pew Research study conducted in 2017, the Asian immigrant population in the US grew at 72% and Hispanic immigrant population grew at 60% between 2000 and 2015. This same Pew study forecasted that in the next 50 years, the Asian population will make up 38% of all US immigrants, with Hispanics making up 31% of the population. Our plan to expand our operations to include additional Asian and Hispanic language capacity is based on the current and future estimated demand for bi-lingual surveys from our clients.

We intend to also focus on securing new government contracts primarily within the healthcare sector. The government is the leading source of market research, and includes government agencies within the healthcare and human services sector, such as the CDC and the U.S. Food and Drug Administration (the “FDA”). The market research that we perform for government agencies tends to be large-scale, highly complex and well-disciplined, requiring long-term commitment in both manpower and capital resources, which is the foundation of our business. We believe that we have the acumen and capability required for these kinds of government projects. In addition, both government-related and healthcare-related projects typically offer higher profit margins as compared to other data-collection projects due to privacy issues stemming from possessing medical information and the costs associated with building and maintaining secure data sites, providing project-specific training for our research associates, managing the complexity of data samples, as well as complying with additional reporting requirements.

We are also planning to obtain a General Services Administration (“GSA”) certification and a “moderate” rating certification under the Federal Information Security Management Act of 2002 (“FISMA”). We believe that with both GSA certification and a FISMA “moderate” rating certification, we will able to secure new government contracts by providing us pre-qualification access to current requests for proposals. As there are few data-collection firms with a FISMA “moderate” rating certification due to the expenses involved, we believe that obtaining these certifications will result in a competitive advantage over our competitors.

Turning Point. Given the current state of online market research, and the consolidation of large players, we believe that there is an opportunity for us to grow through strategic acquisitions in our online product line. To achieve this growth, we formed a subsidiary which will focus on providing online services to our existing clients. We intend to use a portion of the net proceeds of this offering for use in R&D to enhance our online platform, and ultimately to enhance demand across all of our facets: virtual online focus groups, chat rooms, panel design, panel building, panel recruitment, survey design & implementation, and panel management and identify acquisitions as appropriate.

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MR2 Life. We are seeking to re-position ourselves in the market as more of a strategic consultant and to pursue strategic acquisitions to complement our business and to offer consulting services to assist clients to not only understand and analyze the data gathered, but also to advise as to how to act upon such data in an effective manner. Through MR2 Life, we intend to continue to develop our product and service portfolio to provide our clients with comprehensive and advanced solutions, including our analytical offerings across all facets of our client base to provide a more comprehensive offering and help our clients think through their most important challenges.

MAi Research. On March 14, 2018, we entered into a non-binding letter of intent to acquire certain assets of Marketing Analysts, LLC d/b/a MAi Research (“MAi Research”) including but not limited to all tangible and intangible assets, goodwill, intellectual property, contracts and client lists but excluding Mai Research’s cash on hand, accounts receivable and known liabilities. The closing of the acquisition is conditioned upon, and is scheduled to close simultaneously with, the closing of this offering. See “Our Growth Strategy – MAi Research Acquisition” on page 58.

Competitive Strengths

We make market research more relevant and the underlying data more actionable by both our clients and other end-users. We believe that the following strengths provide us with a competitive advantage:

●	Client-Centric – Our company culture is client-focused. We develop customized research products and services tailored to our clients’ specific needs, requirements, budgets and timeframe. Because we have more than one dialing platform, we have the ability to work in a multi-mode environment with analytical expertise, and can customize our products and services for our clients.

●	Industry Experience – Our senior management team has extensive experience in market research, data-collection, analytics and consulting. We believe this allows us to deliver quality data, information and advice to our clients within their project specifications.

●	Breadth of Services – Over the years, we have developed expertise in several types of research, data-collection and analytical consulting through a wide spectrum of industries including, but not limited to, the management of political polling projects, large social science or medical studies that require complex methodologies, and online tracking studies for brand awareness and enhancement that take place not just in the United States, but countries from all over the globe.

●	Reputation – We believe our telephonic and online data-collection operations have excellent reputations because we are able to deliver uncompromising data, information and analytics all within our client’s project’s scopes, budget and requirements. In addition, our entire operation has a reputation for delivering on the MR2 Group brand of excellence by creating customized tools, methodologies, reporting, technology and individualized employee training to enhance the work conducted for their projects.

●	Size – Our telephonic data-collection operations have over 650 CATI stations managed by a strong, well-trained and tenured team that is capable of managing multiple large projects simultaneously without compromising our MR2 Group brand of excellence. We believe that we are well-positioned in comparison to our competitors. Specifically, other phone room operators with a smaller number of available CATI stations and a smaller staff size require more resources in order to execute larger projects. We believe we are at an advantage in that we have sufficient resources, management and oversight required to handle multiple large-scale projects at once.

●	Technology – We utilize the latest technological advancements in the research industry in regard to CATI (Computer Assisted Telephonic Interviewing) dialing platforms (VOXCO), to our real-time, proprietarily developed in-house data metrics and project management tools, to our cutting-edge efforts in online data-collection, to our state-of-the-art information technology (“IT”) infrastructure and cyber security, we believe that we have the most advanced technology resources in the industry. In addition, we employ advanced, forward-thinking analysts, web-developers and programmers that are able to enhance our technology in order to increase efficiency, productivity, and quality.

●	Multi-Mode Data-collection – We provide our clients the ability to use several forms of data-collection services from phone, online, interactive voice response (“IVR”), or a combination of all three on their research projects.

●	Multi-Dialing Platform – We offer our clients the flexibility of using two dialing platforms for data-collection, VOXCO and CfMC. We believe this versatility and ability to choose platforms allows us to provide our services to a larger number of clients and other research companies that most of our competitors do not have the luxury of doing.

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Risks Affecting Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary. Some of these risks are:

●	Our success is dependent on the demand of our clients seeking public opinion and market research;

●	Our business is affected by general economic, political and financial conditions, which could adversely affect our results of operations and our ability to sustain revenue growth in the future;

●	A substantial portion of our revenue is derived from the government and a small number of large corporate clients, and the loss of one of these clients would have a material adverse effect on our financial condition;

●	We may not be able to manage our growth effectively and our business, financial condition and operating results may be negatively affected;

●	We operate in a competitive environment and may not be able to retain our current clients or attract new clients due to competition;

●	We may be unable to attract; develop and retain the high performing individuals we need to effectively operate and grow our business;

●	We rely heavily and must compete based upon the flexibility and sophistication of the technologies utilized in performing our core businesses. We may be unable to adapt to significant technological change which could adversely affect our business;

●	Natural or man-made disasters and other similar events may significantly disrupt our business, and negatively impact our business, financial condition and operating results;

●	We may need to secure additional financing. Our inability to raise capital on acceptable terms in the future may cause us to delay, diminish, or curtail certain operational activities, including the expansion of our business operations, research and development activities, sales and marketing, and other operations, in order to reduce costs and sustain the business, and such inability would have a material adverse effect on our business and financial condition;

●	Raising additional capital may cause dilution to our existing stockholders, including purchasers of common stock in this offering or restrict our operations;

●	If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired;

●	Our management team has limited experience managing a public company and ineffective internal controls could impact our business and operating results;

●	Our business could be damaged and subjected to liabilities if there are any cyberattacks trying to disrupt/impede our services to our clients of obtain stored information;

●	Compromises of our data security could cause us to incur unexpected expenses and may materially harm our reputation and operating results;

●	We cannot assure you that we will complete the acquisition of MAi Research.

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For a more detailed discussion of these risks, see “Risk Factors” starting on page 19.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last completed fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise applicable generally to public companies. These reduced reporting requirements include:

●	an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting;

●	an exemption from compliance with any requirement that the Public Company Accounting Oversight Board may adopt regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	an exemption from the requirements to obtain a non-binding advisory vote on executive compensation or a stockholder approval of any golden parachute arrangements;

●	extended transition periods for complying with new or revised accounting standards;

●	being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, in addition to any required unaudited interim financial statements in this prospectus; and

●	reduced disclosures regarding executive compensation in our periodic reports, proxy statements and registration statements, including in this prospectus;

We will remain an emerging growth company until the earliest to occur of: (i) the end of the first fiscal year in which our annual gross revenue is $1.07 billion or more; (ii) the end of the first fiscal year in which we are deemed to be a “large accelerated filer,” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act; (iii) the date on which we have, during the previous three-year period, issued more than $1.00 billion in non-convertible debt securities; and (iv) the end of the fiscal year during which the fifth anniversary of this offering occurs. We may choose to take advantage of some, but not all, of the available benefits under the JOBS Act. We currently intend to take advantage of the exemptions discussed above. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

We are also a “smaller reporting company,” as defined under SEC Regulation S-K. As such, we also are exempt from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and also are subject to less extensive disclosure requirements regarding executive compensation in our periodic reports and proxy statements. We will continue to be deemed a smaller reporting company until our public float exceeds $75 million on the last day of our second fiscal quarter in the preceding fiscal year.

Corporate Information

MR2 Group, Inc. was formed as a holding company in Nevada in 2017 by our current President, James T. Medick. Prior to starting MR2 Group, Mr. Medick had previously founded his original market research and consulting company, MRC Group in 1996 which he sold in 2006. At the request of MRC Group clients in 2007, Medick started his second market research and consulting firm, Precision Opinion, Inc. In 2017, Mr. Medick formed MR2 Group as a holding company for what will be our three operating subsidiaries, one of which is Precision Opinion. Our principal executive offices are located at 101 Convention Center Drive, Plaza 125, Las Vegas, NV 89109. Our telephone number is (702) 483-4000. Our website address is http://www.mr2goup.com/. The references to our website in this prospectus are inactive textual references only. The information on our website is neither incorporated by reference into this prospectus nor intended to be used in connection with this offering.

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THE OFFERING

The following summary of the offering contains basic information about the offering and the common stock and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the common stock, please refer to the section of this prospectus entitled “Description of Capital Stock.”

Common Stock offered by us	shares

Common Stock outstanding before this offering:	shares (1)

Common Stock to be outstanding immediately after this offering:	shares (1)

Offering Price	$ per share

Option to purchase additional shares:	We have granted the underwriters a 45-day option to purchase up to additional shares of our common stock to cover over-allotments, if any.

Use of proceeds:

We expect to receive approximately $        in net proceeds from the sale of our shares offered by us in this offering (approximately $        if the underwriters exercise their over-allotment option in full), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, based on the shares being offered at $        per share, the midpoint of the expected offering range. We intend to use the net proceeds from this offering to finance the expansion of our business, a portion of which may be used to acquire a specific target, and for general working capital purposes.

See “Use of Proceeds” on page 32 for a more complete description of the intended use of proceeds from this offering.

Dividend Policy	While our subsidiary, Precision Opinion, has declared dividends in the past, we do not intend to declare or pay any cash dividend on our common stock following completion of this offering. See “Dividend Policy” for a more complete description of our dividend policy.

Risk Factors:	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 19 of this prospectus before deciding whether or not to invest in our Common Stock.

Proposed Nasdaq Ticker Symbol	We intend to apply to list our common stock on the Nasdaq Capital Market under the symbol “MRMR.” However, no assurance can be given that our application will be approved.

Lock-ups	We and our directors, officers and existing stockholders have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock for a period of twelve (12) months after the date of this prospectus, in the case of our officers and directors, and six (6) months after the date of this prospectus, in the case of any existing stockholder. See “Underwriting” section on page 80.

(1)	Based on shares of common stock issued and outstanding as of April [●], 2018.

Unless otherwise indicated, the information in this prospectus assumes:

●	A public offering price of per share of common stock, the midpoint of the estimated price range set forth on the cover of this prospectus;
●	No exercise by the underwriter of its option to purchase additional shares of common stock to cover over-allotments, if any;
●	No exercise of the underwriter’s warrants; and
●	shares of common stock issued in exchange for the ownership interests in our subsidiaries in the Reorganization.

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SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth our selected condensed consolidated financial data as of the dates and for the years indicated. The selected consolidated financial data for the fiscal years ended December 31, 2017 and 2016 as have been derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus.

The historical results set forth below do not necessarily indicate results expected for any future period, and should be read in conjunction with ‘Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Operations,” and our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

	Fiscal Years Ended December 31,
	2017	2016

Consolidated Statement of Operations Data:
Revenues	$16,317,257	$17,150,618
Operating Expenses
Production costs	10,422,413	9,922,050
Selling, general and administrative	4,788,147	6,449,761
Depreciation and amortization	746,059	523,127
Total Operating Expenses	15,956,619	16,894,938
Operating income	360,638	255,680
Total Other Income (Expense)	(393,877)	734,043
Net Income (Loss)	$(33,239)	$989,723

Basic and Diluted	$(0.51)	$15.13

	As of December 31,
	2017	2016
Consolidated Balance Sheet Data:
Cash	$501,283	$2,153
Receivables	2,332,991	2,533,942
Other assets	5,306,505	5,537,809
Current liabilities	1,252,848	3,055,517
Other liabilities	5,081,987	3,179,203
Stockholders’ equity	$1,805,944	$1,839,183

(1)	As adjusted to reflect the receipt of the net proceeds of the offering.

(2)	A $1.00 increase or decrease in the assumed public offering price per share would increase or decrease our cash, total current assets, total assets and total stockholders’ equity by approximately $ million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us.

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RISK FACTORS

An investment in the Company’s common stock involves a high degree of risk. In determining whether to purchase the Company’s common stock, an investor should carefully consider all of the material risks described below, together with the other information contained in this report. An investor should only purchase the Company’s securities if he or she can afford to suffer the loss of his or her entire investment.

General Business Risks

Seasonal fluctuations in research activity could adversely affect our operational and financial performance.

Our historic operating results have fluctuated, and our future operating results may vary significantly from quarter to quarter due to a variety of factors, many of which are beyond our control. Period-to-period comparisons of our operating results should not be relied upon as an indication of our future performance.

We expect our revenue, operating results, cash flows from operations and other key operating and performance metrics to vary from quarter to quarter in part due to the seasonal nature of research spending. For example, many clients tend to devote a significant portion of their research budgets to the fourth quarter of the calendar year and to reduce spending in the first quarter of the calendar year. Seasonality could have a material impact on our revenue, operating results, cash flow from operations and other key operating and performance metrics from period to period.

Our success is dependent on the demand of our clients seeking public opinion and market research.

Should our existing clients or potential new clients decide to either reduce or eliminate their need for our services, our business performance would be directly impacted, and if we could not replace that business with new sources of revenue, we may be unable to execute our business plan. Public opinion and market research trends relating to consumer preferences or distastes of products or political candidates, for example, tend to be key considerations for a number of companies, entities and organizations. Once these considerations are not sought, demand will likely decline, which may impact our business operations.

We may need to secure additional financing. Our inability to raise capital on acceptable terms in the future may cause us to delay, diminish, or curtail certain operational activities, including the expansion of our business operations, research and development activities, sales and marketing, and other operations, in order to reduce costs and sustain the business, and such inability would have a material adverse effect on our business and financial condition.

While we believe that our current funds coupled with the proceeds from this offering will be sufficient to fund our operations for at least the next twelve months, we anticipate that we may require additional funds for our operations in the future. If we are not successful in securing additional financing when needed, we may be unable to execute our business strategy, which could result in curtailment of our operations.

Our ability to raise additional capital is uncertain and dependent on numerous factors beyond our control including, but not limited to, economic conditions and availability or lack of availability of credit. We currently do not have any committed additional source of funds.

If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things:

●	continue to expand our development, sales and marketing teams;
●	acquire complementary technologies, products or businesses;
●	if determined to be appropriate, expand our global operations;
●	hire, train and retain employees; and
●	respond to competitive pressures or unanticipated working capital requirements.

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Raising additional capital may cause dilution to our existing stockholders, including purchasers of common stock in this offering or restrict our operations.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, then-existing stockholders’ interests may be materially diluted, and the terms of such securities could include liquidation or other preferences that adversely affect their rights as common stockholders. Debt financing and preferred equity financing, if available, may involve agreements that include restrictive covenants that limit our ability to take specified actions, such as incurring additional debt, or making necessary capital expenditures to grow our business.

A substantial portion of our revenue is derived from the government and a small number of large corporate and non-profit clients, and the loss of one of these clients would have a material adverse effect on our financial condition

Our client base is concentrated with our top five clients representing 84.6% in 2017 and 88.8% in 2016. For 2017, government related contracts represented approximately 66% of our revenues. If we were to lose one or more of our significant clients or experience a decrease in government-related work, our revenue may significantly decline. In addition, revenue from significant clients may vary from period-to-period depending on the timing or volume of projects. The loss of one or more of our significant customers could adversely affect our business, results of operations and financial conditions.

Our business is affected by general economic, political and financial conditions, which may adversely affect our results of operations and our ability to sustain revenue growth in the future.

Our business is sensitive to general economic conditions. Slower economic growth, volatility in the credit markets, high levels of unemployment, and other challenges that affect the economy adversely could affect us and our clients and suppliers. If growth in the economy or in any of the markets we serve slows for a significant period, if there is a significant deterioration in the economy or such markets or if improvements in the economy do not benefit the markets we serve, our business and results of operations could be adversely affected.

Consolidation in the consumer-packaged goods, media, entertainment, telecommunications and technology industries could put pressure on the pricing of our products and services, thereby leading to decreased earnings.

Consolidation in the consumer-packaged goods, media, entertainment, telecommunications and technology industries which we serve could reduce aggregate demand for our products and services in the future and could limit the amounts we earn for our products and services. When companies merge, the products and services they previously purchased separately are often purchased by the combined entity in the aggregate in a lesser quantity than before, leading to volume compression and loss of revenue. While we attempt to mitigate the revenue impact of any consolidation by expanding our range of products and services, there can be no assurance as to the degree to which we will be able to do so as industry consolidation continues, which could adversely affect our business, financial position and results of operations.

Our reputation and ability to do business may be negatively impacted by the improper conduct by our business partners, employees or agents.

We cannot provide assurance that our internal controls and compliance systems will always protect us from acts committed by our employees, agents or business partners in violation of U.S. federal or state laws. Any improper acts or allegations could damage our reputation and subject us to civil or criminal investigations and related stockholder lawsuits, could lead to substantial civil and criminal monetary and non-monetary penalties, and could cause us to incur significant legal and investigatory fees.

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We rely heavily and must compete based upon the flexibility and sophistication of the technologies utilized in performing our core businesses. We may be unable to adapt to significant technological change which could adversely affect our business.

We operate in businesses that require sophisticated data-collection, processing systems, software and other technology. Some of the technologies supporting the industries we serve are changing rapidly. We will be required to adapt to changing technologies, either by developing and marketing new products and services or by enhancing our existing products and services, to meet client demand.

Moreover, the introduction of new products and services embodying new technologies and the emergence of new industry standards could render existing products and services obsolete. Our continued success will depend on our ability to adapt to changing technologies, manage and process ever-increasing amounts of data and information and improve the performance, features and reliability of our existing products and services in response to changing client and industry demands. We may experience difficulties that could delay or prevent the successful design, development, testing, introduction or marketing of our products and services. New products and services, or enhancements to existing products and services, may not adequately meet the requirements of current and prospective clients or achieve any degree of significant market acceptance.

If we do not effectively manage changes in our business, these changes could place a significant strain on our management and operations.

Our ability to grow successfully requires that we have an effective planning and management process. The expansion and growth of our business could place a significant strain on our management systems, infrastructure and other resources. To manage our growth successfully, we must continue to improve and expand our systems and infrastructure in a timely and efficient manner. Our controls, systems, procedures and resources may not be adequate to support a changing and growing company. If our management fails to respond effectively to changes and growth in our business, including acquisitions, this could have a material adverse effect on the Company’s business, financial condition, results of operations and future prospects.

Our business is affected by general economic, political and financial conditions, which could adversely affect our results of operations and our ability to sustain revenue growth in the future.

General worldwide economic conditions have experienced significant instability in recent years. These conditions make it extremely difficult for us to accurately forecast and plan future business activities and could cause our clients to reduce or delay their research spending. Historically, economic downturns have resulted in overall reductions in research spending. If macroeconomic conditions deteriorate or are characterized by uncertainty or volatility, our clients may curtail or freeze spending on research in general and for services such as ours specifically.

We may not be able to manage our growth effectively and our business, financial condition and operating results may be negatively affected.

To manage our planned growth effectively, we must continue to improve and expand our infrastructure, including our IT, financial and administrative systems and controls.

We must also continue to manage our employees, operations, finances, research and development and capital investments efficiently. Our productivity and the quality of our services may be adversely affected if we do not integrate and train our new employees quickly and effectively. As we continue our growth, we will incur additional expenses, and our growth may continue to place a strain on our resources, infrastructure and ability to maintain the quality of our services. If we do not adapt to meet these evolving challenges, or if the current and future members of our management team do not effectively manage our growth, the quality of our products and services may suffer, and our corporate culture may be harmed. Failure to manage our future growth effectively could cause our business to suffer, which, in turn, could have had an adverse impact on our business, financial condition and operating results.

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Our corporate culture has contributed to our success, and if we cannot maintain it as we grow, we could lose the innovation, creativity and teamwork fostered by our culture, and our business may be harmed.

We intend to further expand our overall headcount and operations, with no assurance that we will be able to do so while effectively maintaining our corporate culture. We believe our corporate culture is one of our fundamental strengths as it enables us to attract and retain top talent and deliver superior results for our clients. As we grow and change, we may find it difficult to preserve our corporate culture, which could reduce our ability to innovate and operate effectively. In turn, the failure to preserve our culture could negatively affect our ability to attract, recruit, integrate and retain employees, continue to perform at current levels and effectively execute our business strategy.

Our business could be damaged and subjected to liabilities if there are any cyberattacks trying to disrupt/impede our services to our clients of obtain stored information.

Our brand, reputation and ability to retain and service our clients is dependent on the reliable performance of our dialing platforms. In the event of a breach of our dialing platform(s) our business could be negatively impacted.

We store limited information required to deliver our services to our clients, including but not limited to respondent name, telephone number, geographic subdivision smaller than a state, street address, city, county, precinct, zip code, and their equivalent geocodes, date of birth, medical record numbers, social security numbers and/or email addresses and other data relating to individuals, such as our clients and employees.

If this data were to be compromised and/or exposed, our business could suffer due to the loss of clients. We could also suffer financial liabilities due to stored information being disseminated to unauthorized third parties.

To mitigate any potential risk to a cyberattack we adhere to The Health Insurance Portability and Accountability Act (“HIPAA”) security protocols along with maintaining system security controls. Our system security controls include, but are not limited to redundancies of multiple systems, change control, encryption protocols, systems monitoring, least minimum required permissions for users to complete tasks and properly destroying personal information at the end of data collection. While we believe these security controls make the chance of a cyber-attack less likely there can be no assurance that they will eliminate such risk.

Compromises of our data security could cause us to incur unexpected expenses and may materially harm our reputation and operating results.

In the ordinary course of our business, we store limited information required to deliver our services to our clients, including but not limited to respondent name, telephone number, geographic subdivision smaller than a state, street address, city, county, precinct, zip code, and their equivalent geocodes, date of birth, medical record numbers, social security numbers and/or email addresses and other data relating to individuals, such as our clients and employees. We rely substantially on commercially available systems, software, tools and monitoring to provide security for our processing, transmission and storage of information and other confidential information. There can be no assurance, however, that we will not suffer a data compromise, that hackers or other unauthorized parties will not gain access to personal information or other data, or confidential business information or that any such data compromise or access will be discovered in a timely fashion. The techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not identified until they are launched against a target, and we and our vendors may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, our employees, contractors, vendors or other third parties with whom we do business may attempt to circumvent security measures in order to misappropriate such personal information, confidential information or other data, or may inadvertently release or compromise such data. Compromise of our data security or of third parties with whom we do business, failure to prevent or mitigate the loss of personal or business information and delays in detecting or providing prompt notice of any such compromise or loss could disrupt our operations, damage our reputation and subject us to litigation, or other additional costs and liabilities that could adversely affect our business, financial condition and operating results.

To mitigate any potential risk to a cyberattack we adhere to HIPAA security protocols along with maintaining system security controls. Our system security controls include, but is not limited to redundancies of multiple systems, change control, encryption protocols, systems monitoring, least minimum required permissions for users to complete tasks and properly destroying personal information at the end of data collection. To mitigate any financial exposure to a potential, cyberattack, we carry an insurance policy that includes cyberattack coverage subject to certain conditions, terms, limitations and actual coverage amount. However, there can be no assurance that the insurance coverage that we maintain will be adequate to cover any such resulting liability, which could materially harm our reputation and operating results.

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We are dependent on the continued services and performance of our senior management and other key personnel, the loss of any of whom could adversely affect our business.

Our future success depends in large part on the continued contributions of our senior management and other key personnel, including our founder and President, James T. Medick. The leadership of key management personnel is critical to the successful management of our company, the development of our solutions and our strategic direction. The loss of any of our key management personnel could significantly delay or prevent the achievement of our development and strategic objectives and adversely affect our business.

We may be unable to attract; develop and retain the high performing individuals we need to effectively operate and grow our business.

Our future success depends in part on our ability to identify, attract, integrate and retain highly skilled technical, managerial, sales and other personnel. We face intense competition for qualified individuals from numerous other companies, including other market research companies and non-profit organizations, many of whom have greater financial and other resources than we do. These companies may also be perceived as providing more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates than those we have to offer. In addition, new hires require significant training, and in many cases, take significant time before they achieve full productivity. Moreover, new employees may not be or become as productive as we expect, as we may face challenges in adequately or appropriately integrating them into our workforce and culture. In addition, as we move into new geographies, we will need to attract and recruit skilled personnel in those areas.

If we do not effectively grow and train our client services team, we may be unable to add new clients or increase sales to our existing clients and our business will be adversely affected.

We continue to be substantially dependent on our client services team to obtain new clients and to drive sales with respect to our existing clients. Further, we believe that there is, and will continue to be, significant competition for client services personnel to support or growth. New hires require significant training and it may take significant time before they achieve full productivity. Our recent hires and planned hires may not become productive as quickly as we expect, and we may unable to hire or retain sufficient numbers of qualified individuals in the markets where we do business or plan to do business. If we are unable to hire and train sufficient numbers of effective client services personnel, our business will be adversely affected.

Our operations and properties may be uninsured or underinsured and failure to maintain adequate insurance may result in a default under our debt instruments.

We carry various insurance policies to cover our properties and operational hazards, including industrial, road traffic or transportation accidents that could potentially result in injury or fatality to employees, contractors or the public with policy specifications and insured limits that we believe are customarily carried for similar properties and operating activities. However, potential losses of a catastrophic nature such as those arising from floods, earthquakes, terrorism or other similar catastrophic events, as well as certain operating liabilities, particularly with respect to our data security, may be either uninsurable, or, in our judgment, not insurable on a financially reasonable basis or may be subject to larger excesses. If an uninsured loss occurs, we could be subject to material liability or lose both our invested capital in and anticipated profits from the affected property or assets.

Natural or man-made disasters and other similar events may significantly disrupt our business, and negatively impact our business, financial condition and operating results.

A significant portion of our employee base, operations and infrastructure are centralized in Las Vegas, Nevada. Our facilities may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, tornadoes, hurricanes, wildfires, floods, nuclear disasters, acts of terrorism or other criminal activities, infectious disease outbreaks and power outages, which may render it difficult or impossible for us to operate our business for some period. Our facilities would likely be costly to repair or replace, and any such efforts would likely require substantial time. Any disruptions in our operations could negatively impact our business, financial condition and operating results, and harm our reputation. In addition, we may not carry sufficient business insurance to compensate for losses that may occur. Any such losses or damages could have a material adverse effect on our business, financial condition and operating results.

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Data protection laws may restrict our activities and increase our costs.

Various statutes and rules regulate conduct in areas such as privacy and data protection which may affect our collection, use, storage and transfer of personally identifiable information both abroad and in the United States. Compliance with these laws may require us to make certain investments or may dictate that we not offer certain types of products and services or only offer such services or products after making necessary modifications. Failure to comply with these laws may result in, among other things, civil and criminal liability, negative publicity, data being blocked from use and liability under contractual warranties. In addition, there is an increasing public concern regarding data and consumer protection issues, and the number of jurisdictions with data protection laws has been slowly increasing. There is also the possibility that the scope of existing privacy laws may be expanded. For example, several countries including the United States have regulations that restrict telemarketing to individuals who request to be included on a do-not-call list. Typically, these regulations target sales activity and do not apply to survey research. If the laws were extended to include survey research, our ability to recruit research participants could be adversely affected. These or future initiatives may adversely affect our ability to generate or assemble data or to develop or market current or future products or services, which could negatively impact our business.

Our acquisitions may not achieve expectations, which could affect our profitability.

We have acquired and may acquire companies and operations that extend or complement our existing business. These transactions involve numerous business risks, including finding suitable transaction partners, the diversion of management’s attention from other business concerns, extending our product or service offerings into areas in which we have limited experience, entering into new geographic markets, the potential loss of key employees or business relationships and the integration of acquired businesses, any of which could adversely impact our business, financial condition or results of operations.

●	An acquisition may negatively affect our business, financial condition, operating results or cash flows because it may require us to incur charges or assume substantial debt or other liabilities, may cause adverse tax consequences or unfavorable accounting treatment, may expose us to claims and disputes by third parties, including intellectual property claims and disputes, or may not generate sufficient financial return to offset additional costs and expenses related to the acquisition;
●	We may encounter difficulties or unforeseen expenditures in integrating the business, technologies, products, personnel or operations of any company that we acquire, particularly if key personnel of the acquired company decide not to work for us;
●	An acquisition, whether or not consummated, may disrupt our ongoing business, divert resources, increase our expenses and distract our management
●	An acquisition may result in a delay or reduction of purchases for both us and the company that we acquired due to uncertainty about continuity and effectiveness of solution from either company;
●	An acquisition may involve the entry into geographic or business markets in which we have little or no prior experience or where competitors have stronger market positions;
●	Challenges inherent in effectively managing an increased number of employees in diverse locations;
●	The potential strain on our financial and managerial controls and reporting systems and procedures;
●	Potential known and unknown liabilities associated with an acquired company;
●	Our use of cash to pay for acquisitions could limit other potential uses for our cash;
●	The risk of impairment charges related to potential write-downs of acquired assets or goodwill in future acquisitions; and
●	To the extent that we issue a significant amount of equity or convertible debt securities relating to future acquisitions, existing stockholders may be diluted and earnings per share may decrease.

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We may not succeed in addressing these or other risks or any other problems encountered relating to the integration of any acquired business, the inability to integrate successfully the business, technologies, products, personnel or operations of any acquired business, or any significant delay in achieving integration, could have a material adverse effect on our business, financial condition and operating results.

We may be adversely affected by risks associated with potential acquisitions, such as MAi Research, including execution risks, failure to realize anticipated transaction benefits, and failure to overcome integration risks, which could adversely affect our growth and profitability.

We plan to continue to grow our business organically, including through the acquisition of MAi Research. While we plan to complete the acquisition concurrently upon completion of this offering, there can be no assurance that we will be successful in completing this offering and thus closing the acquisition. In the event that we do pursue further acquisitions, we may have difficulty executing on such acquisitions and may not realize the anticipated benefits of any transaction we complete. Any of the foregoing matters could materially and adversely affect us.

We may not be able to successfully integrate our business with the business of MAi Research, and we may not be able to achieve the anticipated strategic benefits from our acquisition of MAi Research.

If we complete the acquisition, the integration of MAi Research will likely be a time-consuming process. The integration process will likely require substantial management time and attention, which may divert attention and resources from other important areas, including our existing business. In addition, we may not be able to fully realize the anticipated strategic benefits of the acquisition, which includes a complementary business. The failure to successfully integrate the combined operations, including retention of key employees, could impact our ability to realize the full benefits of our acquisition of MAi Research. If we are not able to achieve the anticipated strategic benefits of the acquisition, it could adversely affect our business, financial condition and results of operations, and could adversely affect the market price of our common stock if the integration or the anticipated financial and strategic benefits of the acquisition are not realized as rapidly as, or to the extent anticipated by us. Failure to achieve the anticipated benefits could result in increased costs and decreases in future revenue and/or net income following the acquisition.

Our future results will depend on our ability to continue to focus our resources, maintain our business structure and manage costs effectively.

We are continually implementing productivity measures and focusing on measures intended to further improve cost efficiency. We may be unable to realize all expected cost savings in connection with these efforts within the expected time frame, or at all, and we may incur additional and/or unexpected costs to realize them. Further, we may not be able to sustain any achieved savings in the future. Future results will depend on the success of these efforts.

Under some of our contracts our fees are predetermined, should we be unable to control costs, we may incur losses, which could decrease our operating margins and significantly reduce or eliminate our profits. Our future profitability will depend on our ability to manage costs or increase productivity. An inability to effectively manage costs may adversely impact our business, financial condition or results of operations.

Our management team has limited experience managing a public company and ineffective internal controls could impact our business and operating results.

Most members of our management team have limited experience managing a publicly-traded company, interacting with public company investors, and complying with the complex and ever-changing laws, rules, regulations and pronouncements pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition, and operating results.

U.S. federal income tax reform could adversely affect us.

On December 22, 2017, President Trump signed into law H.R. 1, originally known as the “Tax Cuts and Jobs Act,” which legislation significantly reforms the Internal Revenue Code of 1986, as amended. The new legislation, among other things, includes changes to U.S. federal tax rates, imposes significant additional limitations on the deductibility of interest, allows for the expensing of capital expenditures, and puts into effect the migration from a “worldwide” system of taxation to a territorial system. We do not expect tax reform to have a material impact to our projection of minimal cash taxes or to our net operating losses (“NOL”). Our net deferred tax assets and liabilities will be revalued at the newly enacted U.S. corporate rate, and the impact will be recognized in our tax expense in the year of enactment. We continue to examine the impact this tax reform legislation may have on our business. The impact of this tax reform on holders of our common shares is uncertain and could be adverse. This prospectus does not discuss any such tax legislation or the manner in which it might affect purchasers of our common stock. We urge our stockholders to consult with their own legal and tax advisors with respect to any such legislation and the potential tax consequences of investing in our common stock.

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Risks Related to Our Common Stock

The initial public offering price of our common stock may not be indicative of the market price of our common stock after this offering. In addition, an active, liquid and orderly trading market for our common stock may not develop or be maintained and our stock price may be volatile.

Prior to this offering, our common stock was not traded on any market. An active, liquid and orderly trading market for our common stock may not develop or be maintained after this offering. Active, liquid and orderly trading markets usually result in less price volatility and more efficiency in carrying out investors’ purchase and sale orders. The market price of our common stock could vary significantly as a result of a number of factors, some of which are beyond our control. In the event of a drop in the market price of our common stock, you could lose a substantial part or all of your investment in our common stock. The initial public offering price will be negotiated between us and the underwriters, based on numerous factors which we discuss in “Underwriting” on page 80, and may not be indicative of the market price of our common stock after this offering. Consequently, you may not be able to sell shares of our common stock at prices equal to or greater than the price paid by you in this offering.

The following factors could affect our stock price:

●	our operating and financial performance;

●	quarterly variations in our revenue stream along with variations in the rate of growth of our financial indicators, such as net income per share, net income and revenues;

●	the public reaction to our press releases, our other public announcements and our filings with the SEC;

●	strategic actions by our competitors;

●	changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

●	speculation in the press or investment community;

●	the failure of research analysts to cover our common stock;

●	sales of our common stock by us or other shareholders, or the perception that such sales may occur;

●	changes in accounting principles, policies, guidance, interpretations or standards;

●	additions or departures of key management personnel;

●	actions by our shareholders;

●	domestic and international economic, legal and regulatory factors unrelated to our performance; and

●	the realization of any risks describes under this “Risk Factors” section.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our business, operating results and financial condition.

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The price of our common stock may fluctuate significantly, and you could lose all or part of your investment.

Volatility in the market price of our common stock may prevent you from being able to sell your shares of common stock at or above the price you paid for them. In addition to the risks described in this “Risk Factors” section, the market price for our common stock could fluctuate significantly for various reasons, including:

●	our operating and financial performance and prospects;

●	our ability to retain existing clients and obtain new clients;

●	changes in demand for our products and services;

●	our quarterly or annual revenue and earnings or those of other companies in our industry;

●	changes in earnings estimates or recommendations by securities analysts, if any, or termination of coverage of our common stock by securities analysts;

●	our failure to meet estimates or forecasts made by securities analysts, if any;

●	conditions that impact demand for our products and services;

●	future announcements concerning our business or our competitors’ businesses;

●	the public’s reaction to our press releases, other public announcements and filings with the SEC;

●	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

●	strategic actions by us or our competitors, such as acquisitions or restructurings;

●	changes in government and environmental regulation;

●	changes in accounting standards, policies, guidance, interpretations or principles;

●	arrival and departure of key personnel;

●	the number of shares to be publicly traded after this offering;

●	sales of common stock by us, members of our management team or any other party;

●	adverse resolution of new or pending litigation against us; and

●	changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies. The changes frequently appear to occur without regard to the operating performance of the affected companies. Hence, the price of our common stock could fluctuate based upon factors that have little or nothing to do with the Company and these fluctuations may adversely impact prevailing market prices for our common stock.

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Our stock price may be volatile, and you may lose some or all of your investment.

The initial public offering price for the shares of our common stock will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of the market price of our common stock following this offering. The market price of our common stock may be highly volatile and may fluctuate substantially because of a variety of factors, some of which are related in complex ways, including:

●	actual or anticipated fluctuations in our financial condition and operating results;
●	variance in our financial performance from expectations of securities analysts or investors;
●	changes in the prices of our services;
●	changes in laws or regulations applicable to our services;
●	trading volume of our common stock;
●	changes in the anticipated future size and growth rate of our market; and
●	general economic, regulatory and market conditions.

We may invest or spend the proceeds of this offering in ways in which you may not agree or in ways which may not yield a return.

We intend to use the net proceeds to finance the expansion of our business and for working capital purposes, which may include the acquisition of complementary businesses focused on analytics/consulting or the online collection of data and the acquisition and/or start-up of additional CATI stations (125 CATI stations dedicated to Hispanic demographics and 75 dedicated to Asian demographics). In addition, we plan to allocate funds to upgrade our systems to obtain a FISMA “moderate” rating. We do not have any agreements in place with any acquisition candidates as of the date of this prospectus.

Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used effectively. The net proceeds may be invested with a view towards long-term benefits for our stockholders and this may not increase our operating results or market value. The failure by our management to apply these funds effectively may adversely affect the return on your investment.

We have no plans to pay regular dividends on our common stock, so you may not receive funds without selling your common stock.

Although our subsidiary, Precision Opinion has declared dividends in the past, we have no plans to pay regular dividends on our common stock. Any declaration and payment of future dividends to holders of our common stock may be limited by restrictive covenants of our debt agreements, will be at the sole discretion of our Board of Directors and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our Board of Directors deems relevant. See “Dividend Policy.”

Future sales or the possibility of future sales of a substantial amount of our common stock may depress the price of shares of our common stock.

Future sales or the availability for sale of substantial amounts of our common stock in the public market could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through future sales of equity securities.

Upon consummation of this offering,            shares will be outstanding. This number includes shares that we are selling in this offering, which will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”), subject to the terms of the lock-up agreements. The remaining           shares of our common stock outstanding, including the shares of common stock owned by our directors, executive officers and any other existing stockholder, will be subject to holding requirements under the federal securities laws described in “Shares Eligible for Future Sale” and subject to the lock-up agreements between such current stockholders and the underwriters. Pursuant to the lock-up agreements, we, each of our executive officers and directors and our existing stockholders have agreed, subject to certain exceptions, with the underwriters not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities without the prior written consent of the underwriter during the period from the date of this prospectus continuing through the date that is twelve (12) months after the date of this prospectus in the case of our directors and officers and six (6) months in the case of any other existing stockholder. See “Underwriting” on page 80. Following the expiration of the applicable lock-up period, all of these shares of our common stock will be eligible for resale under Rule 144 or Rule 701 of the Securities Act, subject to volume limitations and applicable holding period requirements. See “Shares Eligible for Future Sale” for a discussion of the shares of our common stock that may be sold into the public market in the future.

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You will suffer immediate and substantial dilution in the net tangible book value of the common stock you purchase.

Prior investors have paid substantially less per share than the price per share in this offering. The initial offering price is substantially higher than the net tangible book value per share of the outstanding common stock immediately after this offering. Accordingly, based on our net tangible book value as of September 30, 2017, assuming an initial public offering price of $          per share (the midpoint of the price range set forth on the cover page of this prospectus), we expect that purchasers of common stock in this offering will experience immediate and substantial dilution of approximately $        per share. See “Dilution.”

The requirements of being a public company, including compliance with the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the requirements of the Sarbanes-Oxley Act, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company, we will need to comply with new laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act of 2002, related regulations of the SEC and the requirements of Nasdaq, with which we are not required to comply as a private company. Complying with these statutes, regulations and requirements will occupy a significant amount of time of our board of directors and management and will significantly increase our costs and expenses. We will need to:

●	institute a more comprehensive compliance function;

●	comply with rules promulgated by Nasdaq;

●	continue to prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;

●	design and implement additional internal controls over financial reporting;

●	establish new internal policies, such as those relating to insider trading; and

●	involve and retain to a greater degree outside counsel and accountants in the above activities.

Furthermore, while we generally must comply with Section 404 of the Sarbanes Oxley Act of 2002 for our fiscal year ending December 31, 2018, we are not required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until our first annual report subsequent to our ceasing to be an “emerging growth company” within the meaning of Section 2(a)(19) of the Securities Act. Accordingly, we may not be required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until as late as our annual report for the fiscal year ending December 31, 2022. Once it is required to do so, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied that the internal controls over financial reporting was maintained in all material respects. Compliance with these requirements may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

In addition, we expect that being a public company subject to these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

In April 2012, the JOBS Act was signed into law. We are classified as an “emerging growth company” under the JOBS Act. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things, (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, (ii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (iii) provide certain disclosure regarding executive compensation required of larger public companies or (iv) hold nonbinding advisory votes on executive compensation. We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.07 billion of revenues in a fiscal year, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.00 billion of non-convertible debt over a three-year period.

We have elected to take advantage of the reduced disclosure requirements set forth above and may elect to take advantage of these exemptions for so long as we remain an emerging growth company. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to use the extended transition period for complying with new or revised accounting standards; and as a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates. If some investors find our common stock to be less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

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In making your investment decision, you should understand that we and the underwriters have not authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus before investing in our company. We may receive media coverage regarding our company, including coverage that is not directly attributable to statements made by our officers, directors or employees, that incorrectly reports on statements made by such persons, or that is misleading as a result of omitting information provided by such persons. We and the underwriters have not authorized any other party to provide you with information concerning us or this offering other than as set forth in this prospectus, and you should not rely on this information in making an investment decision.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the rules and regulations of the applicable listing standards of The NASDAQ Stock Market. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming, and costly, and place significant strain on our personnel, systems, and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the Securities and Exchange Commission, or SEC, is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Our internal control over financial reporting may not prevent or detect misstatements because of its inherent limitations, including the possibility of human error, the circumvention or overriding of controls or fraud. Even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. If we fail to maintain the adequacy of our internal controls, including any failure to implement required new or improved controls, or if we experience difficulties in their implementation, our business and results of operations could be harmed, and we could fail to meet our financial reporting obligations, which could adversely impact our business, financial condition or results of operations.

Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on The NASDAQ Stock Market. We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business and operating results and could cause a decline in the price of our common stock.

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We will incur increased costs as a result of operating a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.

As a public company, and particularly after we are no longer an “emerging growth company,” we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel will need to devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance, which could make it more difficult for us to attract and retain qualified members of our board of directors. We cannot predict or estimate the amount of additional costs we will incur as a public company or the timing of such costs.

If securities analysts do not publish research or reports about our company, or if they publish unfavorable commentary about us or our industry or downgrade our common stock, the price of our common stock could decline.

The trading market for our common stock will depend in part on the research and reports that third-party securities analysts publish about our company and our industry. One or more analysts could downgrade our common stock or issue other negative commentary about our company or our industry. In addition, we may be unable or slow to attract research coverage. Alternatively, if one or more of these analysts cease coverage of our company, we could lose visibility in the market. As a result of one or more of these factors, the trading price of our common stock could decline.

Our bylaws designate the District Courts of Nevada as the exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, and therefore limit our stockholders’ ability to choose a forum for disputes with us or our directors, officers, employees or agents.

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, a state or federal court located within the State of Nevada shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim for breach of a fiduciary duty owned by any director, officer or other employee of the Company or the Company’s stockholders, (iii) any actions asserting a claim arising pursuant to any provision of the Nevada Revised Statutes, our articles of incorporation or our bylaws, in each case as amended, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such court having personal jurisdiction over the indispensable parties named as defendants therein. Our bylaws further provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the foregoing provision.

We believe the choice-of-forum provision in our bylaws will help provide for the orderly, efficient and cost-effective resolution of Nevada-law issues affecting us by designating courts located in the State of Nevada (our state of incorporation) as the exclusive forum for cases involving such issues. However, this provision may limit a stockholder’s ability to bring a claim in a judicial forum that it believes to be favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents. While there is no Nevada case law addressing the enforceability of this type of provision, Nevada courts have on prior occasion found persuasive authority in Delaware case law in the absence of Nevada statutory or case law specifically addressing an issue of corporate law. The Court of Chancery of the State of Delaware ruled in June 2013 that choice-of-forum provisions of a type similar to those included in our bylaws are not facially invalid under corporate law and constitute valid and enforceable contractual forum selection clauses. However, if a court were to find the choice-of-forum provision in our bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement except where applicable law requires us to update these statements. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information.

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USE OF PROCEEDS

We expect the net proceeds from this offering to be approximately $         million, assuming an initial public offering price of $           per share (the midpoint of the price range set forth on the cover page of this prospectus) and after deducting estimated underwriting discounts and commissions and estimated offering expenses of approximately $         million, in the aggregate.

We intend to use the net proceeds to finance the expansion of our business and for working capital purposes, which may include the acquisition of complementary businesses focused on analytics/consulting and online and the acquisition and/or start-up of additional CATI stations (125 CATI stations dedicated to Hispanic demographics and 75 dedicated to Asian demographics). In addition, we plan to allocate funds to upgrade systems to obtain a FISMA “moderate” rating certification, which we estimate to be a total of $400,000. We also intend to allocate a portion of net proceeds from this offering towards obtaining our GSA certificate, which we estimate to be a total of $100,000.

We intend to use a portion of the net proceeds towards the purchase price of the MAi Research acquisition, which we estimate to be approximately $3.5 million. See “Our Growth Strategy – MAi Research Acquisition” on page 58. Further, we intend to allocate a portion of the net proceeds to hire additional key personnel in the areas of accounting and finance to our management team to help ensure our compliance with all SEC rules and regulations, and the remaining proceeds, if any, will be used as our working capital.

A $1.00 increase or decrease in the assumed initial public offering price of $           per share would cause the net proceeds from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses, received by us to increase or decrease, respectively, by approximately $          million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus remains the same. If the proceeds increase due to a higher initial public offering price or due to the issuance of additional shares, we would use the additional net proceeds for general corporate purposes. If the proceeds decrease due to a lower initial public offering price or a decrease in the number of shares issued, then we would reduce by a corresponding amount the net proceeds directed to capital expenditures.

We will pay all of our own expenses and certain expenses of the underwriters related to this offering. See “Underwriting” on page 80.

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DIVIDEND POLICY

We, through our subsidiary, Precision Opinion, have declared and paid cash dividends on our common stock as set forth below:

Year	Dividend Amount
2016	$200,000
2017	$-

Following completion of this offering, we do not intend to declare or pay any cash dividend on our common stock. We intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors considers significant.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents as of December 31, 2017:

●	on an actual basis; and

●	on an adjusted basis after giving effect to the sale of shares of our common stock in this offering at an assumed initial offering price of $ per share (which is the midpoint of the range set forth on the cover of this prospectus).

You should read the following table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus

	As of December 31, 2017
	Actual	Pro Forma (1)	Pro Forma As Adjusted (2)
Cash	$501,283	$501,283
Long-Term Debt	5,081,987	5,081,987
Member’s/Stockholders’ equity:
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, none outstanding
Common stock, par value $0.001 per share, 74,000,000 shares authorized, 65,414 shares outstanding	65	65
Additional paid-in capital	646,633	1,805,879
Retained Earnings	1,159,246	-
Total stockholder’s equity	1,805,944	1,805,944
Total capitalization	$6,887,931	$6,887,931

The information presented above is based on the number of shares of our common stock outstanding as of December 31, 2017.

(1) The pro forma information presented is reflective of SAB Topic 4.B, S Corporations, as if our S-Corporation revocation were effective December 31, 2017, whereby undistributed earnings (retained earnings) are included in the financial statements as additional paid-in capital.

(2) The pro forma as adjusted information presented is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. A $1.00 increase (decrease) in the assumed initial public offering price of $           per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity, and total capitalization by approximately $          million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions. Similarly, each increase (decrease) of one million shares in the number of shares offered by us would increase (decrease) our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity, and total capitalization by approximately $           million, assuming that the assumed initial public offering price, which is the midpoint of the price range set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions. If the underwriters’ option to purchase additional shares is exercised in full, the pro forma as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity, and total capitalization would increase by approximately $        million, after deducting the estimated underwriting discounts and commissions, and we would have           shares of our common stock and             shares of our preferred stock issued and outstanding, pro forma as adjusted.

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DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after this offering. The net tangible book value of our common stock as of September 30, 2017 was           , or $           per share. Net tangible book value per share represents our total tangible assets (which excludes deferred offering costs) less our total liabilities, divided by the number of shares of outstanding common stock.

After giving effect to the receipt of the net proceeds from our sale of          shares of common stock in this offering at an assumed initial public offering price of $          per share, the midpoint of the range set forth on the cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of           would have been $          , or $           per share. This represents an immediate increase in net tangible book value of $           per share to existing stockholders and an immediate dilution of $          per share to new investors purchasing common stock in this offering.

The following table illustrates this dilution on a per share basis to new investors:

Assumed initial public offering price per share
Net tangible book value per share as of [●]
Increase per share attributable to investors in this offering

Net tangible book value per share, as adjusted to give effect to this offering

Dilution in net tangible book value per share to new investors in this offering

A $1.00 increase (decrease) in the assumed initial public offering price of $           per share would increase (decrease) the net tangible book value, as adjusted to give effect to this offering, by $           per share and the dilution to new investors by $          per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated expenses payable by us. Similarly, each increase of one million shares in the number of shares of common stock offered by us would increase the net tangible book value, as adjusted to give effect to this offering, by per share and reduce the dilution to new investors by $            per share, assuming the assumed initial public offering price remains the same and after deducting underwriting discounts and commissions and estimated expenses payable by us. Similarly, each decrease of one million shares in the number of shares of common stock offered by us would decrease the net tangible book value, as adjusted to give effect to this offering, by $          per share and increase the dilution to new investors by $          per share, assuming the assumed initial public offering price remains the same and after deducting underwriting discounts and commissions and estimated expenses payable by us. If the underwriters exercise their over-allotment option in full, the net tangible book value per share of our common stock, as adjusted to give effect to this offering, would be $           per share, and the dilution in net tangible book value per share to investors in this offering would be $          per share of common stock.

The table below summarizes as of          , on an as adjusted basis described above, the number of shares of our common stock, the total consideration and the average price per share (i) paid to us by existing stockholders and (ii) to be paid by new investors purchasing our common stock in this offering at an assumed initial public offering price of $         per share, before deducting underwriting discounts and commissions and estimated offering expenses.

	Shares Purchased		Total Consideration
	Number	Percent	Amount (in thousands)	Percent	Average Price Per Share
Existing stockholders
New investors
Total

To the extent that any outstanding options are exercised, new options are issued under our stock-based compensation plans or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering. If all outstanding options and warrants as of         were exercised, then our existing stockholders, including the holders of these options, would own           % and our new investors would own          % of the total number of shares of our common stock outstanding upon the completion of this offering. In such event, the total consideration paid by our existing stockholders, including the holders of these options, would be approximately $           , or          %, the total consideration paid by our new investors would be $            million, or             %, of the total consideration for our common stock outstanding upon the completion of this offering, and, the average price per share paid by our existing stockholders would be $         and the average price per share paid by our new investors would be $            .

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DETERMINATION OF OFFERING PRICE

Since our shares of common stock are not listed or quoted on any exchange or quotation system, the offering price of the shares was arbitrarily determined. The initial public offering price was determined through negotiations between us and the representative of the underwriters. In addition to prevailing market conditions, the factors considered in determining the initial public offering price included the following:

●	the information included in this prospectus and otherwise available to the representative;
●	the valuation multiples of publicly traded companies that the representative believes to be comparable to us;
●	our financial information;
●	our prospects and our history, and the prospects of the industry in which we compete;
●	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues; and
●	the above factors in relation to market values and various evolution measures of other companies engaged in activities similar to ours.

An active trading market for our common shares may not develop. It is also possible that, after the offering, the shares will not trade in the public market at or above the initial public offering price. The initial public offering price does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Although our common stock is not listed on a public exchange, we intend to apply to have our common stock listed on the Nasdaq Capital Market.

There is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the common stock, investor perception of us and general economic and market conditions and many of these factors are not within our control.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the section titled “Selected Consolidated Financial and Other Data” and the consolidated financial statements and related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus.

Overview

We are an intelligence empowered holding company that operates through our subsidiary, Precision Opinion as a full-service information research consulting firm with expertise in data-collection, research and analytics. We are an experienced analytical team operating one of the largest telephonic data-collection centers in the United States and offering a state-of-the-art and customizable online research tool capable of gathering data daily from consumers around the globe. We believe that our team, products and services combine to create the quality service, information and consultative leadership that companies, government agencies and other organizations seek to better their respective organizations or constituents. We provide consultative, data-collection, and analytical services to corporations, non-profit research organizations, government agencies, political pollsters, media organizations, and the entertainment and hospitality industries. We provide our clients with a comprehensive understanding of current consumer preferences, behavior, attitudes and opinions. We believe that our information, insights, guidance and solutions help our clients to identify opportunities for profitable growth over the short and long-term horizons to maintain and strengthen their market positions.

At MR2 Group, we transform data from being just information, to being practical, strategic and actionable and making it matter to those who benefit the most - our clients. We combine science and creativity to afford our clients greater visibility and insight into market trends.

We provide our clients with multiple approaches to the collection of data ranging from telephone calls, focus groups, online surveying, online panels, multi-mode and a combination of these approaches. Through our analytical group, we provide clients with reliable and actionable information resulting from the systematic analysis of the data that has been collected.

Our telephone data-collection call center offerings are not pre-set; we develop customized research services programs for each of our clients. In 2016, we acquired the telephone data-collection operations of SHC, which strengthened our client base resulting in increased revenues. We have integrated SHC’s operations with our own and as a result have increased the profit margins on the acquired SHC operations.

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Recent Developments

The Reorganization

Through our Reorganization, we will acquire all of the capital stock of Precision Opinion, Inc. and we created two new wholly-owned subsidiaries: Turning Point and MR2 Life. The Reorganization will occur prior to the effective date of this offering. The Reorganization will provide MR2 Group with the necessary structure to grow our business as follows:

●	Through Turning Point, we plan to expand our client base and the services we provide to clients utilizing both online and panel data-collection services that are currently part of the Precision Opinion business. The future growth of Turning Point will come from acquisitions and securing new business from existing and new clients.
●

MR2 Life will be the vehicle utilized by MR2 Group to acquire businesses currently offering analytical and consulting services for market research. For example, on March 14, 2018, we entered into a non-binding letter of intent to acquire substantially all of the assets of MAi Research. The acquisition of MAi Research is scheduled to close in conjunction with the effective date of this offering. See “Our Growth Strategy – MAi Research Acquisition” on page 58. We anticipate the future growth and expansion of MR2 Life will come from additional acquisitions and securing new business from existing clients of MAi Research, Turning Point and Precision Opinion as new clients.

●	Going forward, Precision Opinion’s operations will be focused on providing the telephonic data-collections and focus groups to its clients and clients of Turning Point and MR2 Life.

By splitting the operations of Precision Opinion, we believe that all three subsidiaries under MR2 Group will be in better a position to expand their client base and the level and type of service to create a vertically integrated a full-service information research consulting firm with expertise in data-collection (telephone, focus groups, online and panel) research, consulting and analytics.

Management believes that with the net proceeds from this offering, the Company will have sufficient working capital to support the expansion of its business operations, increase its level of security for additional government contracts, implement an aggressive acquisition strategy in each of its three (3) subsidiaries, increase its management depth and provide for additional working capital. In this regard, management intends to add certain key accounting and finance personnel to its management teams to support its growth and to ensure compliance with all relevant accounting, reporting and SEC requirements. These positions may include a Financial Planning & Analysis Manager, a Financial Reporting Manager, an Investor Relations Manager, and an Internal Audit Manager, along with additional support staff, as may be necessary. No assurance can be given that the Company will be successful in its expansion plan.

NORC Subcontract Renewal

Effective January 1, 2018, Precision Opinion was awarded a 5-year renewal of its current contract with NORC. The contract, which runs through February 2023, is valued at approximately $6.0 million in annual revenue based on the estimated weekly interview hours required by NORC and the historical annual revenue run rate for this type of contract. Precision Opinion realized $7,078,663 in revenue from the NORC contract in 2016 and $7,078,663 and $5,914,188 in 2017. Under this specific contract with NORC, we provide a dedicated staff of research associates and management team who are working on a multi-year tracking study on behalf of the CDC, which we have been conducting since 2001.

MAi Acquisition

On March 14, 2018, we entered into a non-binding letter of intent with MAi Research to purchase substantially all of its assets, except cash on hand, accounts receivable, and assume certain known liabilities. The total purchase price of the acquisition will equal to five times of MAi Research’s 2017 earnings based on its audited financial statements. We currently estimate the purchase price will be approximately $3.5 million. The acquisition is conditioned upon, and scheduled to close simultaneously with, the closing of this offering. We intend to use a portion of the funds raised through this offering to pay the purchase price as follows: (i) fifty (50%) percent of the purchase price at closing, with sixty (60%) percent of this amount to be paid in cash from net proceeds of this offering and forty (40%) percent of this amount to be paid in shares of our common stock issued at closing and valued on the offering price; and (ii) the remaining balance of the purchase price payable over two (2) years. As such, the acquisition of MAi Research is conditioned upon the successful completion of this offering. See “Our Growth Strategy – MAi Research Acquisition” on page 58.

Significant Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our audited financial statements, which have been prepared in accordance with United States generally accepted accounting principles, or U.S. GAAP. The preparation of the financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements (See Note 2 to the Consolidated Financial Statements for the years ended December 31, 2017 and 2016), as well as the reported revenue generated and expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

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Property and Equipment.

Property and equipment is carried at cost. Depreciation of equipment, furniture and fixtures, and leasehold improvements are provided principally using the straight-line method. Leasehold improvements and equipment are amortized over the lesser of the useful life of the asset, typically 5 to 7 years, or the term of the lease including expected renewals, if any. Depreciation of assets other than leasehold improvements is also based typically on useful lives of 5 to 7 years. Major renewals and betterments are capitalized and depreciated or amortized. Maintenance and repairs that neither improve nor extend the life of the respective assets are charged to expense as incurred. Assets purchased but not placed into service are capitalized, but depreciation and amortization is not recorded until the assets are placed into service. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed from the accounts, and any resulting gain or loss is recognized as a gain or loss in the period.

Intangible Assets.

Intangible assets consist of acquired customer relationships and computer software. Customer relationships is a finite-lived asset acquired in a business combination transaction. Such asset includes information about the seller’s prior contracts with the customers and relationship management that are essential to obtaining new and retaining on-going contracts. Such intangible is amortized using the straight-line method over the estimated average economic life of 15 years (approximately $280,000 per year through 2031) based primarily on our retention rate experience.

Computer software is carried at cost and amortized using the straight-line method over an estimated economic life of three years.

Impairment of Long Lived Assets.

The Company evaluates the carrying value of its long-lived assets (including property and equipment and intangible assets) for possible impairment at least annually, or more frequently when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Generally, the Company recognizes an impairment loss for long-lived assets other than goodwill when the sum of undiscounted expected cash flows from use of the asset is less than its carrying amount. In the Company’s industry, while information about specific transactions appears limited, there are published information about certain metric such as pricing based on multiples of the revenues and operating income. Accordingly, when undiscounted cash flows are less than the carrying value of the related asset, estimated fair values may be calculated using a discounted cash flow approach to value and / or multiples of revenues and / or operating income. If the estimated fair value for a long-lived asset including goodwill is less than the carrying value, an impairment charge for the difference is recorded. No significant impairments were recorded during the periods presented.

Fair Value Measures.

In connection with the Universal acquisition, the Company recognized the acquired assets at fair value using primarily discounted cash flow methodologies and other metrics management believes market participants use, including capitalization and discount rates, and revenue and earnings multipliers. Additionally, the Company is required to pay the sellers contingent consideration based on 7.5% of future revenues from customer relationships acquired through August 2021. Initially the contingent consideration was valued using discount rates implicit in the transaction. The basis for changes to the estimated fair value of the contingent consideration include revised estimates of future revenues from the identified customers and then appropriate discount rates. See Note 7 to the Consolidated Financial Statements for a discussion of the acquisition.

Methods and assumptions used to estimate the fair value of financial instruments are affected by the duration of the instruments and other factors used by market participants to estimate value. The carrying amounts for cash and equivalents, accounts receivable, line of credit, and accounts payable, approximate their estimated fair value because of the short durations of the instruments, inconsequential and / or floating rates of interest, if any. The carrying value of capital lease obligations and contingent consideration payable also approximate their estimated fair value because the terms of the facility are representative current market conditions.

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Management believes it is not practical to estimate the fair value of amounts due to stockholders because of the unique nature of the relationships and transactions.

Revenue Recognition

The Company generates revenues from delivering completed market research surveys, as specified by each customer. We execute contracts that govern the terms and conditions of each arrangement. Revenues are recognized when persuasive evidence of an arrangement exists, the fee is fixed or determinable, services have been provided to the customer, and collectability is reasonably assured. In other words, revenue is recognized as services are provided and complete in accordance with the terms of the contract and collection is reasonably assured. Our contracts may include either a single product or service or a combination of multiple products and services. Revenues from contracts that contain multiple products or services are allocated among the separate units of accounting based on their relative selling prices; however, the amount recognized is limited to the amount that is not contingent on future performance conditions.

Income Taxes

Precision Opinion has elected to have its income and losses “flow through” to its stockholders who are liable for any income tax thereon. Similarly, Turning Point is taxed as a partnership and, accordingly, income is taxed to the member under the applicable section of the Internal Revenue Code. Therefore, no provision is made for federal or state income taxes as the member is liable for such taxes.

The Company annually evaluates tax positions in accordance with GAAP. This process includes an analysis of whether tax positions the Company takes with regard to the financial statement recognition meets the definition of an uncertain tax position. Management determined there were no material uncertain positions taken by the Company in its tax returns.

In March 2018, we revoked our “Subchapter S” election, such that we will be taxed as a C-Corporation, effective January 1, 2018. Therefore, we have begun recognizing deferred tax assets and liabilities using enacted tax rates for the effect of temporary differences between book and tax bases of assets and liabilities as well as operating loss carryforwards (from acquisitions). Such amounts will be adjusted as appropriate to reflect changes in the tax rates expected to be in effect when the temporary differences reverse. We will record a valuation allowance to reduce our deferred taxes to an amount we believe will be more likely than not to be realized. We will consider future taxable income and prudent and feasible tax planning strategies in assessing the need for a valuation allowance.

Recently Issued Accounting Pronouncements Not Yet Effective.

GAAP in the United States is established by the Financial Accounting Standards Board (“FASB”). New pronouncements are titled Accounting Standards Updates (“ASUs”) and the changes update the FASB’s Accounting Standards Codification. The Company considers the applicability and impact of all ASUs. While management continues to assess the possible impact on the Company’s consolidated financial statements of the future adoption of new accounting standards that are not yet effective, management believes that the following new standards may have a material impact on the Company’s financial statements and disclosures and is currently evaluating the potential impact:

In February 2016, the FASB issued ASU 2016-02, Leases, which will replace existing guidance. It will require a dual approach for lessee accounting under which a lessee would account for leases as “finance or operating” leases. Both finance and operating leases will result in the lessee recognizing a right-of-use asset and a corresponding lease liability. It is effective for annual periods beginning after December 15, 2018 and interim periods therein, with early application permitted.

In May 2014, the FASB issued a comprehensive new revenue recognition model, ASU 2014-09, Revenue from Contracts with Customers, subsequently amended within ASU 2016-08, 2016-09, 2016-10, and 2016-12. It will replace current guidance, including industry specific guidance. The intention of the new guidance is to clarify and establish principles for recognizing revenue that are common and applicable to substantially all industries and situations. The FASB has recently issued several amendments to the standard, including clarification on accounting for and identifying performance obligations. This guidance is effective for annual reporting periods beginning after December 15, 2017, including interim periods within those reporting periods, and applied using the full retrospective method. We anticipate adopting this standard effective January 1, 2018.

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Results of Operations

During fiscal year 2017, we began implementing our expansion plan by optimizing our management team and re-focusing our business plan. We intend to use a portion of the net proceeds of this offering towards hiring additional, qualified individuals to our management team.

For the years ended December 31, 2017 and 2016

The following table summarizes the results of our operations during the years ended December 31, 2017 and 2016, respectively, and provides information regarding the dollar and percentage increase or (decrease) from the current 12-month period December 31, 2017 to the prior 12-month period:

	For the years ended December 31,		Increase	Percentage Increase
	2017	2016	(Decrease)	(Decrease)
Revenues:
Outbound phone	$14,877,954	$15,423,110	$(545,156)	(3.53)%
Other	1,439,303	1,727,508	(288,205)	(16.68)%
	16,317,257	17,150,618	(833,361)	(4.86)%
Operating expenses:
Production costs	10,422,413	9,922,050	500,363	5.04%
Selling, general, and administrative	4,788,147	6,449,761	(1,661,616)	(25.76)%
Depreciation and amortization	746,059	523,127	222,932	42.62%
	15,956,620	16,894,938	(938,319)	(5.55)%

Operating income	$360,638	$255,680	$104,958	41.05%

Other income (expense):	(393,877)	734,043	(1,127,920)	(153.66)%

Net income	$(33,239)	$989,723	$(1,022,962)	(103.36)%

Basic and Diluted income per share	$(0.51)	$15.13	$(15.64)	(103.36)%

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Total Revenue

Our revenue for the fiscal year ended December 31, 2017 decreased as compared to the fiscal year ended December 31, 2016. This decrease was due to management’s decision to focus efforts on higher margin services and not renew certain contracts for services that yielded lower margins.

Precision Opinion Telephone Data-Collection Revenue

Our 2017 revenue decreased due to a number of factors. In fiscal 2017, Precision Opinion generated approximately $1.2 million in political polling revenue compared to approximately $4.1 million in 2016. The decline in political polling in 2017 of approximately $2.9 million is due to 2017 being a non-Presidential election year. Precision Opinion also experienced a decline in revenue with two clients in fiscal 2017 of approximately $1.8 million which was largely due to a temporary sampling methodology change in the 3rd and 4th quarters of 2017 with one client ($1.2 million) and changes in project scheduling ($600,000) for another client. Offsetting the decline in revenue was an increase in new medical study projects totaling approximately $4.1 million that included medical study projects with three new clients totaling $860,117 in revenue in fiscal 2017.

Online/Panel and Analytics Revenue

During 2017, Precision Opinion had two online/panel clients. One of the clients was under a multi-year contract that was set to expire as of the end of 2017. This client represented approximately $1.2 million in revenue in 2017, down $440,000 from 2016. Revenue and margins for this client had been decreasing over the past 12 to 18 months as the client was no longer expanding its panel base and was reducing the volume of surveys that it was issuing to its panelists. As a result, Precision Opinion repriced its proposal to renew the contract in order to ensure that contract would remain profitable over the proposed new 3-year term. The client elected to not renew the contract with Precision Opinion as of December 31, 2017. Offsetting this client loss, as of December 31, 2017, Precision Opinion secured a new client in 2017 to provide weekly and monthly online tracking studies and accompanying analysis. This new client generated approximately $215,000 in revenue for 2017.

Operating Expenses

Our total operating costs decreased by $938,318 to $15,956,619 during the fiscal year ended December 31, 2017 as compared to the following pro forma decrease of $2,260,914 which assumes acquisition transaction costs are included in operating expenses for fiscal year 2016 (See Note 7 to the Consolidated Financial Statements):

	For the years ended
	December 31,
	(audited)			Percentage
	2017	2016	Increase	Increase
	Actuals	Pro Forma	(Decrease)	(Decrease)
Operating expenses:
Production costs	$10,422,413	$11,113,003	$(690,589)	(6.21)%
Selling, general, and administrative	4,788,147	6,581,405	(1,793,258)	(27.25)%
Depreciation and amortization	746,059	523,127	222,933	42.62%
	$15,956,619	$18,217,534	$(2,260,914)	(12.41)%

Production Costs

Our major production costs include hourly payroll expenses associated with our research associates, telephone and internet expenses and utilities expenses. In August 2017, management determined that some of our client projects were generating too low of a gross margin and initiated a repricing effort and enhanced labor controls to increase margin. For the first seven (7) months of 2017, Precision Opinion’s outbound telephone direct labor costs accounted for approximately 51.5% of revenue. After repricing efforts and labor controls in August, direct labor costs decreased 6.1 points to 45.4%. Due to a decrease in the number of lower margin projects completed during the second half of 2017, our telephone data-collection operations experienced a decrease in labor costs during 2017. The decrease in operating expenses, related to management’s increased efforts to focus on higher margin projects noted above, resulted in increased operating income. For online/panel projects, the majority of our costs of sales is related to expanding the number of panelists for one of Precision Opinion’s online/panel clients panels including recruitment incentive expense, printing costs for recruiting mailers, postage and client service. The revenue from one of our largest clients associated with expanding the number of panelists in each panel carried a lower margin than collecting the data from online surveys.

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Selling, General and Administrative Expenses

Selling, general and administrative expenses decreased due to management’s plans to optimize and streamline the management team, resulting in approximately $1 million in savings during fiscal year 2017 as compared to the prior year. The remaining portion of the decrease in selling, general and administrative expenses is primarily attributable to a decrease in bad debt expense, printing and reproduction costs, office supplies and advertising expenses.

Liquidity and Capital Resources

We are a holding company that has no substantive operations of our own. Our liquidity is entirely dependent upon transfers of funds from our wholly-owned subsidiary Precision Opinion. There are no restrictions on the ability of Precision Opinion to transfer funds to us.

As of December 31, 2017, we had cash and cash equivalents totaling $501,283 offset by aggregated current liabilities in the amount of $1,252,848.

Line of Credit. Precision Opinion entered into a two-year $3.0 million revolving line of credit with Heritage Bank of Commence (“HBC”) on September 13, 2017. The prime plus 4.0% line expires on September 13, 2019 and is secured by Precision Opinion’s cash and accounts receivable. Accordingly, Precision Opinion also moved its bank accounts to HBC. The HBC line of credit replaced a $2.0 million line of credit with Wells Fargo Business Credit that expired on October 20, 2017. The HBC line of credit provides for borrowings of up to 85% of our account receivable plus 70% of unbilled revenue. As of December 31, 2017, outstanding borrowings under the line of credit totaled approximately $2.5 million leaving approximately $0.5 million in borrowing availability.

On March 22, 2018, Precision Opinion and HBC entered into a modification agreement of the original terms of the line of credit to provide for relief for certain covenant violations as of December 31, 2017 and January 31, 2018. Under the terms of the loan amendment, the interest rate was increase from prime plus 2.5% to prime plus 4.0. Since March 22, 2018, Precision Opinion has remained in compliance with terms of the line of credit.

Term Loan. On September 19, 2017, Precision Opinion entered into a $1,250,000 term loan with Super G Capital, LLC (“Super G”). The term loan has a term of 18 months with interest payable monthly at an annual rate of 3.59%. The term loan is secured by all of Precision Opinion’s assets, other than cash and accounts receivable. The proceeds from the term loan were used to fund a settlement agreement between SHC and Precision Opinion (Note 10 to the Consolidated Financial Statements) and provide working capital. The outstanding balance of the term loan as of December 31, 2017 was approximately $1.23 million.

On January 25, 2018, Precision Opinion obtained an additional working capital advance under the term loan of $175,000. As part of the loan modification with HBC in March 2018, Super G agreed to extend the term of the term loan to July 2019.

Other liquidity matters. During the first quarter of 2018, the Company experienced unexpected cash flow challenges partially due to costs incurred in connection with its planned offering, lower revenues as a result of project timing, and because a significant customer withheld payment on approximately $250,000 of outstanding invoices until management is able to satisfactorily explain certain details concerning the related deliverables. Management believes, but there is no assurance that, such amounts will be collected in full in the near future.

Management believes that the proceeds from this initial public offering, together with cash flow from operations and additional borrowings under its current loan facility, will be adequate to fund the Company’s operations and its internal and external expansion plans at least for the next twelve months.

Cash Flows

The following table sets forth the significant sources and uses of cash for the periods addressed in this prospectus:

	For the years ended December 31,
	2017	2016
Net cash provided by (used in):
Operating activities	$(1,202,169)	$713,980
Investing activities	(153,202)	(1,973,964)
Financing activities	1,854,501	1,106,835
Net increase (decrease) in cash	499,130	(153,149)

Cash used in Operating Activities

Net cash used in operating activities was approximately $1.2 million for the year ended December 31, 2017 as compared to approximately $0.7 million in cash provided for the year ended December 31, 2016. The decrease of $1.9 million, or 263%, in net cash provided by operating activities primarily results from: (i) a $1.0 million decrease in net income as adjusted for non-cash items in 2017 as compared to 2016; (ii) a $0.2 million increase in depreciation and amortization; (iii) a $2.1 million decrease in a bargain purchase gain; (iv) a $1.0 million increase in accounts receivable; (v) a $0.1 million increased in unbilled receivables; (vi) a $0.2 million increase in prepaid expenses; (vii) a $2.5 million decrease in accounts payable; and (viii) a $1.4 million decrease in customer deposits.

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Net Cash used in Investing Activities

Net cash used in investing activities for the fiscal year ended December 31, 2017 was $0.2 million, representing a decrease of $1.8 million compared to fiscal 2016 primarily because in 2016 $1.3 million was used to acquire SHC and $0.5 million was used to acquire property and equipment.

Net Cash used in Financing Activities

We generated approximately $1.9 million of cash from financing activities during fiscal year ended December 31, 2017, as compared to $1.1 million during the fiscal year ended December 31, 2016.

Off Balance Sheet Arrangements

We do not have off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “variable interest entities.”

Contractual Obligations

The following table summarizes our contractual obligations for the year ended December 31, 2017:

	Payments due by period (1)
		Less than 1	1 to 3	3 to 5
Contractual Obligations	Total	Year	Years	Years
Long-Term Debt Obligations (2)	$7,391,792	$4,982,309	$2,409,483	$-
Capital (Finance) Lease Obligations	115,966	95,757	20,209	-
Operating Lease Obligations	138,543	60,477	78,066	5,024
Purchase Obligations	-	-	-	-
Other Long-Term Liabilities Reflected on our Balance Sheet	-	-	-	-

(1)	Includes interest payments.
(2)	Includes the Loans Payable to Stockholders, Line of Credit, Term Loan, Settlement Liability Payable and Contingent Consideration Payable. Assumes a prime rate of 4.75%.

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Inflation

In general, we believe that inflation could have a negative impact on our operating expenses. We believe that inflation has not had a significant impact on our results of operations nor do we expect inflation to have a significant impact on our operations.

Adequacy of Facilities

Management is negotiating for additional office space located within the office complex of its current leased facilities of approximately 3,000 square feet for MR2 Group. The lease of this additional space will run concurrently with its current lease that expires December 31, 2019.

Subsequent Events

Effective January 1, 2018, Precision Opinion was awarded a 5-year renewal of its contract with NORC. The contract, which runs through February 2023, is valued at approximately $6.0 million in annual revenue based on the estimated weekly interview hours required by NORC and the historical annual revenue run rate for this type of contract. Under this specific contract with NORC, we provide a dedicated staff of research associates and management team who are working on a multi-year tracking study on behalf of the CDC, which we have been conducting since 2001.

As described in “Recent Developments” on page 38, in March 2018, we entered into a non-binding letter of intent with MAi Research to purchase substantially all of its assets except cash, accounts receivable and assume certain known liabilities of MAi Research. The acquisition is conditioned upon, and scheduled to close simultaneously with, the closing of this offering. We intend to use a portion of the funds raised through this offering to finance a portion of the acquisition. See “Use of Proceeds” on page 32.

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BUSINESS

We are an intelligence empowered holding company that operates through our subsidiary, Precision Opinion, a full-service information research consulting firm with expertise in data-collection, research and analytics that commenced operations in 1996. We are an experienced analytical team operating one of the largest telephonic data-collection centers in the United States and offering a state-of-the-art and customizable online research tool capable of gathering data daily from consumers around the globe. We believe that our team, products and services combine to create the quality service, information and consultative leadership that companies, government agencies and other organizations seek to better their respective organizations or constituents. We provide consultative, data-collection, and analytical services to corporations, non-profit research organizations, government agencies, political pollsters, media organizations, and the entertainment and hospitality industries. We provide our clients with a comprehensive understanding of current consumer preferences, behavior, attitudes and opinions. Our information, insights, guidance and solutions help our clients to identify opportunities for profitable growth over the short and long-term horizons to maintain and strengthen their market positions.

At MR2 Group, we transform data from being mere information, to being practical and strategic, to actionable and making it matter to those who benefit the most - our clients. We combine science and creativity to afford our clients greater visibility and insight into market trends.

For over 20 years since the inception of Precision Opinion, we have advanced the practice of data-collection, market research and media audience measurement. We believe our industry experience, client-focused offerings and experienced management team well positions us to continue leading and influencing the market research and consulting industries in the United States and provides us the opportunity to achieve the same status internationally. We help our clients enhance their interactions with consumers and make critical business decisions that we believe positively affect our clients’ sales. Our methodologies, practices and technological advancements have become deeply embedded into our clients’ workflow, which we believe is demonstrated by many of our long-term client relationships, multi-year contracts and high contract renewal rates. Contracts that have been renewed represented approximately 95% of our revenues in 2017. A majority of our long-term clients are government service clients, including the NORC, Research Triangle Institute and Abt Associates Inc. Government service contracts and medical studies accounted for approximately 66% and 56% of our revenues during the years ended December 31, 2017 and 2016, respectfully.

We provide our clients with multiple approaches to the collection of data ranging from telephone calls, focus groups, online surveying, online panels, multi-mode and a combination of these approaches. Through our analytical group, we provide our clients with reliable and actionable information resulting from the systematic analysis of the data that has been collected.

Our telephone data-collection call center offerings are not pre-set; we develop customized research services programs for each of our clients. In 2016, we acquired the telephone data-collection operations of SHC, which strengthened our client base resulting in increased revenues. We have integrated SHC’s operations with our own and as a result have now increased our profit margins on the acquired SHC operations.

Below is a summary of the business activities that we carry out and how and why we segregate such activities.

Precision Opinion Business Operations

Telephone Data-collections - Based on the number of CATI stations that we operate, we are home to the second largest telephone data-collection call center in the United States, equipped with 650 VOXCO and CfMC CATI Command Center and Pronto dialer systems, which allows us to deliver what we believe is uncompromising data-collection and service to the research industry. Our TCPA-compliant telephone center’s high-tech capabilities allow real-time reporting to help keep our clients up-to-date with the progress of all of their research needs. Our telephone data-collections represented approximately 90% and 89% of our aggregate revenues during the years ended December 31, 2017 and 2016, respectively.

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Our telephone call center provides clients ranging from corporations, to non-profit research organizations, to government agencies, to political pollsters, to entertainment, gaming and hospitality companies with the ability to directly collect data from individuals, families, consumers, constituents and businesses as to their beliefs and opinions on virtually any topic. We provide individuals the ability for their voice to be heard on various topics. We staff our telephone call center with highly trained research associates who call individuals or businesses, which are identified by our clients and assembled by us, and ask them a series of questions in a computerized survey. The results of these completed surveys are amalgamated, and the data is provided to our clients. For some clients, we also analyze the data through our analytics team and provide these clients with the actionable findings from these completed surveys. The length of a survey can vary from a few minutes to 45 minutes or more, with the typical survey lasting for 10 to 20 minutes.

The topics and questions asked in these surveys range the full spectrum of current events, consumer preferences of distastes relating to a new product or service, opinions on medical services and even who they intend to vote for in the next election.

● Government and Medical Studies - The government and medical sector is our largest “client group” for market research services, specifically, telephone data-collection. There is a constant demand from the government for research either directly, or through approved research organizations. Although government agencies also conduct their own market research, they often use private companies and non-profit organizations for research. We often contract with such entities who are working on behalf of federal, state and municipal government clients.

For example, various health and regulatory agencies commonly outsource market research services to design, tailor or measure the effectiveness of a public health or public information campaign. For our largest client, NORC, we provide a dedicated staff of approximately 250 employees including research associates, quality control staff and managers for a national tracking study for the CDC which we have been working on since 2001. For this tracking study, we are contacting by telephone, a predetermined list of families along with their medical providers and providing NORC the results of a complex 45-minute multi-step survey for each responding family.

We performed telephone data-collection services on a multi-year tracking study for the CDC through a subcontract with NORC, which we worked on for 10 years. This study complied data relating to children with special needs.

For RTI International, IMPAQ and Morpace, we have conducted multiple health and medical telephone data-collection studies over the last five years.

● Our second largest group of “clients” is focused on the political sphere. We provide political polling and the analysis of the public’s views on current events, election issues and other topical legislative matters. Over the years, we have completed hundreds of telephone political polling projects including providing the telephone polling for President Barack Obama’s campaign committee during his two Presidential elections, telephone polling for the Democratic National Committee during President Obama’s two terms of office, telephone polling for both Senate and House of Representative elections along with state and local elections and telephone polling for various Political Action Committees. In addition, we provided services for the absentee and exit polling for the 2016 Presidential elections. We have several clients that rely on our expertise in political polling including BSG, Global Strategy Group, Edison Research, LHK Partners, Inc., Expedition Strategies and Abt Associates. Political research telephone surveys tend to be 10 to 25 minutes in length and are typically looking to gather information on certain types of qualified respondents. The questions asked generally include, whether you are a registered voter, did you vote in the last election, your age, political party affiliation and income levels.

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● Our other major area of telephone market research we do is for corporate customers. Businesses utilize our telephone data-collection expertise for research focused on various topics including asking questions about consumer preferences on existing products, what new products and services might consumers want, comparison of their product performance against competitor products and awareness of their brand. We also provide telephone surveys for businesses wanting to talk with other businesses about products, services, market conditions and other current topics. The information from these surveys provide businesses with information that they can use in budgeting corporate spending on advertising and marketing, capital expansion, acquisitions and other business-related issues. Examples of companies who we have performed such studies for include AARP, United Way, Bank of America, J.D. Power and Associates, and Marketcast.

Focus + Group Data-collection - Through Precision Opinion, we also operate Focus +, an award winning premiere focus group facility on the West Coast. The Focus + facility comprises approximately 12,000 square feet including a 48-seat movie theatre and two focus group conference rooms. With our re-focus towards consulting and analytics, we have decided to reallocate our Focus + resources to strengthening our online presence given the growth and expansion of social media with less dependence on our brick and mortar operations. As of the date of this prospectus, we have scaled back our “brick and mortar” Focus + business offerings and intend to focus on moving our Focus + business online upon completion of our initial public offering.

For example, in our Focus + groups we work with movie studios seeking to gauge audience reactions to new movie ideas, trailers for new movies, and new reporters and anchors in television studios. We also work with consumer product companies seeking to test their products including new frozen foods, beer taste test, new e-cigarettes, new cigarette brand/flavors, new product packaging, and new website design and functionality. We also work with casinos and resorts seeking to enhance guest engagement to gauge satisfaction and compile opinions on their respective properties, food offerings and many other topics.

Other specialty services that we offer through our Focus + groups include law firms seeking to utilize mock juries to test their client’s legal court case as well as holding live panels during political debates and tracking respondent’s opinions live based on what they are seeing and hearing.

Our Focus + groups have included clients such as Facebook, the CBS network and its affiliates, Warner Brothers, Madame Tussauds, ShuffleMaster, Bally Technologies, Frank Luntz, Wynn Resorts, Hyatt Hotels, AAA, Domino’s Pizza, Corona Beer, Coca Cola, Pepsi Cola, Cracker Barrel, Hungry-Man, and Birds Eye.

Online and Panel Data-collection - We launched our online survey and panel business in 2014 to increase our service offerings and adapt to the ever-evolving market. We developed our online and internet device agnostic survey platform to allow respondents to participate in surveys no matter their device – smart phone, tablet, iPad, PC or Apple based computers. Unlike other online survey platforms, our main focus is on the quality of the information we provide to our clients. We plan, develop and implement both proprietary and probability-based panels for our clients. We have developed safeguards to protect the reliability of our data-collection. Through this group, we develop customized panels and online surveys based on our clients’ particular needs, making our offerings unique compared to other players in the market.

With our online group, we develop surveys that respondents can answer and respond to using their smart phone, tablet, iPad, PC or Apple based computers wherever they are and whenever they would like to participate. Online respondents have shown an inclination to participate in surveys. The ease of and respondent’s ability to take an online survey wherever they are makes this a very popular approach for our clients. Whether a client is looking for a point time reaction to products, services or current events or wants to track consumer behavior over weeks, months or any combination, we believe that the online services we provide offer our clients the actionable information they are looking for.

Analytics – Our analytics group combines all of Precision Opinion service offerings and packages them into an information center that helps our clients receive analysis on feedback that reaches deeper and ultimately provides them with information that is actionable. The Analytics team focuses on providing our clients an integrated service approach, as well as having expertise in the hospitality industry and community-based quality of life analysis.

Client Agreements - Precision Opinion has several types of client relationships and contracts with its clients. The type of contract depends on the type of work requested. Contract lengths vary, ranging from several days to several years, depending on the scope of the project and the type of information clients request.

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For example, with Precision Opinion’s largest client, NORC, Precision Opinion provides a dedicated staff of research associates and management team who are working under a multi-year contract. Under this subcontract, Precision Opinion interviews respondents identified by NORC seven days a week in order to obtain specific medical information on behalf CDC for a multi-year tracking study.

Effective January 1, 2018, Precision Opinion was awarded a 5-year renewal of its current contract with NORC. The contract, which runs through February 2023, is valued at approximately $6.0 million in annual revenue based on the estimated weekly interview hours required by NORC and the historical annual revenue run rate for this type of contract. Precision Opinion realized $5,914,188 and $7,078,663 in revenue from the NORC contract for the fiscal years ended December 31, 2017 and 2016, respectively. Precision Opinion recognizes revenue under this contract on a daily basis and submits a monthly invoice to NORC for the work performed during that month.

Precision Opinion has similar multi-year contracts with RTI international and IMPAQ for medical studies. These contracts have specific fixed billing amounts for the services to be provided by Precision Opinion and are agreed to prior to the commencement of the study. Under these contracts, Precision Opinion recognizes revenue as the data required under the contract is delivered to the client. Typically, these contracts provide for specific invoicing based on milestones achieved or specific dates.

For its clients Morpace and ICF, Precision Opinion provides services under a contract for a specific study with a specified time period, number of completed surveys and specific number of dialing attempts for each respondent. These types of studies are typically completed within two to six months. Under these types of contracts, clients provide both the survey and specific respondents they are targeting, and Precision Opinion then manages the contract based upon the timeframe, required numbers of completed surveys, required number of dialing attempts and dispositions. Under these contracts, Precision Opinion recognizes revenue as the collected data is delivered to the client or by the actual number of hours provided by Precision Opinion under the contract. Typically, these contracts provide for specific invoicing based on milestones achieved or specific dates.

For its client BSG, Precision Opinion provides services under a MSA that sets forth the general terms of the work to be performed by Precision Opinion on behalf of BSG. On February 5, 2018, Precision Opinion and BSG entered into a new MSA which replaced the previous MSA entered into in July 2016. Under the new MSA, BSG prepaid Precision Opinion for a certain number of interview hours to be provided by Precision Opinion. This prepayment of services is recorded as a liability on our balance sheet as unearned revenue. As of March 31, 2018, the unearned revenue associated with BSG is approximately $407,893. For each specific project under the MSA, BSG issues a SOW. With each SOW, BSG outlines specific requirements of the project, as well as the survey, the respondents they are targeting and the required number of completed surveys. These SOW’s are typically short-term projects that must be completed within a specific timeframe (typically 3 to 5 days) and a specific number of completes surveys. Upon completion of each SOW, Precision Opinion issues an invoice for services provided and reduces the unearned revenue accordingly. This is the only client that has prepaid for Precision Opinion’s services.

For other clients, such as Global Strategy Group and Expedition Strategies, Precision Opinion performs services based upon specific terms set forth in a SOW issued by the client. With each SOW, clients outline specific requirements of the project, as well as the survey, specific respondents they are targeting and the required number of completed surveys. These SOW’s are typically short-term projects that must be completed within a specific timeframe (typically 3 to 5 days). Upon completion of each SOW, Precision Opinion issues an invoice for services provided based upon the predetermined hourly rate or the rate for each completed survey.

For other clients such as Under Armour, SSRS, Edison Research and LHK Partners, Precision Opinion enters into a general MSA, with specific terms for each project set forth in a SOW issued by the client. With each SOW provided, clients outline specific requirements of the project, as well as the survey, the respondents they are targeting and the required number of completed surveys. The timeframe for these SOW’s can vary from one day (i.e. election day exit polling) to more long-term projects that are completed based upon a specific timeframe required to either provide a specific number of completed surveys or to have achieved a required number of dialing attempts for each respondent. Depending on the SOW, Precision Opinion will invoice the client based upon predetermined intervals (weekly or monthly), completed SOW or based on the number of completed surveys if it is a longer-term SOW. Precision Opinion issues an invoice for services provided based upon the predetermined hourly rate or rate for each completed survey.

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The Reorganization

We have recently created two new wholly-owned subsidiaries: Turning Point and MR2 Life. The Reorganization will occur prior to the effective date of this offering. We believe the Reorganization will provide MR2 Group with the necessary structure to grow our business as follows:

●	Through Turning Point, we plan to expand our client base and the services we provide to clients utilizing both online and panel data-collection services that are currently part of the Precision Opinion business. The future growth of Turning Point will come from acquisitions and securing new business from existing and new clients.
●	MR2 Life will be the vehicle utilized by MR2 Group to acquire businesses currently offering analytical and consulting services for market research. For example, on March 14, 2018, we entered into a non-binding letter of intent to acquire substantially all of the assets of MAi Research. The acquisition of MAi Research is scheduled to close in conjunction with the effective date of this offering. See “Our Growth Strategy – MAi Research Acquisition” on page 58. The future growth and expansion of MR2 Life will come from additional acquisitions and securing new business from existing clients of MAi Research, Turning Point and Precision Opinion as new clients.
●	Going forward, Precision Opinion’s operations will be focused on providing the telephonic data-collections and focus groups to its clients and clients of Turning Point and MR2 Life.

By splitting the operations of Precision Opinion, we believe that all three subsidiaries under MR2 Group will be in better a position to expand their client base and the level and type of service to create a vertically integrated a full-service information research consulting firm with expertise in data-collection (telephone, focus groups, online and panel) research, consulting and analytics.

Industry Background

Market research involves measuring both consumers’ and business’ opinions on a variety of topics, whether it be gathering focus groups’ receptiveness to new products or services, or assessing the effectiveness of promotional campaigns. Companies in this industry systematically gather, record, tabulate and present marketing and public opinion data. Examples of industry services include political polling, sampling and statistical services, broadcast media rating services and market analysis services. Operators also conduct research in the fields of social science, medical, health, and quality of life.

The industry’s markets can be divided into three broad segments (1) providers of consumer goods and services wishing to measure and understand their market; (2) providers of media and advertising wishing to measure and understand their viewers; and (3) government institutions and political candidates wishing to measure and understand their constituents.

The U.S. market research industry is a more than $19.8 billion revenue market as of 2016, representing an annual growth rate of 0.3% since 2011. According to a study conducted by FuelCycle Research, it is anticipated that the annual growth rate will double in size by the year 2020. After suffering in 2012 and 2013, the industry has benefited from a series of economic and consumer trends. First, increases in disposable income and consumer spending have caused companies to reinvest in expanding their product pipelines. Consequently, since 2013, many companies have allocated more money to marketing and advertising budgets and industry revenue has increased accordingly. Companies are spending more on research and development, which has furthered growth in the market because products often undergo extensive market research before their launch.

When business conditions improved, the industry began to rebound, with revenue increasing in 2014. However, much of this revenue growth was the result of the industry beginning from a low recessionary base.

In the past five years, strong increases in consumer spending and steadily rising advertising expenditures propelled industry revenue. In addition, research and development budgets have been expanding solidly through 2016, which helped industry revenue rise 2.4% in 2016, as corporations hire market research firms to assess the public’s receptiveness to new products and services. Although there can be no assurance, this expansion of R&D budgets is expected to continue as the economy expands.

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Consolidation and Improving Profit

The market research industry has experienced increased merger and acquisition activity over the past five years. In 2013, the FTC granted approval to Nielsen, the industry’s largest company, to acquire another large industry player, Arbitron. While there has been consolidation in the industry, the market remains fragmented with small players. The number of market research enterprises total 42,525 as of 2016. We intend to take advantage of this fragmentation by seeking to acquire select smaller players that can expend our service offerings.

Companies in this industry were slow to increase wages and employment in the years following the recession. As the number of industry operators increased 6.3% in 2013, industry employment grew just 1.0%. In later years, operators sought to maintain the lean operations that were achieved with cuts during the recession. Over the five years leading to 2016, industry employment grew at an average annual rate of 1.4% to 143,296 workers, despite stronger enterprise growth during this period. The combined effects of consolidation and slow employment growth during this period resulted in low operating costs and, as a result, profit growth.

Growth Opportunities

Opportunities for market researchers to measure online audiences have significantly increased over the past five years, which will be a point of emphasis for us moving forward. The rapid expansion of new media is providing market researchers with innovative ways to interact with and study consumer opinions. Many companies now allow consumers to provide ratings, comments and feedback for products online. As more consumers use social networking sites, companies have gained additional means of engaging consumers in conversations about products. The ability to directly converse with clients can improve a company’s understanding of their clientele’s wants and needs. Many industry players have acquired or invested in companies that specialize in new media and related technology. Over the next five years, our management believes that more individuals will utilize new media. Consequently, market research companies that invest in technology to measure and analyze the habits of online clients will be better equipped than those that continue to rely on traditional methods.

We believe the market research industry is also expected to remain strong due to the continued usage of phone call center infrastructures. According to a 2017 report from the AAPOR Task Force on “The Future of U.S. General Population Telephone Survey Research,” the AAPOR Task Force “anticipates that the telephone will remain an important mode for surveying the general public of the United States for many years to come.” Based on the AAPOR Task Force’s findings and our interactions with clients, we expect that the majority of government-related research on health, medical, and related fields will continue to require phone research as a major component of the necessary primary research. Additionally, growth in online/panel research is expected to continue to grow as will the use of “Multi-Mode research. The ability to use Multi-Mode research helps provide a better picture of individual preferences and market trends as both forms of research provide complementary, yet distinguishable information. Companies like us that provide Multi-Mode research will be able to provide greater value to their clients and will be able to grow alongside the industry.

The internet has also fragmented demographic markets by enabling people with increasingly specialized interests to interact. According to the Pew Research Center, about 84.0% of adults had internet access at home, work, school or through mobile devices in 2015. Given this expansive audience, market researchers can target specific consumer groups through improved online advertising metrics. By assessing unique page views and click-through rates, advertisers can guarantee that their target market is being reached.

Key Drivers

Consumer Spending. Consumer spending typically serves as a proxy for the health of consumer markets. As a result, sales tend to rise when consumer spending increases; as sales increase, businesses are more likely to raise their marketing budgets when launching new products and services. Consumer spending is expected to grow in 2017 and beyond. Consumer and research spending is rightly linked for most companies. Research and development expenditure is expected to increase during 2017 and beyond, representing a potential opportunity for the industry.

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Products & Services Segmentation. Market research can be broadly divided into two forms of measurement and interpretation: quantitative research and qualitative research. According to a 2014 report by ESOMAR, a global association for market, social and opinion research, about 68.0% of global research spending is currently dedicated to quantitative, survey-based research, with the remainder being dedicated to qualitative research. As part of our growth plan, we are moving away from qualitative research to re-focus fully onto quantitative research.

Quantitative Research. In this industry, quantitative market research is used for the collection and analysis of data to measure consumers’ response to a product, issue, campaign or related phenomenon. The quantitative process often starts as a survey and is quickly converted into a numerical format. For example, a beverage company may ask a group of potential clients to rate its new soda as either excellent, good, average or poor. These responses will be numbered on an interval or Likert scale, which allows for statistical analysis of the information. Traditional methods of obtaining quantitative survey data include research by phone, which accounts for an estimated 5.0% of industry revenue in 2016, research by mail (1.0% of revenue) and a large proportion of public opinion polling (5.0%). During the past five years, quantitative research has changed significantly with the application of new technology and the ability to link various databases. This has increased the sophistication of techniques used by market research firms.

Qualitative Research. Qualitative research attempts to explain how and why consumers make decisions and accounted for 19.0% of industry revenue in 2016. Qualitative research is typically performed through a combination of personal interviews; the most popular method is a focus group, commonly used for product testing and as a means of ascertaining why clients purchase certain products. To ensure the researchers receive a variety of information, a facilitator moderates participant reactions so that one or two individuals do not dominate the focus group. At times, the organizer and client will observe the paid participants through a one-way mirror, and these sessions are usually recorded with audio or video. Industry sources contend that focus groups’ value lies in their ability to provide insights into emotional responses that cannot be obtained from statistical analysis. Focus groups can also be used to define and refine advertising campaigns.

The popularity of focus groups declined in the mid-1980s as sales data from bar codes became readily available. In the past five years, the creation of new digital tools and methods that gather opinions from millions of people on social media in seconds have driven down the popularity of focus groups even further. However, the mass of data obtained online still needs to be analyzed to provide any competitive edge, stabilizing demand for qualitative research services. In this regard, focus groups still play a vital role by bringing together a group of people to discuss the advantages and disadvantages associated with a product or service.

The Internet. Market research done electronically is the largest product segment of the industry, generating an estimated 56.0% of industry revenue. The internet is a useful medium to conduct both qualitative and quantitative research. During the past five years, the internet and social media have shifted the dialog between market researchers and consumers. Market research companies can now monitor consumer opinions by establishing message boards, online forums and ratings systems. These methods allow companies to bypass paid focus group participants and instead reach and engage an active audience, typically with no cost. The internet also gives market researchers the opportunity to target and engage very specific populations. The rise of social media has particularly caused fragmentation of consumer markets, making it possible to reach market segments that were hard to reach before.

As a result, qualitative and quantitative research have both benefited from the internet. During the next five years, the importance of internet-based market research will increase as the population continues to fragment and social media continues to blossom. Industry operators that invest in new technologies and software are more likely to increase value to clients looking to target a specific audience.

In addition, the internet has also given rise to online probability samples. A probability online panel selects candidates for participation through a probability sample (typically using Address Based Sampling) and then invites candidates to join the panel. Probability panels, unlike opt-in panels, have a tendency to be more accurate. As internet access increases and as individuals get more comfortable with surveying online, we expect that probability panels will provide growth opportunities for industry operators. Also, mobile research is an area that we expect will grow along with Mobile surveys.

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Other Growth Areas. Data warehousing and data mining processes have emerged as analytical techniques. These methods have been used to find linkages in what may seem like unrelated data. Recently, the use of the Internet for self-selection and self-composition questionnaires has increased, offering a cost-effective way to achieve research results.

Distribution of Market Research Funds

The following graph is shows the distribution of market research spending in the United States in 2015, by research project type (Statista):

Components like new product / service development are directly attributable to the creation of new brands, products or businesses. Market research is utilized to uncover certain needs within the market, allowing for individuals, corporations or the government to make educated financial investments into promising new services or businesses that are looking to address those market plans.

Demand Determinants

The government sector is one of the largest purchasers of market research services. There is a constant demand from the government for research. Research geared toward the government rarely shuts down when different political parties come into power or when the government shuts down. Demand continues to increase in the political arena from both major parties in the United State driving demand for market research services. Government research is not only commercial in nature, but also increases the scope of services which provides further opportunities for operators.

Private companies and non-profit organizations are often contracted on behalf of federal, state and municipal government clients for market research. For example, various health and regulatory agencies commonly outsource market research services to design, tailor or measure the effectiveness of a public health or public information campaign. For our largest client, NORC, we provide a dedicated staff on a tracking study for the CDC which we have been working on since 2001. We also worked on another tracking study for over 10 years with NORC for the CDC. We have worked on other health related multi-year tracking studies for other clients including, RTI International, IMPAQ, and for Morpace.

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Businesses are also major downstream purchasers of market research services. The industry is dependent on corporate profit margins, which influence corporate spending on advertising and market research. The outsourcing of government research projects and recurring political events, like presidential elections, help shelter this industry from shifts in the business or economic cycle.

Producers of consumer goods, including clothing, cosmetics, food, beverage and car manufacturers, depend on the Market Research industry. Demand from this segment is largely influenced by product research and development, which stimulates spending on advertising campaigns for new products. In order for a new product to succeed, there has to be a healthy level of consumer spending in the economy. When consumer spending retreated during the recession, businesses cut product research and development funding and slashed spending on market research.

The media, which includes digital, print, radio and television companies, is also a major source of demand for this industry’s services. Media research measures, analyzes and profiles audiences by collecting demographic information and other vital data. This downstream market has also curtailed its spending on market research, as the recession damaged margins for media and content services and producers.

In the political sphere, market research is necessary for a variety of areas, including political polling and the analysis of the public’s views on hot-button election issues. Over the years, we have completed hundreds of political polling projects including providing the polling for President Barack Obama’s campaign committee during his two Presidential elections, polling for the Democratic National Committee during President Obama’s two terms of office, Senate and House of Representative elections along with state and local elections and the polling for various Political Action Committees. In addition, we provided services for the absentee and exit polling for the 2016 Presidential Election.

Demand for market research services can also come from other downstream markets more insulated from the business cycle, such as healthcare and pharmaceutical companies, nonprofit organizations and other similar organizations.

Market Analysis

Market Potential. One of our primary goals is to attract more government clients, and the key is to focus on government research that requires stringent sampling methodologies and thus relies heavily on telephone data-collection. In the US, agencies of the federal government utilize not-for-profit survey research centers, usually associated with universities, such as the National Opinion Research Center at the University of Chicago NORC, ICF Inc. and RTI International for such research. These centers will subcontract the telephone data-collection for these research projects.

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Market Research Client Overview. The industry’s markets can be divided into three broad segments (1) providers of consumer goods and services wishing to measure and understand their market; (2) providers of media and advertising wishing to measure and understand their viewers; and (3) government institutions and political candidates wishing to measure and understand their constituents.

(1)	Consumer Goods and Services. This industry’s largest market includes businesses that produce or sell consumer items, such as packaged goods. Another major consumer product-based market segment is the automotive sector – which is a core piece of our business. Consumer service providers and the healthcare and pharmaceutical sectors also use significant amounts of market research. Market research firms provide consumer behavior information and retail transaction data, giving clients insights on how to make strategic decisions and measure their sales and market share. The reliance on these industries makes market research firms that specialize in this segment sensitive to changes in consumer and corporate spending. Demand for market research from consumer goods and services providers has been growing in the past five years, fueled by companies’ investments in research and development. Industry demand from this market is expected to grow at a faster rate during the next five-year period.

(2)	Media and Advertising Providers. Media research includes measuring and profiling audiences across social media and mobile platforms. This research includes collecting ratings and viewer data for print and electronic media. Clients use media research to better understand their audiences and maximize the value of their content. Recently, demand for online media viewership data has been on the rise; this has grown from merely measuring the number of unique hits on a website to include data on the consumption of online media such as streaming radio and social media, as well as music and video downloads. Measuring the effectiveness of internet advertising has become a priority because the number of internet clients is increasing and, as a result, the volume of expenditure on online advertising has increased accordingly. Market research is the leading factor in identifying what specific marketing tool will be most effective for a given population and situation.

(3)

Government. Government organizations use research in many ways, including measuring public opinion regarding health services, medical treatment, mental and physical abuse, alcoholism, and food safety and the tracking of health care. We have worked on numerous projects over the years for various organizations contracted by the Government, including: NORC, we provide a dedicated staff on a tracking study for the CDC which we have been working on since 2001. We worked on another tracking study for over ten years with NORC for the CDC. We have worked on other health related projects for other clients including, RTI International, IMPAQ, Morpace Market Research and for SSRS.

(4)	Political Organizations. We provide polling to profile an electorate, a particular demographic segment or a party’s supporters or opposition, measure an audience for political advertising and information campaigns, as well as the response to these strategies. Over the years, we have completed hundreds of political polling projects including providing the polling for President Barack Obama’s campaign committee for his two Presidential elections, polling for the Democratic National Committee during President Obama’s two terms of office, Senate and House of Representative elections along with state and local elections and the polling for various Political Action Committees. In addition, we provided services for the absentee and exit polling for the 2016 Presidential elections.

Strategy Consulting Market Overview. The overwhelming majority of industry revenue is generated from the private sector. Financial services, consumer product and manufacturing industries represent the largest private businesses; however, the industry also derives a significant proportion of revenue from government organizations, individuals and nonprofit organizations. The markets for industry competitors can vary drastically between operators.

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(1)	Financial Services Companies. Financial service providers are the consulting industry’s largest consumer, accounting for an expected 22.7% of industry revenue in 2017. This market uses a variety of services, from strategic planning to organizational restructuring. Major international banks, for example, employ consultants to streamline operations and maintain profit levels. After the downturn, many financial services companies restructured to adapt to the changing regulatory environment and remain profitable, which was a boon to this industry. Additionally, as the economy has strengthened over the past five years, the financial services sector has thrived. As profit margins from this sector have grown, demand for consultants that can help financial services companies expand and efficiently structure and invest profit has grown. Demand from the financial service industry is expected to increase over the next five years as the industry continues to profit and expand. Consulting businesses are able to interact with and help those financial servicers wield their massive economic power. Consultants can suggest increased attention be paid towards any of the sections, and help those financial institutions be in better synch with the consumers they serve.

(2)	Consumer Products and Manufacturing Companies. The consumer products and manufacturing markets focus on the branding and logistics consulting segments because sales and shipping are significant factors in these fields. For example, typical clients in this market include manufacturers, wholesalers, retailers and distributors in industries such as consumer products, apparel, automotive and aviation and aerospace. In 2017, the consumer products and manufacturing markets are expected to account for a combined 26.3% of industry revenue. Higher US industrial production and manufacturing activity has increased demand for consultants, who offer expertise in streamlining the production process. In addition, the prospect of the high economic growth in many emerging economies over the next five years is leading to a rush by many consumer goods manufacturers to enter these developing markets. Consulting firms will continue to assist in the growing production in South American and Asian markets, making consumer manufacturing a likely source of demand growth over the next five years.

(3)	Government Organizations. Government organizations are expected to account for 19.2% of industry revenue in 2017. Consultants are hired by federal agencies to advise these organizations on methods to better administer grants, deliver benefits and entitlements to their employees and provide necessary services to their citizenry. They also advise on public projects, such as infrastructure, and often advise on public-private partnership projects. Consultants may work for governments at the federal, state and local level. Within this segment, work from federal government agencies is expected to contribute 16.1% of industry total revenue, while state government agencies are expected to contribute 3.1%.

(4)	Technology, Media and Telecommunications Companies. Clients in this market segment seek consultants to advise on business strategy in relation to the wide field of IT, including telecommunications and digital media. Telecommunications is a rapidly changing field that is strongly influenced by technological change. As many businesses increasingly focus their businesses online, many engage consultants to adjust their strategy to take advantage of digital opportunities. In recent years, digital technologies have proved a disruption to existing business processes, resulting in companies seeking expert advice in how to respond and take advantage of new technologies. For example, the introduction of big data, the introduction of voice over internet protocol, and opportunities in B2B telecommunications have all been issues considered by consultants in the past five years. Since digital disruption is accelerating, revenue from this market is expected to grow over the next five years

(5)	Individuals and non-profit Organizations. Besides government and private enterprise, consultants also work for individuals, private endowments, institutions and nonprofits.

(6)	Healthcare and Life Sciences Sector. The healthcare market, which is primarily composed of hospital management and pharmaceutical companies, uses the industry’s logistics, human resources and public relations services. Healthcare science and technology are rapidly expanding frontiers, even as economic and financial pressure reduce profit margins, intensify competition and constrain the funds available for investment. This changing environment is encouraging healthcare companies to hire consultants to aid in improving cost while maintain standards in treating ill patients. This market is expected to grow over the next five years.

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(7)	Energy and Resource Companies. Energy and resource companies also take advantage of consultants and are estimated to account for 7.4% of total revenue in 2017. This includes oil drilling, gas extraction and mining companies that use consultants to help develop corporate branding, navigate changing regulation and direct investments. Over the past five years, energy and resource companies have fallen as a proportion of the industry’s revenue, particularly as oil prices fall and reduce investment in new facilities.

Market Opportunity

We believe companies, including our clients, require an increasing amount of data and analytics to set strategy and direct operations. This has resulted in a large market for business information and insight which we believe will continue to grow. Our clients are corporations, government agencies, political pollsters, and the entertainment and hospitality industries. We believe that significant economic, technological, demographic and competitive trends facing consumers and our clients will provide a competitive advantage to our business and enable us to capture a greater share of our significant market opportunity.

The media landscape is dynamic and changing. Consumers are rapidly changing their media consumption patterns. The growing availability of the internet, and the proliferation of new formats and channels such as mobile devices, social networks and other forms of user-generated media have led to an increasingly fragmented consumer base that is more difficult to measure and analyze. In addition, simultaneous usage of more than one screen is becoming a regular aspect of daily consumer media consumption. We have effectively measured and tracked media consumption through numerous cycles in the industry’s evolution—from broadcast to cable, from analog to digital, from offline to online and from live to time-shifted. We believe our distinct ability to provide metrics across social media, and mobile platforms helps our clients better understand, adapt to and profit from the continued transformation of the global media landscape.

Increasing amounts of consumer information are leading to new marketing approaches. The advent of the internet and other digital platforms has created rapid growth in consumer data that is expected to intensify as more entertainment and commerce are delivered across these platforms. As a result, companies are looking for real-time access to more granular levels of data to understand growth opportunities more quickly and more precisely. We believe that this presents a significant opportunity for us to work with companies to effectively manage, integrate and analyze large amounts of information and extract meaningful insights that allow marketers to generate profitable growth.

Consumers are more connected, informed and in control. Today, more than 37% of the world population is an active social media user according to a study conducted by Hootsuite. There are more than 3.8 billion global internet users (52% of the world population), and 4.9 billion unique mobile device users, with 60% of those mobile device users utilizing the internet from their device. In 2016, internet users grew by 10%, or 354 million, and mobile users increased by 5%, or 222 million. Advances in technology have given consumers a greater level of control of when, where and how they consume information and interact with media and brands. They can compare products and prices instantaneously and have new avenues to learn about, engage with and purchase products and services. These shifts in behavior create significant complexities for our clients. Our broad portfolio of information and insights enables our clients to engage consumers with more impact and efficiency, influence consumer purchasing decisions and actively participate in and shape conversations about their brands.

Demographic shifts and changes in spending behavior are altering the consumer landscape. Consumer demographics and related trends are constantly evolving globally, leading to changes in consumer preferences and the relative size and buying power of major consumer groups. Shifts in population size, age, racial composition, family size and relative wealth are causing marketers to continuously re-evaluate and reprioritize their consumer marketing strategies. We track and interpret consumer demographics that help enable our clients to engage more effectively with their existing consumers as well as forge new relationships with emerging segments of the population.

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Consumers are looking for greater value. Economic and social trends have spurred consumers to seek greater value in what they buy as exemplified by the rising demand for “private label” (store branded) products. This increased focus on value is causing manufacturers, retailers and media companies to re-evaluate brand positioning, pricing and loyalty. We believe companies will increasingly look to our broad range of consumer purchasing insights and analytics to more precisely and effectively measure consumer behavior and target their products and marketing offers at the right place and at the right price.

Continue to attract new clients and expand existing relationships. We believe that substantial opportunities exist to both attract new clients and to increase Phone, Online and Analytics segments, we expect to sell new and innovative solutions to our new and existing clients, increasing our importance to their decision-making processes.

Continue to pursue strategic acquisitions to complement our leadership positions. We have increased our capabilities and expanded our geographic footprint through acquisitions in the areas of online and mobile measurement, social networking, advanced analytics and advertising effectiveness. Going forward, we will consider select acquisitions of complementary businesses that enhance our product and geographic portfolio and can benefit from our scale, scope and status as a global leader. We have not entered into any agreements to acquire any specific business.

Our Growth Strategy

We believe that we are well-positioned for both domestic and international expansion and have a multi-faceted marketing and growth strategy that builds upon the MR2 Group brand, strong and lasting client relationships and the integral role we play in the market research, data-collection and analytical field. However, our growth strategy is subject to certain risks. For example, we may be unable to adapt to significant technological changes such as changes in the technology used for data-collection and processing, or we may not be successful in expanding our MR2 Life segment. In addition, consolidation in our clients’ industries may reduce the aggregate demand for our services. While we take all measures toward being a leader in our field and not falling prey to such risks, such risks still exist. See “Risk Factors” on page 19.

By separating the business of Precision Opinion into three separate subsidiaries: (i) Precision Opinion; (ii) Turning Point; and (iii) MR2 Life, we believe we will increase our focus and will drive and diversify revenues and allow for higher profit margins.

Precision Opinion. We plan to acquire and/or start-up an additional 200 CATI stations, consisting of 125 and 75 CATI stations primarily dedicated to the Hispanic and Asian demographics, respectively. These additional CATI stations will be staffed by both bi-lingual Hispanic and Asian research associates. We believe that having bi-lingual research associates will provide us with the flexibility to utilize our research associates on both English-speaking surveys or surveys in the respective in-language. We believe that these new CATI stations will enable us to serve more government and private clients and projects with a niche demographic focus on Hispanic and Asian consumers. Most of the surveys we are engaged to perform include a specific number of surveys completed in-language with the most prevalent request being for Hispanic and then Asian requests, primarily in one or more of the Chinese dialects. Based on a Pew Research study conducted in 2017, the Asian immigrant population in the US grew at 72% and Hispanic immigrant population grew at 60% between 2000 and 2015. This same Pew study forecasted that in the next 50 years, the Asian population will make up 38% of all US immigrants, with Hispanics making up 31% of the population. Our plan to expand our operations to include additional Asian and Hispanic language capacity is based on the current and future estimated demand for bi-lingual surveys from our clients.

Turning Point. Given the current state of online market research, and the consolidation of large players, we believe that there is an opportunity for us to grow through strategic acquisitions in our online product line. To achieve this growth, we intend to acquire a new subsidiary focused on providing online services to our existing clients. We intend to use a portion of the net proceeds of the offering for use in R&D to enhance our online platform, and ultimately to enhance demand across all of our facets: virtual online focus groups, chat rooms, panel design, panel building, panel recruitment, survey design & implementation, and panel management and identify acquisitions as appropriate.

MR2Life. We are seeking to re-position ourselves in the market as more of a strategic consultant and to pursue strategic acquisitions to complement our business and to offer consulting services to assist clients to not only understand and analyze the data gathered, but also how to act upon such data in an effective manner. We intend to continue to develop our product and service portfolio to provide our clients with comprehensive and advanced solutions, including our analytical offerings across all facets of our client base to provide a more comprehensive offering and help our clients think through their most important challenges.

MAi Research. On March 14, 2018, we entered into a non-binding letter of intent to acquire substantially all of the assets of MAi Research, including but not limited to all tangible and intangible assets, goodwill, intellectual property, contracts and client lists but excluding cash on hand, accounts receivable and assume certain known liabilities. The closing of the acquisition is conditioned upon, and is scheduled to close simultaneously with, the closing of this offering. In consideration for these assets, we agreed to a purchase price in an amount equal to five times of MAi Research’s earnings as set forth in its audited financial statements for the fiscal year ended December 31, 2017, before interest, taxes, depreciation and amortization, with certain agreed upon add-backs (the “Adjusted EBITDA”). For purposes of this transaction, we and MAi Research have agreed that its targeted Adjusted EBITDA for 2017 shall be $700,000 (the “Target”), which equates to a targeted purchase price of approximately $3,500,000. If MAi Research’s Adjusted EBITDA is less than the Target, then either we or MAi Research shall have the absolute and separate option, within five (5) calendar days following receipt of MAi Research’s 2017 audited financial statements, to declare the letter of intent null and void, with no further duties, obligations or liabilities owed to anyone except as set forth therein.

Data Security

Data security is critical for Precision Opinion. Many of our clients demand the highest levels of data security and regularly test our system to ensure we meet their standards. Our experience in working with NORC as a subcontractor and as their disaster recovery facility under FISMA guidelines for their National Immunization Study for the CDC provides us with the information technology framework, platform and knowledge to obtain a FISMA moderate-level rating certification.

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We plan to allocate funds from this offering to upgrade our information systems and security in order to obtain a FISMA “moderate” rating certification, which we believe will provide us with the opportunity to increase our sales presence in government contract work, primarily within the healthcare industry.

FISMA- FISMA is United States legislation that defines a comprehensive framework to protect information, operations and assets against natural or man-made threats. FISMA was signed into law as part of the Electronic Government Act of 2002. The focus of this program is to improve the security of information and information systems through the creation of clear standards that can be used by government and businesses. FISMA requires development, documentation, and implementation of an information security system for data and infrastructure that meet minimum standards for protection of the information and systems.

FISMA Compliance Benefits - When implemented, FISMA compliance increases the security of sensitive federal and other information. Continuous monitoring for FISMA compliance provides agencies with the information they need to maintain a high level of security and eliminate vulnerabilities in a timely and cost-effective manner.

Companies operating in the private sector, particularly those who do business with federal agencies also benefit by maintaining FISMA compliance. FISMA compliance provides private companies with advantages when trying to secure new business from federal agencies as by meeting FISMA compliance requirements, companies are meeting the security best practices outlined in FISMA’s requirements.

Process to Secure FISMA Moderate Compliance - FISMA requires program officials to conduct annual reviews of information security programs, with the intent of keeping risks at or below specified acceptable levels in a cost-effective, timely and efficient manner. The National Institute of Standards and Technology (NIST) outlines nine steps toward compliance with FISMA:

1.	Categorize the information to be protected.
2.	Select minimum baseline controls.
3.	Refine controls using a risk assessment procedure.
4.	Document the controls in the system security plan.
5.	Implement security controls in appropriate information systems.
6.	Assess the effectiveness of the security controls once they have been implemented.
7.	Determine agency-level risk to the mission or business case.
8.	Authorize the information system for processing.
9.	Monitor the security controls on a continuous basis.

The process to obtain a FISMA moderate compliance is lengthy process as it requires enhanced, controls, reporting and continued audits over a sustained period to show the history of systems maintenance, performance and adherence with established protocols. All results from system audits are compiled to produce an accreditation package submitted to the government agency in control of the project. Included in the package is a core document, the Enterprise System Security Plan.

The Enterprise System Security Plan covers the technical, administrative, and operational controls among thirteen (13) different control families with over 300 individual controls. Each control requires a detailed description of its purpose, use, and other elements.

In addition, the NIST (NIST SP 800-53 Rev. 4) represents the set of baseline security controls for information systems and organizations. This provides for additional documentation for control families related to the risk management framework including privacy of information.

FISMA Budget and Timeframe - To obtain the FISMA Moderate certification, we are estimating a total cost of $400,000 which will be allocated from the offering proceeds. To maintain our FISMA moderate level certificate, we will require two additional staff (Information System Security Officer and Network Security Administrator) at an estimated annual payroll cost of $250,000.

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We are projecting that it will take approximately nine (9) months to complete the FISMA certification process and obtain our moderate level certification.

GSA - A Federal Supply Schedule Contract (also known as a GSA or MAS contract) is a no-bid contract that is awarded through the General Services Administration. An FSS/GSA contract is the premier contract vehicle across the Federal government. This is the most sought-after and prestigious contract that a commercial business can have with the federal government. The FSS/GSA program allows the government to (i) procure commercial items from the marketplace through an expedited and simplified process, (ii) offers these goods/services at a significant cost savings, and (iii) gives commercial businesses direct and first access to selling their goods or services to the federal government.

The buying process is simplified because GSA has completed the vendor preapproval portion of the procurement process on behalf of government buyers.

GSA Benefits - Contractors with GSA Certification experience realize reduced paperwork. GSA certified provides both the contractors and buyers a marketplace whereby buyers seeking out market research services only issue requests for proposals to those certified GSA market research contractors making certification by GSA a large advantage. These no-bid contracts are an opportunity for Precision Opinion to secure new business.

GSA Approval Process - The FSS/GSA contract preparation process consists of multiple sections, which is broken down into stages to ensure accurate, complete and compliant submissions to GSA. The seven steps to a GSA certification are:

1.	Gather Required Documentation
2.	Proposal Write-up
3.	Proposal Submission
4.	GSA Proposal Review
5.	GSA Agency Contract Negotiation
6.	Final Proposal Revision
7.	GSA Contract Award

Each section requires information and supporting documentation for application preparation. To become eligible to bid on a GSA schedule, organizations must complete a number of steps including registering in the government’s SAM (System for Award Management) and providing previous customer contact information as a means for the GSA to perform a past performance evaluation.

Initially, a document package, called an “offer” is prepared and submitted to the GSA for the agency to review. After the GSA has reviewed the offer, they will respond with several clarifications which must be addressed. After the offer documents are deemed acceptable by the GSA, Negotiations are scheduled and completed, which determine final GSA Contract Pricing. The final terms and conditions agree upon in Negotiations are wrapped-up in the Final Proposal Revisions document, then the GSA Contract is awarded, and Precision Opinion is then GSA Certified.

GSA Timeline and Budget - The GSA application and submission process takes approximately four to five months. After submission, the GSA review process can take up to an additional six to twelve months for an award. The GSA certification certifies that Precision Opinion is a trusted source contractor.

To obtain our GSA certification, we are estimating a total cost of $100,000 which will be allocated from the offering proceeds.

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We intend to also focus on securing new government contracts primarily within the healthcare sector. The government sector is the leading source of market research, and government agencies within the healthcare and human services sector, such as the CDC and the FDA. Such market research tends to be large-scale, highly complex and well-disciplined, requiring long-term commitment in both manpower and capital resources, which is the foundation of our business. We believe that we have the acumen and capability required for these kinds of government projects. In addition, both government-related and healthcare-related projects typically higher profit margins as compared to other data-collection projects due to privacy issues stemming from possessing medical information and the costs associated with building and maintaining secure data sites, providing project-specific training for our research associates, managing the complexity of data samples, as well as complying with additional reporting requirements. Further, due to the expense of becoming and maintaining the FISMA “moderate” rating certification, there are fewer data-collection firms to compete with in this area.

Technology Infrastructure

Our state-of-the-art 650 CATI call-center occupies over 36,000 sq. ft. at our corporate headquarters in Las Vegas, Nevada. This includes a purpose built secure server room housing all CATI infrastructure and interface with our telephone vendors. Our call-center is equipped with multiple DS3 circuits and over 100 PRIs to handle high call volumes, frequency and percentages, production reports and data delivery. We believe our facility is state-of-the-art, and that our predictive dialers and algorithms produce accurate and sophisticated data in the United States as compared to our competitors. Our facility includes:

●	650 Seat CATI (Computer Assisted Telephone Interviewing) Workstations
●	VOXCO Command Center / Pronto Predictive Dialers
●	CfMC Data-collection / Pro-T-S Predictive Dialers - Quancept Data-collection / MR Predictive Dialers
●	Nutanix, VMWare, HP Servers, Dell Workstations and Noise Cancelling Headsets
●	SQL Cluster
●	Centralized UPS
●	Training Classroom
●	24hr Video Surveillance
●	Redundant Core Cisco Switch Gear (30GB Backbone)
●	Gigabit Networking to each Interviewer Workstation
●	Redundant Telephony
●	Providers include TPX / Cox / XO / Century Link / Level 3
●	Direct Fiber Connection to Providers

Data Processing/Tabulations. We utilize the Survey System tabulation program, outsourcing our tabulations or producing them internally. We believe Survey System to be not only cost effective but also a preferred analytical method.

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Segregation of Data. We utilize what we believe to be a sophisticated database for storage of response data at rest. Each of our clients have their own database; thus, enhancing the security and privacy of surveys and respondent data. Only the client and users can access the surveys and related data. Access to each database is governed by the permissions granted in each respective application.

Redundancy. All of our systems must meet specifications to be redundant and easily scalable. These systems are equipped with RAID 5 disk arrays allowing hard drives, power supplies, and fans to be replaced on the fly without any downtime. In addition, our servers are equipped with spare memory and dual-network connections as fail safes. Our entire network operates on a 30-gigabit network backbone powered by Cisco equipment.

Our network switches and routers are connected via redundant links and power, which is protected by our PowerWare centralized uninterruptible power supply system. This UPS provides continuous power in the event of an outage. Our server room is on a separate panel that the UPS feeds for over 2 hours of uptime during an outage protecting all data so that it is written gracefully to all server hard drives. Both of our locations are connected to telecom providers via direct fiber to the street which provides us access to this fiber SONICNet ring that provides accessibility for dedicated calling in the event of an outage.

Infrastructure Specifications. We use Nutanix, the latest cutting-edge web computing platform and VMWare for our mission critical infrastructure. This is the same hardware that the Department of Defense, National Security Agency, and other state/federal government organizations rely on due to its high availability, performance and scalability. The Nutanix is connected via 10GB backbone links to redundant switches. The VM switch gear is connected via 40GB (yes 40 GB) links between the VM environment.

Marketing

Since the inception of Precision Opinion, we have relied on organic growth marketing which has heavily relied on word-of-mouth lead generation due to our positive reputation throughout the industry.

In our expansion and growth plans, we intend to implement an integrating marketing strategy utilizing the marketing tactics awarded by opportunities such as social media and digital connection advancement to earn new business opportunities and lead generation. We intend to revamp our existing marketing campaigns to gear us towards not only the best data-collection and analytics firm available, but to being industry influencers and thought leaders. This is to be accomplished through a variety of engaging tactics mixed with a backbone of traditional marketing efforts. The goal is to generate a higher demand for our strategic consulting and primary research services. Our new marketing plan is designed to help us create an umbrella brand that is comprised of industry leading companies and forwarding thinkers that focuses on elevating the strategic consulting and online data-collection and analytics study services.

Moving forward, our marketing strategy will continue to focus on influencing organic growth by way of the latest available mediums. These strategical maneuvers will include, but are not limited to, digital video campaigns, target online marketing segmentation, public speaking engagements, search engine optimization, quarterly publications of industry opinions brought to you by our brand, and use of modern and traditional direct sales tactics. Through these methods, we will continue to establish ourselves as a leader in providing quality market research solutions to our clients everywhere, in addition to growing into new market segments and establishing a foothold of our services into new market segments and regions around the globe.

The main goal of our marketing plan is to continue to establish a brand for long-term success and to increase overall awareness on our value proposition. To do this, we plan to utilize the following channels:

●	Digital Marketing (Website and Brand Identity, Social Media Marketing, Search Engine Optimization);
●	Influence Marketing (Publication Editorials, Insights Video Productions, Public Speaking Events); and
●	Multi-Media Marketing (Public Relations, Collegial Integration Courses, Traditional Print Platforms).

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Competition

We are home to the second largest telephone data-collection call center in the United States on the basis of the number of CATI stations that Precision Opinion utilizes, as well as based on information obtained from CATI suppliers/vendors, published reports and data from Blue Book Marketing Research Services and Focus Group Facility Directory, Green Book Directory and Quirk’s Media within the market research industry. While we explore the expansion of our service offerings, including consulting, we will face competition from a number of competitors. These competitors utilize similar primary methodologies as we do, but we believe that they lack the customization and the diversification in market research collection channels that we offer, which we believe gives a competitive edge. Some of these competitors may have more resources than we do.

Our primary competitors include:

Interviewing Services of America.

ISA has been in the data-collection industry since 1983. Their services include phone, online, mobile, IVR and Face-to-Face data-collection. Their focus is primarily in multicultural data-collection with specific services aimed towards Asian and Hispanic Americans. ISA has 325 CATI stations in the United States of America.

MAXimum Research, Inc.

MAXimum Research, Inc. has been in business for almost 20 years. Located out of New Jersey, they are the owners of a 100 CATI station data-collection center that utilizes CfMC dialing software. Their services primarily cater to Business-to-Business and Political Polling Data-collection.

Survey Sampling, Inc.

SSI is a data-collections provider for consumer and business-to-business survey research. They operate 40 office locations and have offices in 20 counties. Their offerings include sample, data-collection, CATI, questionnaire design, programming, reporting and data processing. They have multiple CATI data-collection centers totaling 2,500 CATI stations with a majority of these stations locate outside the US and therefore limits their ability to secure government related work.

California Survey Research Services, Inc.

CSRS was established in 1981 and is located out of Los Angeles, California. Their work is focused around the utilization of their CfMC CATI Software to collect data for university, legal organizations, government and corporate clients. CSRS also has a focus in Spanish language capabilities.

The MSR Group.

The MSR Group is a market research firm located in Omaha, Nebraska that houses a 250-station CATI data-collection center. Their expertise lies in qualitative and quantitative research for advertising agencies and customer satisfaction related industries. They also have a focus group facility.

ReconMR.

ReconMR is a data-collection firm headquartered in Austin, TX which has been in business for nearly 20 years. Their services are catered to political pollsters, universities and a variety of media outlets. They have 300 CATI stations and employ roughly 700 individuals between their three offices located around Texas.

Seasonality

Our operating results may be affected by seasonality fluctuations. Spending on market research is subject to seasonal fluctuations. For example, many clients tend to devote a significant portion of their research budgets during the fourth quarter of the calendar year and reduce spending during the first quarter of each calendar year. In addition, political elections at either state or federal tend to involve increased spending in market research and data-collection services. In years where there are no elections, spending is decreased, and thus our revenue, operating results and cash flow from operations may decrease.

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Government Regulations

Our operations are subject to and affected by data protection laws in many countries.

These laws constrain whether and how we collect personal data (i.e., information relating to an identifiable individual), how that data may be used and stored, and whether, to whom and where that data may be transferred. Data-collection methods that may not always be obvious to the data subject, like the use of cookies online, or that present a higher risk of abuse, such as collecting data directly from children, tend to be more highly regulated; and data transfer constraints can impact multinational access to a central database and cross-border data transfers.

Some of the personal data we collect may be considered “sensitive” by the laws of many jurisdictions because they may include certain demographic information and consumption preferences. “Sensitive” personal data typically are more highly regulated than non-sensitive data. Generally, this means that for sensitive data the data subject’s consent should be more explicit and fully informed and security measures surrounding the storage of the data should be more rigorous. The greater constraints that apply to the collection and use of sensitive data increase the administrative and operational burdens and costs of panel recruitment and management.

The attention privacy and data protection issues attract can offer us a competitive advantage. Because we recognize the importance of privacy to our panelists, our clients, consumers in general, and regulators, we devote dedicated resources to enhancing our privacy and security practices in our product development plans and other areas of operation, and participate in privacy policy organizations and “think tanks.” We do this to improve both our practices and the perception of our brand as a leader in this area.

Security. We monitor and record with 24-hour surveillance video along with physical security and high availability corporate firewalls. The intrusion detection system monitors network and system activities for malicious activities or policy violations. To ensure uptime and service level agreements mission critical systems are constantly monitored 24/7 with real time alerts and notification along with necessary back-up/redundant systems. We meet federal government compliance, and we believe we can deliver a secure manner of exchanging sensitive data with our clients and partners including HIPAA, HITECH, FISMA, OMB, and FIPS-140 using cryptographic modules. We use Transport Layer Security (“TLS”) encryption (“HTTPS”) and survey security options such as password protection and HTTP referrer checking. We also offer secure client portals also such as SharePoint including automated notifications of new data. In addition, we run an internal security audit annually.

The Telephone Consumer Protection Act of 199 – 47 U.S.C. § 227. The TCPA is a federal statute that was enacted by Congress over 20 years ago to protect consumers from unwanted telephone calls and faxes. In this regard, the TCPA restricts telephone solicitations (i.e., telemarketing) and the use of automated telephone equipment. The TCPA limits the use of automatic dialing systems, artificial or prerecorded voice messages, SMS text messages, and fax machines. TCPA is also the authority for the National Do-Not-Call List.

Precision Opinion is a market research company. As a market research company, we do not sell any products or services and therefore we are exempt from the National Do-Not-Call-List. Under TCPA rules and regulations, the most significant TCPA requirement that Precision Opinion must follow is the prohibited use of any automatic dialing system when dialing a respondent cell phone. Under TCPA, when we are working on a data-collection project that includes calling respondents on their cell phones, we are not allowed to dial cell phones using any automated dialing system, calls to cell phones can only be made by one of our research associates using manual intervention and not using any automated dialing.

To ensure we remain compliant with TCPA regulations, we have established certain protocols to prevent the automated dialing of respondent cell phones. These protocols start with and include, the identification of active ported and cell phone numbers through an up-to-date master listing of all telephone numbers provided by the service providers. This process identifies whether a telephone number is a cell phone or a land line phone. Once the type of telephone number is identified, all cell phone numbers are separated and can only be dialed by our research associates by using manual intervention.

The Health Insurance Portability and Accountability Act. HIPAA is designed to protect personal information, data collected and stored medical records. The HIPAA Privacy Rule establishes national standards to protect individuals’ medical records and other personal health information and applies to health plans, health care clearinghouses, and those health care providers that conduct certain health care transactions electronically.

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For Precision Opinion, we are required to follow the HIPAA regulations when a telephone data-collection project is specifically classified as HIPAA by our clients. For Precision Opinion to be compliant with HIPAA regulations on a medical related project, all research associates and management responsible for contacting respondents as part of a medical related project must participate in specific Personally Identifiable Information (“PII”) training. Upon completion of PII training, each person is certified and allowed to handle respondent medical information in accordance with HIPAA.

For the storage of medical information obtained during the fielding of a HIPAA medical related project, Precision Opinion segregates all specific PII data into separate the data locations, the data is encrypted, and the data is treated as need to know basis using least required permissions. Each of our clients have their own secured database which protects the security and privacy of surveys and respondent PII data. Only the client and authorized users have access the surveys and related PII data. Access to each database is governed by the permissions granted in each respective application by our clients. We use Transport Layer Security (“TLS”) for encryption, Hypertext Transfer Protocol (“HTTPS”) for secure communication and survey security options such as password protection and HTTP referrer checking. All PII data is properly destroyed after completion of a project in accordance with our client’s requirements.

Employees

As of December 31, 2017, we currently have 36 full-time employees, 598 part-time employees and one independent consultant.

Properties

Our corporate headquarters are located in Las Vegas, NV, where we currently occupy approximately 36,318 square feet of executive office space. We currently pay base monthly rent of $40,470.81 for our headquarters and our lease expires on December 31, 2019. At the present time, we believe our facilities are suitable and adequate for our current needs. However, as part of our expansion plans, we will need to identify and lease additional office space as required to support the build-out of our service offerings and business divisions.

Legal Proceedings

We may be involved from time to time in ordinary litigation, negotiation and settlement matters that will not have a material effect on our operations or finances. We entered into a settlement agreement on April 10, 2018 relating to a contract dispute with a financial broker who claimed that they were owed $200,000. The dispute was settled in full for $65,000 in future payments, commencing in June 2018. MR2 Group fully reserved for this settlement as of December 31, 2016.

The data included in this prospectus regarding market share, market position and industry data pertaining to our business are based on reports of published industry sources and estimates based on our management’s knowledge and experience in the markets in which we operate. These estimates have been based on information obtained from our trade and business organizations and other contacts in the markets in which we operate. We believe these estimates to be accurate as of the date of this prospectus.

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MANAGEMENT

Executive Officers and Directors

Set forth below is certain information with respect to the individuals who are our directors and executive officers as of the date of this prospectus:

Name	Age	Position(s)
James T. Medick	71	President, and Chairman of the Board of Directors
Bruce H. Baum	60	Chief Financial Officer and Chief Operating Officer
Gary E. Stein, Esq.	68	Executive VP, General Counsel and Corporate Secretary
Alexander J. Medick	30	Chief Marketing Officer
John F. Marz	71	Independent Director
Dmitri V. Sinenko	39	Independent Director
Randall Thoman	61	Independent Director

James T. Medick. Mr. Medick has served as President and director of MR2 Group, Inc. through Precision Opinion since July 2007. From 1990 to 2007, Mr. Medick served as Chief Executive Officer of MRC Group a private company that provided market research, analytical and consulting services. From 1985 to 1990, Mr. Medick served as Senior Vice President of the Gallup Organization, a private company that provides market research, consulting, training to domestic and international companies. From 1980 to 1985, Mr. Medick served as President of The Medick Agency, located in Orlando, Florida, a private company that provided marketing, public relations and advertising services. From 1973 to 1980, Mr. Medick served as Vice President of Global Marketing of Mattel, Inc, a public company that sells and markets a variety of products and services. Mr. Medick obtained his BS/BA degree in Business Administration and Marketing from the University of Florida in 1968.

Bruce H. Baum. Mr. Baum has served as Chief Operating Officer and Chief Financial Officer of MR2 Group, Inc. since May 2016. From April 2014 to June 2015, Mr. Baum served as Chief Operating Officer and Chief Financial Officer of Le Maitre, USA a private company that is a manufacturer and distributor of pyrotechnics and other special effects across the globe. From January 2013 to April 2014, Mr. Baum served as Chief Financial Officer of Pyrotek Special Effects Inc., a private company that provides pyrotechnic and special effects for the entertainment industry, traveling concerts and tours. From March 2011 to April 2012, Mr. Baum served as Chief Operating Officer and Chief Financial Officer of gograbme technologies, a private company that provided text marketing services to businesses. From November 2004 to December 2010, Mr. Baum served as President of J.F. Bellini Co., a private company that provided wholesale distribution of floor covering and installation products. From March 2002 to June 2004 served as Executive Vice President and as an Officer/Director of MICE North America a US subsidiary of a UK public company that provided variety of services and products for companies exhibiting in tradeshows, conventions, fairs and mobile tours. From February 1981 to September 2001, Mr. Baum was with the Viad Corp. (f/k/a The Greyhound Corporation), a public company and its subsidiaries in a variety of roles. Mr. Baum’s last role with Viad Corp. was with its subsidiary, GES Exposition Services, Inc. where he served as Executive Vice President and Chief Financial Officer. Mr. Baum obtained his BS degree in Business Administration and Finance from the Arizona State University in 1980 and a MBA from University of Phoenix in 1987.

Gary E. Stein, Esq. Mr. Stein has worked for Kiefer and Associates, Inc. since 2013, where he has served as both legal counsel and Strategic Business Partner Manager. His responsibilities include legal, financial and mergers and acquisitions analysis. Kiefer and Associates, Inc. is a specialty engineering consulting firm for the oil, gas and power industry in the areas of Fitness for Service, Failure Analysis and Welding, In-line Inspection Qualification and Stress Analysis. Mr. Stein holds both a J.D. and a B.A. in Political Science from Capital University.

Alexander J. Medick. Mr. Medick has served as Chief Marketing Officer and director of MR2 Group, Inc. since January 2013. From July 2010 to December 2012, Mr. Medick served as Vice President of Marketing of BlkHeart Group, a private company that provides marketing and management services for those in the entertainment industry, ranging from Grammy winning music groups, music producers, video producers and clothing design artists across the United States. From July 2009 to September 2010, Mr. Medick interned at Sedona Production Studios in Los Angeles, California where he worked directly with entertainment marketers, artist managers and world-renowned recording artists. Mr. Medick obtained an Associate’s Degree in Music Production and Music Management from Los Angeles Music School in 2010. Mr. Medick has also taken a variety of business, marketing, English and entrepreneurship classes from the College of Southern Nevada and University of Nevada Las Vegas.

John F. Marz. Mr. Marz has agreed to serve as a Director of MR2 Group, Inc. effective upon the closing of this offering. Mr. Marz owns Marz and Company, a marketing firm he founded in 2005. From 1997 to 2005, Mr. Marz was part of the Mandalay Resort Group. He currently serves on the Board of Directors of the Las Vegas Visitors and Convention Authority, the Southern Nevada Water Authority and is councilman for the City of Henderson, Nevada.

Dmitri V. Sinenko. Mr. Sinenko has agreed to serve as a Director of MR2 Group, Inc. effective upon the closing of this offering. Since December 2017, Mr. Sinenko has been a senior Trading Manager with Gunvor USA LLC part of the Gunvor Group, a private company located in Geneva, Switzerland. From September, 2017 to December, 2017, Mr. Sinenko was a senior Trading Manager with Noble Group, a public company. Mr. Sinenko received his MBA from IMD, Lausanne, Switzerland.

Randall Thoman. Mr. Thoman has agreed to serve as a Director of MR2 Group, Inc., effective upon the closing of this offering. He is a former Deloitte Touche Tohmatsu Limited audit partner with more than 32 years of experience serving large, complex public companies in the pharmaceutical, healthcare, real estate, gaming and manufacturing industries, as well as the public sector. Mr. Thoman has been a lead client service partner on many public company engagements, and has experience with SEC filings and reporting issued related to public debt and equity offerings, as well as merger and acquisition activities. Mr. Thoman also has experience in the implementation and monitoring compliance of Sarbanes-Oxley. Mr. Thoman serves on the Board of Directors of Southwest Gas and is a member of their audit committee.

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Family Relationships

Our Chief Marketing Officer is the son of our Chief Executive Officer. Other than the foregoing, no family relationships exist between any of our current or former directors or executive officers.

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors is primarily responsible for overseeing our risk management processes on behalf of our company. The Board of Directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. The Board of Directors focuses on the most significant risks facing our company and our company’s general risk management strategy, and also ensures that risks undertaken by our Company are consistent with the board’s appetite for risk. While the board oversees our company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our board leadership structure supports this approach.

Involvement in Certain Legal Proceedings

To our knowledge, our directors and executive officers have not been involved in any of the following events during the past ten years:

1.	any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

4.	being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.	being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.	being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board Committees

We expect that, immediately following this offering, the standing committees of our board of directors will consist of an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors may establish other committees to facilitate the management of our business. The expected composition and functions of the audit committee, compensation committee and nominating and corporate governance committee are described below. Members will serve on committees until their resignation or until otherwise determined by our board of directors.

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Audit Committee

Upon completion of this offering, our audit committee will consist of                , with                serving as the chairman. Our board of directors has determined that                   is an “audit committee financial expert” within the meaning of the SEC regulations. Our board of directors has also determined that each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector. The functions of this committee include:

●	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
●	helping to ensure the independence and performance of the independent registered public accounting firm;
●	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;
●	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
●	reviewing our policies on risk assessment and risk management;
●	reviewing related party transactions;
●	obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and
●	approving (or, as permitted, pre-approving) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Compensation Committee

Upon completion of this offering, our compensation committee will consist of             , with              serving as the chairman. The functions of the compensation committee will include:

●	reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;
●	reviewing and recommending that our board of directors approve the compensation of our directors;
●	reviewing and approving, or recommending that our board of directors approve, the terms of compensatory arrangements with our executive officers;
●	administering our stock and equity incentive plans;
●	selecting independent compensation consultants and assessing conflict of interest compensation advisers;
●	reviewing and approving, or recommending that our board of directors approve, incentive compensation and equity plans; and
●	reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.

Nominating and Corporate Governance Committee

Upon completion of this offering, our nominating and corporate governance committee will consist of          with         serving as the chairman. The functions of the nominating and governance committee will include:

●	identifying and recommending candidates for membership on our board of directors;
●	including nominees recommended by stockholders;
●	reviewing and recommending the composition of our committees;
●	overseeing our code of business conduct and ethics, corporate governance guidelines and reporting; and
●	making recommendations to our board of directors concerning governance matters.

The nominating and corporate governance committee also annually reviews the nominating and corporate governance committee charter and the committee’s performance.

Code of Ethics

We have adopted a code of ethics that applies to all of our employees, including employees of our subsidiaries, as well as each of our directors and certain persons performing services for us. The code of ethics addresses, among other things, competition and fair dealing, conflicts of interest, financial matters and external reporting, Company funds and assets, confidentiality and corporate opportunity requirements and the process for reporting violations of the code of ethics, employee misconduct, improper conflicts of interest or other violations. We will provide a copy of our code of ethics without charge upon written request to MR2 Group, Inc., 101 Convention Center Dr., Plaza 125, Las Vegas, NV 89109.

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EXECUTIVE COMPENSATION

The following table sets forth the compensation for our fiscal years ended December 31, 2017, 2016 and 2015 earned by or awarded to, as applicable, our principal executive officer, principal financial officer and our other most highly compensated executive officers as of December 31, 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total Compensation ($)
James T. Medick	2017	$271,163	$-	$-	$-	$-	$271,162.70
President and Director	2016	313,415	-	-	-	-	313,415.42
	2015	325,000	-	-	-	-	325,000.00
Bruce H. Baum (1)	2017	180,000	-	-	-	-	180,000.00
Chief Financial Officer and Chief Operating Officer	2016	107,404	-	-	-	-	107,403.86
	2015	-	-	-	-	-	-
Guthrie Rebel (2)	2017	260,000	-	-	-	-	260,000.00
Chief Technology Officer	2016	230,000	-	-	-	-	230,000.00
	2015	225,416	-	-	-	-	225,415.57
Matt McCoy	2017	175,000	-	-	-	-	175,000.02
EVP, Client Services	2016	175,000	-	-	-	-	175,000.02
	2015	114,151	-	-	-	-	114,150.97
Alex J. Medick	2017	130,652	-	-	-	-	130,652.00
Chief Marketing Officer and Director	2016	135,878	-	-	-	-	135,878.08
	2015	77,847	1,000	-	-	-	78,847.08

(1)	Mr. Baum was appointed in May 2016.
(2)	Mr. Rebel resigned on March 31, 2018 due to personal reasons.

Employment Agreements with Named Officers

We have entered into employment agreements with James T. Medick, President, Bruce H. Baum, our Chief Operating Officer and Chief Financial Officer and Matt McCoy, EVP Client Services. A description of each of the agreements follows:

James T. Medick. Mr. Medick’s employment agreement entitles him to an annual base salary of $325,000. The agreement also provides that Mr. Medick is eligible to receive an annual bonus and salary increase in the discretion of management. Mr. Medick’s employment agreement has a term of five years, commencing on January 1, 2014, and is automatically renewed unless otherwise agreed upon. Mr. Medick’s employment agreement does not entitle him to payment of severance.

Bruce H. Baum. Mr. Baum’s employment agreement entitles him to an annual base salary of $180,000, subject to performance-based increases on an annual basis as shall be determined by management. The agreement also provides that Mr. Baum is eligible to receive an annual performance-based bonus in such amount as shall be determined in the discretion of management. Mr. Baum’s employment agreement has a term of five years, commencing on May 1, 2016 and expiring on April 30, 2021, subject to the occurrence of a termination event.

Mr. Baum’s employment agreement provides for the payment of severance under certain conditions. If the Company terminates his employment without a “termination event,” Mr. Baum is entitled to receive, as severance payments, a continuation of his base salary for the remaining term of his employment agreement, subject to Mr. Baum’s execution of a general release and waiver of claims against the Company. Under the terms of the agreement, Mr. Baum is subject to confidentiality, non-solicitation and non-compete restrictions.

Under the employment agreement, the term “termination event” means committing an act of fraud against the company; failure to perform the services contemplated by the employment agreement with diligence or competence; materially breaching the employment agreement and failing to cure such breach within ten business days following receipt of written notice specifying the breach; mutual termination of the employment agreement between both parties; and voluntary termination upon receipt of 180 days’ written notice.

Gary E. Stein, Esq. Mr. Stein has a letter agreement with Precision Opinion, effective January 1, 2018, pursuant to which he is entitled to a monthly consulting fee in the amount of $10,000 for services rendered to the Company concerning both debt and equity financings and potential acquisitions. The consulting agreement shall cease upon the successful completion of this initial public offering.

We have no other agreements or related arrangements with our executive officers.

Outstanding Equity Awards at Fiscal Year-End

There were no outstanding equity awards at the end of December 31, 2017.

Director Compensation

We have not paid any compensation to our directors as of December 31, 2017.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

Precision Opinion currently has a bus lease through a wholly-owned company of its President, James T. Medick. Precision Opinion uses the bus to transport employees from various bus stops to the Company’s offices. In 2016, Precision Opinion paid $7,223 to Mr. Medick’s leasing company for use of the bus and paid $5,552 in 2017. The bus lease expires July 31, 2020 and provides for annual payments of $11,205 plus insurance and any necessary repairs and maintenance. The Company believes that such price is favorable when compared to its alternative options to transport such individuals.

Previously, we were party to a marketing consulting agreement with a wholly-owned company of our current Chief Marketing Officer, Alex Medick. Precision Opinion purchased marketing related services from Mr. Medick’s company including design, printing, advertising and other creative work. The agreement expired on December 31, 2017, and we have no intention to renew. Precision Opinion paid $19,408 and $204,209 to Mr. Medick’s company for marketing related services in 2017 and 2016, respectively.

During 2016, we entered into an agreement to defer the compensation of certain stockholders. The amounts deferred are payable at the discretion of the stockholders and included in accrued expenses. In certain instances, stockholders use personal credit cards for business related expenses. Upon submission of expense receipts, the stockholders are reimbursed for such expenses or the respective stockholder’s deferred compensation account is increased. The outstanding balance of deferred compensation was $96,508 at December 31, 2017 and $132,842 at December 31, 2016.

On October 20, 2016, we issued a 10% unsecured promissory note in the principal amount of $800,000 to our stockholder, Michael France. The entire principal balance together with any interest was due and payable by October 19, 2017. In September 2017, the Company and Mr. France entered into a note modification agreement to extend the maturity date to December 31, 2019. Also on October 20, 2016, we issued a 10% unsecured promissory note in the principal amount of $200,000 to Rebel Family Trust, our former Chief Information Officer’s trust. The entire principal balance together with any interest was due and payable by October 19, 2017. In September 2017, the Company entered into a note modification agreement to extend the maturity date to December 31, 2019.

Director Independence

The listing requirements and rules of Nasdaq generally require that independent directors comprise a majority of the members of the boards of directors of listed companies within one year of the closing of their initial public offerings. At this time, Messrs. John F. Marz and Dmitri V. Sinenko are our independent directors.

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that Messrs. John F. Marz and Dmitri V. Sinenko do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. In making this determination, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

In making this determination, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information with respect to the beneficial ownership of our voting securities by (i) any person or group owning more than 5% of any class of voting securities; (ii) our director and chief executive officer; (iii) our chief financial officer; and (iv) all executive officers and directors as a group as of April 25, 2018. Unless otherwise indicated, the address of all listed stockholders is c/o 101 Convention Center Dr., Plaza 125, Las Vegas, NV 89109.

Name of Beneficial Owner		Common Stock Beneficially Owned	Percentage of Common Stock
Directors and Officers:

James T. Medick	(1)	29,014	44.35%

Bruce H. Baum

Alexander Medick		-	-

Gary Stein		-	-

John F. Marz		-	-

Dmitri V. Sinenko		-	-

All officers and directors (6 persons)		29,014	44.35%

Beneficial owners of more than 5%

Edward Wilson	(2)	12,380	18.093%

Michael France		20,000	30.57%

Guthrie Rebel	(3)	4,020	6.15%

* Based on 65,414 shares of common stock issued and outstanding as of April 25, 2018.

(1)	The shares are held in the name of CAM Family Trust. Mr. James T. Medick is the trustee and holds sole voting and dispositive power over the shares.

(2)	The shares are held in the name of Edward A Wilson Revocable Trust 1986. Mr. Edward Wilson is the trustee and holds sole voting and dispositive power over the shares.

(3)	The shares are held in the name of Rebel Family Trust. Mr. Guthrie Rebel is the trustee and holds sole voting and dispositive power over the shares.

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DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights of our common stock and preferred stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of incorporation and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Nevada law.

We have authorized capital stock of 75,000,000 shares, consisting of 74,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 “blank check” preferred stock, par value $0.001 per share.

Common Stock

We currently have 65,414 shares of our common stock issued and outstanding. The holders of our common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive ratably dividends, if any, declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

We currently do not have any shares of preferred stock issued and outstanding. Our board of directors will be authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

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Anti-Takeover Effects of Our Articles of Incorporation and Bylaws

Certain provisions of Nevada law, our amended and restated articles of incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company by means of a tender offer, proxy contest or otherwise, or by changing its board of directors and management. According to our articles of incorporation and bylaws, neither the holders of our common stock nor the holders of any preferred stock have cumulative voting rights in the election of our directors. The lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of the Company by replacing its board of directors.

These provisions, summarized below, could have the effect of discouraging certain types of coercive takeover practices and inadequate takeover bids. These provisions may also encourage persons seeking to acquire control of us to first negotiate with our board of directors.

●	Classified Board. Our bylaws provide that our board of directors is to be divided into three classes, with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. This provision may have the effect of delaying or discouraging an acquisition of us or a change to our management. Effective upon the closing of this offering, our directors will be divided among the three classes as follows:

o	Class I directors will be and , and their terms will expire at our first annual meeting of stockholders following this offering;

o	Class II directors will be and , and their terms will expire at our second annual meeting of stockholders following this offering; and

o	Class III directors will be and , their terms will expire at the third annual meeting of stockholders following this offering.

●	Requirements for Advance Notification of Stockholder Nominations and Proposals. Out bylaws establish notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors.

●	Special Meetings of the Stockholders. Our bylaws provide that special meetings of the stockholders may be called only by our board of directors.

●	No Cumulative Voting. Out bylaws do not provide for cumulative voting in the election of directors.

●	Undesignated Preferred Stock. The authorization of undesignated preferred stock in our amended and restated articles of incorporation make it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the Company.

Anti-Takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, generally prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders, and extends beyond the expiration of the two-year period, unless:

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●	the combination was approved by the board of directors prior to the person becoming an interested stockholder or the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder or the combination is later approved by a majority of the voting power held by disinterested stockholders; or

●	if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

● A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, (c) 10% or more of the earning power or net income of the corporation, and (d) certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our Company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Our amended and restated articles of incorporation state that we have elected not to be governed by the “business combination” provisions, therefore such provisions currently do not apply to us.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada. The control share statute prohibits an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Generally, once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

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A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of the control share statutes, and will be subject to these statutes if we are an “issuing corporation” as defined in such statutes.

The effect of the Nevada control share statutes is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our Company.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

Upon the completion of this offering, the transfer agent and registrar for our common stock will be [●]. The transfer agent’s address is [●], and its telephone number is [●]. Our shares of common stock will be issued in uncertificated form only, subject to limited circumstances.

Market Listing

We intend to apply to list our common stock on the Nasdaq Capital Market under the symbol “MRMR.”

SHARES ELIGIBLE FOR FUTURE RESALE

Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market or the perception that such sales might occur could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

After completion of this offering and after giving effect to the corporate reorganization, we will have shares of common stock outstanding (or shares if the underwriters’ option to purchase additional shares is exercised in full).

All of the shares of common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, unless the shares are purchased by our “affiliates” as that term is defined in Rule 144 and except certain shares that will be subject to the lock-up period described below after completion of this offering. Any shares owned by our affiliates may not be resold except in compliance with Rule 144 volume limitations, manner of sale and notice requirements, pursuant to another applicable exemption from registration or pursuant to an effective registration statement.

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Any of the shares held by our directors, officers and existing stockholders will be subject to the 12-month or 6-month lock-up restriction described under “Underwriting” on page 80. Accordingly, there will be a corresponding increase in the number of shares that become eligible for sale after the lock-up period expires. As a result of these agreements, subject to the provisions of Rule 144 or Rule 701, shares will be available for sale in the public market as follows:

●	beginning on the date of this prospectus, all of the shares sold in this offering will be immediately available for sale in the public market (except as described above);
●	beginning six (6) months after the date of this prospectus, at the expiration of the lock-up period for our officers and directors, additional shares will become eligible for sale in the public market, subject to the volume and other restrictions of Rule 144 and Rule 701 as described below; and
●	beginning twelve (12) months after the date of this prospectus, at the expiration of the lock-up period for our directors, additional shares will become eligible for sale in the public market, of which shares will be held by affiliates and subject to the volume and other restrictions of Rule 144 and Rule 701 as described below.

Lock-Up Agreements

All of our directors, officers and existing stockholders are subject to lock-up agreements that, subject to certain exceptions, prohibit them from directly or indirectly offering, pledging, selling, contracting to sell, selling any option or contract to purchase, purchasing any option or contract to purchase, granting any option, right or warrant to purchase or otherwise transferring or disposing of any shares of our common stock, options to acquire shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock, whether now owned or hereafter acquired, or entering into any swap or any other agreement or any transaction that transfer, in whole or in part, directly or indirectly, the economic consequence of ownership, for a period of six (6) months after the date of this prospectus in the case of existing stockholders, and for a period of twelve (12) months in the case of our officers and directors, without the prior written consent of the Representative. These agreements are described in the section entitled “Underwriting” on page 80.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period, a number of shares that does not exceed the greater of:

●	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; or

●	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

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Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701 and are subject to the lock-up agreements described above.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain material U.S. federal income tax considerations with respect to the ownership and disposition of shares of our common stock applicable to non-U.S. holders who acquire such shares in this offering. This discussion is based on current provisions of the Internal Revenue Code, U.S. Treasury regulations promulgated thereunder and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes, a partnership or any of the following:

●	a citizen or resident of the United States;

●	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a person treated as a partner generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding shares of our common stock should consult their tax advisors.

This discussion assumes that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to a non-U.S. holder in light of that holder’s particular circumstances or that may be applicable to holders subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, brokers or dealers in securities, “controlled foreign corporations,” “passive foreign investment companies,” traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, holders who acquired our common stock pursuant to the exercise of employee stock options or otherwise as compensation, entities or arrangements treated as partnerships for U.S. federal income tax purposes, holders liable for the alternative minimum tax, certain former citizens or former long-term residents of the United States and holders who hold our common stock as part of a hedge, straddle, constructive sale or conversion transaction). In addition, this discussion does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax, nor does it address any aspects of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any U.S. federal estate and gift taxes, or any U.S. state, local or non-U.S. taxes. Accordingly, prospective investors should consult with their own tax advisors regarding the U.S. federal, state, local, non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

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THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. WE RECOMMEND THAT PROSPECTIVE HOLDERS OF OUR COMMON STOCK CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY FEDERAL, STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Dividends

In general, any distributions we make to a non-U.S. holder with respect to its shares of our common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount (or a reduced rate prescribed by an applicable income tax treaty) unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if an income tax treaty applies, are attributable to a permanent establishment of the non-U.S. holder within the United States). A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated as first reducing the adjusted basis in the non-U.S. holder’s shares of our common stock and, to the extent it exceeds the adjusted basis in the non-U.S. holder’s shares of our common stock, as gain from the sale or exchange of such shares. Any such gain will be subject to the treatment described below under “—Gain on Sale or Other Disposition of our Common Stock.”

Subject to the discussion below regarding “—Foreign Account Tax Compliance,” dividends effectively connected with a U.S. trade or business (and, if an income tax treaty applies, attributable to a U.S. permanent establishment) of a non-U.S. holder generally will not be subject to U.S. withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States. A non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits,” subject to certain adjustments.

Gain on Sale or Other Disposition of Our Common Stock

In general, a non-U.S. holder will not be subject to U.S. federal income or, subject to the discussion below under the headings “Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance,” withholding tax on any gain realized upon the sale or other disposition of our common stock unless:

●	the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder;

●	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied; or

●	we are or have been a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of the disposition and the non-U.S. holder’s holding period and certain other conditions are satisfied. We believe that we currently are not and we do not anticipate becoming, a USRPHC.

Gain that is effectively connected with the conduct of a trade or business in the United States generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If the non-U.S. holder is a foreign corporation, the branch profits tax described above also may apply to such effectively connected gain. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of sale or other disposition of our common stock will generally be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by U.S. source capital losses, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

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Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

U.S. backup withholding tax (currently, at a rate of 28%) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Dividends paid to a non-U.S. holder generally will be exempt from backup withholding if the non-U.S. holder provides a properly executed IRS Form W-8BEN or W-8BEN-E, or otherwise establishes an exemption.

Under U.S. Treasury regulations, the payment of proceeds from the disposition of our common stock by a non-U.S. holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the beneficial owner, under penalties of perjury, certifies, among other things, its status as a non-U.S. holder or otherwise establishes an exemption. The payment of proceeds from the disposition of our common stock by a non-U.S. holder effected at a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except in the case of proceeds from a disposition of our common stock by a non-U.S. holder effected at a non-U.S. office of a broker that is:

●	a U.S. person;

●	a “controlled foreign corporation” for U.S. federal income tax purposes;

●	a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

●	a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership, or (b) the foreign partnership is engaged in a U.S. trade or business.

Information reporting will apply unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no knowledge or reason to know to the contrary). Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that the owner is a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder generally can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Foreign Account Tax Compliance

Under Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (collectively, “FATCA”), a U.S. federal withholding tax of 30% generally is imposed on any dividends paid on our common stock and a U.S. federal withholding tax of 30% generally will be imposed on gross proceeds from the disposition of our common stock (beginning January 1, 2019) paid to (i) a “foreign financial institution” (as specifically defined under FATCA) unless such institution enters into an agreement with the U.S. tax authorities to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) and (ii) certain other foreign entities unless such entity provides the withholding agent with a certification identifying its direct and indirect “substantial U.S. owners” (as defined under FATCA) or, alternatively, provides a certification that no such owners exist and, in either case, complies with certain other requirements. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules and properly certifies its exempt status to a withholding agent or is deemed to be in compliance with FATCA. Application of FATCA tax does not depend on whether the payment otherwise would be exempt from U.S. federal withholding tax under the other exemptions described above. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective non-U.S. holders should consult with their tax advisors regarding the possible implications of FATCA on their investment in our common stock.

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UNDERWRITING

ThinkEquity, a division of Fordham Financial Management, Inc. (“ThinkEquity”) is acting as the representative of the underwriters of the offering. We have entered into an underwriting agreement dated            , 2018 with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally and not jointly agreed to purchase from us, at the public offering price per share less the underwriting discounts set forth on the cover page of this prospectus, the number of common shares listed next to its name in the following table:

Underwriter	Number of Shares
ThinkEquity

Total

All of the shares to be purchased by the underwriters will be purchased from us.

The underwriters are committed to purchase all of the shares of common stock offered by this prospectus if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. The underwriters are not obligated to purchase the shares of common stock covered by the underwriters’ over-allotment option to purchase shares described below. The underwriters are offering the shares of common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-allotment Option. We have granted the underwriters a 45-day over-allotment option to purchase a maximum of additional shares of common stock (15% of the shares sold in this offering) from us to cover over-allotments, if any. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price per share, less the underwriting discount. If this option is exercised in full, the aggregate offering price to the public will be $17,250,000 and the total net proceeds, before expenses, to us will be $         .

Discount and Commissions. The underwriters propose to offer the shares offered by us to the public at the public offering price per share set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of up to $         per share. If all of the shares offered by us are not sold at the public offering price per share, the underwriters may change the offering price per share and other selling terms by means of a supplement to this prospectus.

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the representative of the over-allotment option.

	Per Share	Total Without Over-Allotment Option	Total With Over-Allotment Option
Public offering price	$	$	$
Underwriting discount (7.5%)	$	$	$
Non-accountable expense allowance (1.5%)(1)	$	$	$
Proceeds, before expense, to us	$	$	$

(1)	Non-accountable expense allowance will not be payable with respect to any shares sold pursuant to the representative’s exercise of the over-allotment option.

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We have paid an expense deposit of $25,000 to the representative, with another $25,000 payable upon the filing of the registration statement of which this prospectus forms a part, which will be applied against the out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering, and will be returned to us to the extent not incurred.

In addition to the 1.5% non-accountable expense allowance, we have also agreed to pay the following expenses of the underwriters relating to the offering: (1) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $15,000 in the aggregate; (2) all filing fees and expenses associated with the review of this offering by FINRA; (3) $29,500 for the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software for this offering; (4) the underwriter’s legal fees incurred in connection with this offering in an amount up to $75,000; and (5) up to $20,000 of the representative’s actual accountable road show expenses for the offering.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount and commissions, will be approximately $ .

Discretionary Accounts. The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements. We, our directors and executive officers and our existing stockholders will enter into lock up agreements with the representative prior to the commencement of this offering pursuant to which each of these persons or entities will agree that, during the Lock-Up Period (as defined below), without the prior written consent of the representative, they will not (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our securities or any securities convertible into or exercisable or exchangeable for common shares owned or acquired on or prior to the closing date of this offering (including any common shares acquired after the closing date of this offering upon the conversion, exercise or exchange of such securities); (2) file or caused to be filed any registration statement relating to the offering of any shares of our capital stock; or (3) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common shares, whether any such transaction described in clause (1), (2) or (3) above is to be settled by delivery of common shares or such other securities, in cash or otherwise, except for certain exceptions and limitations. The Lock-Up Period will be twelve (12) months from the date of this prospectus in the case of our officers, and our directors, and six (6) months in the case of any holder of more than 10% of our outstanding shares.

Representative’s Warrants. We have agreed to issue to the representative warrants to purchase up to a total of shares of common stock equal to 5% of the shares sold in this offering, including the over-allotment. The warrants will be exercisable at any time, and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of the offering, which period shall not extend further than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(i). The warrants are exercisable at a per share price equal to 125% of the public offering price per share in the offering. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The representative (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the offering. In addition, the warrants provide for registration rights (including one-time demand registration right and unlimited piggyback registration rights) and customary anti-dilution provisions consistent with FINRA Rule 5110. The demand registration right provided will not be greater than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(iv). The piggyback registration right provided will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of common shares at a price below the warrant exercise price.

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Right of First Refusal. We have granted the representative a right of first refusal, for a period of twelve months from the closing of this offering, to act as sole and exclusive investment banker, book-runner and/or placement agent, at the representative’s sole and exclusive discretion, for each and every future public and private equity and debt offering, including all equity linked financings (each, a “Subject Transaction”), during such twelve (12) month period, of the Company, or any successor to or subsidiary of the Company, on terms and conditions customary to the representative for such Subject Transactions.

Indemnification. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Offer, Sale and Distribution of Securities. A prospectus in electronic format may be made available on the websites maintained by one or more underwriters or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares of securities to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part.

Determination of the Initial Public Offering Price. The public offering price was determined by negotiations between us and the representative. Among the factors considered in determining the public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours. The estimated public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors that an active trading market for the shares will develop, or that after the offering the shares will trade in the public market at or above the public offering price.

Price Stabilization, Short Positions and Penalty Bids. In order to facilitate the offering of our securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. In connection with the offering, the underwriters may purchase and sell our securities in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of securities in the offering. The underwriters may close out any covered short position by either exercising the over-allotment option to purchase shares and/or warrants or purchasing shares of securities in the open market. In determining the source of shares of securities to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option to purchase shares and/or warrants. “Naked” short sales are sales in excess of the over-allotment option to purchase shares and/or warrants. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of securities made by the underwriters in the open market before the completion of the offering.

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Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As result, the price of our securities may be higher than the price that might otherwise exist in the open market.

The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our securities, including the imposition of penalty bids. This means that if the representative of the underwriters purchases securities in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

The underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

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China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a)	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

(c)	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of our Company or any underwriter for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by our Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

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Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ—$$—Aga e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●	to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

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Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

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United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by our Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

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INTERESTS OF NAMED EXPERTS AND COUNSEL

No experts or counsel to the Company have been hired on a contingent basis and none of them will receive a direct or indirect interest in the Company.

EXPERTS

The financial statements of MR2 Group, Inc. and its wholly-owned subsidiaries for the fiscal years ended December 31, 2017 and 2016 have been audited by Piercy Bowler Taylor & Kern, an independent registered public accounting firm as set forth in its report and are included in reliance upon such report given on the authority of such firm as experts in accounting.

LEGAL MATTERS

Sichenzia Ross Ference Kesner LLP., New York, New York, will pass upon the validity of the shares of our common stock to be sold in this offering. Ellenoff Grossman & Schole LLP, New York, New York, is acting as counsel for the underwriters.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities we are offering to sell. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement and the exhibits, schedules and amendments to the registration statement. For further information with respect to us and our securities, we refer you to the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this prospectus about the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, we refer you to the copy of the contract, agreement or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s public reference room, which is located at 100 F Street, N.E., Room 1580, Washington, DC 20549. You can request copies of the registration statement by writing to the Securities and Exchange Commission and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s public reference room. In addition, the SEC maintains a website, which is located at www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s website.

Upon completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC. All documents filed with the SEC are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.precisionopinion.com. You may access our reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information on such website is not incorporated by reference and is not a part of this prospectus.

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MR2 GROUP, INC. (FORMERLY PRECISION OPINION, INC.) AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

MR2 Group, Inc. (formerly Precision Opinion, Inc.) and Subsidiary

Las Vegas, Nevada

Opinion on the Financial Statements. We have audited the accompanying consolidated balance sheets of Precision Opinion, Inc. and Subsidiary (the “Company”) as of December 31, 2017 and 2016, and the related statements of income (loss), changes in stockholders’ equity and cash flows, for each of the two years in the period ended December 31, 2017, and the notes to the financial statements (collectively referred to as the “Financial Statements”). In our opinion, the Financial Statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States (U.S.).

Basis for Opinion. The Financial Statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Financial Statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the Financial Statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion

The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

/s/ Piercy Bowler Taylor & Kern

Piercy Bowler Taylor & Kern
Certified Public Accountants
We have served as the Company’s auditor since 2018.

Las Vegas, Nevada
April 23, 2018

F-2

MR2 GROUP, INC. (FORMERLY PRECISION OPINION, INC.) AND SUBSIDIARIES

BALANCE SHEET

AS OF DECEMBER 31, 2017 AND 2016

	2017	2016
ASSETS
Current assets
Cash	$501,283	$2,153
Accounts receivable	2,332,991	2,533,943
Unbilled receivables	73,627	-
Prepaid expenses	176,885	-
	3,084,787	2,536,096

Property and equipment, net	1,072,132	1,316,603

Other
Customer relationships, net	3,765,300	4,042,500
Other Intangibles, net	71,604	169,094
Deferred financing costs, line of credit	111,042	-
Deposits	35,914	9,611
	$8,140,779	$8,073,904
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$378,537	$315,778
Accounts payable	499,066	1,688,724
Accrued expenses	317,339	344,120
Customer deposits	57,906	706,895
	1,252,848	3,055,517

Long-term debt, net of current portion
Loans payable, stockholders	1,000,000	1,000,000
Other	4,081,987	2,179,203
	6,334,835	6,234,720

Stockholders’ equity
Common stock, at $0.001 par value, voting shares, 75,000,000 shares authorized, 65,414 shares issued and outstanding	65	65
Additional paid-in capital	646,633	646,633
Retained earnings	1,159,246	1,192,485
	1,805,944	1,839,183
	$8,140,779	$8,073,904

See notes to consolidated financial statements.

F-3

MR2 GROUP, INC. (FORMERLY PRECISION OPINION, INC.) AND SUBSIDIARIES

STATEMENTS OF INCOME (LOSS) AND RETAINED EARNINGS

YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016
Revenues:
Outbound phone	$14,877,954	$15,423,110
Other	1,439,303	1,727,508
	16,317,257	17,150,618

Operating expenses:
Production costs	10,422,413	9,922,050
Selling, general, and administrative	4,788,147	6,449,761
Depreciation and amortization	746,059	523,127
	15,956,619	16,894,938

Operating income	360,638	255,680

Other income (expense):
Gain on bargain purchase	-	2,125,532
Acquisition transaction costs	-	(1,322,596)
Other income	467	5,619
Interest expense	(394,344)	(74,512)

Net income (loss)	$(33,239)	$989,723

Retained earnings, beginning of year	$1,192,485	$402,762
Net income (loss)	(33,239)	989,723
Dividends	-	(200,000)
Retained earnings, end of year	$1,159,246	$1,192,485

See notes to consolidated financial statements.

F-4

MR2 GROUP, INC. (FORMERLY PRECISION OPINION, INC.) AND SUBSIDIARIES

STATEMENT OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016
Operating activities:
Net income (loss)	$(33,239)	$989,723
Adjustments to reconcile net income to net cash provided by operating activities provided by operating activities:
Depreciation of property and equipment	349,264	280,872
Amortization of intangibles	396,795	242,255
Gain on bargain purchase	-	(2,125,532)
(Increase) decrease in operating assets:
Accounts receivable	200,951	(798,624)
Unbilled receivables	(73,627)	-
Prepaid expenses and other	(176,885)	-
Increase (decrease) in operating liabilities:
Accounts payable	(1,189,658)	1,249,080
Accrued expenses	(26,781)	104,312
Customer deposits	(648,989)	706,895
Settlement liability payable	-	65,000
Net cash provided (used in) by operating activities	(1,202,169)	713,980
Investing activities:
Purchase of property and equipment	(126,899)	(672,714)
Purchase of customer relationships	-	(1,300,000)
Deposits	(26,303)	(1,250)
Cash used in investing activities	(153,202)	(1,973,964)
Financing activities:
Net proceeds from borrowings, line of credit	1,183,462	-
Net proceeds from borrowing, line of credit	1,097,859	554,489
Repayment of capital lease obligations	(96,065)	(117,654)
Payments on contingent consideration payable	(219,713)	-
Proceeds from borrowings, stockholders	-	1,000,000
Repayment of notes payable - stockholders	-	(130,000)
Deferred financing costs incurred	(111,042)
Dividends	-	(200,000)
Net cash provided by financing activities	1,854,501	1,106,835

Net increase (decrease) in cash	499,130	(153,149)
Cash, beginning of year	2,153	155,302

Cash, end of year	$501,283	$2,153

Supplemental disclosure of cash flow information:
Cash paid for interest	$394,344	$74,513

Non-cash investing and financing activities:
Property and equipment acquired with capital lease	$-	$156,020
Business relationships acquired with debt	$-	$874,468
Business relationships acquired through bargain purchase gain	$-	$2,125,532

See notes to consolidated financial statements.

F-5

NOTE 1 – Organization, Nature of Business, Liquidity, and Management Plan

Organization and Nature of Business. The formation of MR2 Group, Inc. (“MR2”), an entity organized to hold equity interests in entities that have and will provide market research surveys and related services to private and publicly-owned enterprises and government agencies, occurred in December 2017. The primary methods of providing such services are telephone calling and online techniques. Subsequent to December 31, 2017, in preparation for an initial public offering, MR2 received (or will receive prior to the offering becoming effective) all equity interests in Precision Opinion, Inc. (“Precision” or “the Company”) and MR2 formed other 100%-owned subsidiaries to accomplish expansion opportunities in the United States and selected foreign jurisdictions. See Notes 2 “Income Taxes”, 8 and 11 for other subsequent events. The domestic activities of Precision accounted for 100% of the operations through December 31, 2017. Precision, organized in July 2007, conducted an insignificant portion of its business through Turning Point Research, Ltd. (“Turning Point”), its 100%-owned subsidiary, from May 2014 until dissolution in February 2016. Turning Point performed online market research services, and the 2016 results derived therefrom are included in the 2016 results presented herein.

Historically, a significant portion of the Company’s revenues and receivables are concentrated with a relatively few customers (Note 10). In addition, the Company’s revenues tend to increase during election years and decrease significantly during off years.

Liquidity and Management Plans. Typically, the Company’s liquidity requirements consist primarily of funds necessary to pay operating expenses largely consisting of payroll and other data collection costs, principal and interest on loans, and capital expenditures. Sources of our liquidity include our existing working capital and cash provided from operations that may vary frequently due to timing of projects with relatively few customers. In recent months, we have incurred costs that are outside our normal course of business; specifically, we have incurred significant costs related to the Company’s planned initial public offering and related S-1 filing. Such fees include fees related to audits of prior period financial statements not previously required, investment banker fees, legal fees, SEC counsel fees, SEC consulting fees, regulatory fees, and travel costs.

In addition, during the first quarter of 2018, the Company experienced lower revenues as a result of project timing and because a significant customer withheld payment on approximately $250,000 of outstanding invoices until management is able to satisfactorily explain certain details concerning the related deliverables. Management believes, but there is no assurance that, such amounts will be collected in full in the near future.

Due to pressure on our liquidity, in 2018, we obtained short-term financing in order to meet our short-term liquidity requirements. Management does not expect significant future short-term borrowings, but expects that cash flow from operations to be sufficient to cover short-term liquidity needs, including those arising from costs outside the normal course of business. When considering long-term liquidity needs, the Company believes that future working capital will be sufficient to manage our liquidity needs. The Company intends to acquire additional customers through the acquisition of complimentary research firms, including Marketing Analysts, LLC (Note 11), with a portion of equity capital raised in its planned initial public offering.

If management is unable to achieve the above noted goals, additional short-term borrowings may be necessary. Management believes that a successful planned offering and raising of capital through such offering would be beneficial to the Company’s working capital and liquidity position, as noted above. Further, such offering would allow for both organic and inorganic growth opportunities, including the acquisition of complimentary research firms that would be difficult or impossible to achieve using only cash provided by operations.

F-6

NOTE 2 – Significant Accounting Policies

Principles of Consolidation. The accompanying consolidated financial statements include the accounts of Precision and its subsidiary. All material intercompany accounts and transactions are eliminated in consolidation.

Management has evaluated the circumstances and relationships with its affiliates and related parties described in Note 3 and concluded that none of these entities qualify as either a variable interest entity (“VIE”), or an implicit VIE as defined in guidance issued by the Financial Accounting Standards Board (“FASB”) and, accordingly, these entities are not consolidated.

Basis of Presentation and Accounting. The Company has not elected to adopt the option available under generally accepted accounting principles in the United States (“GAAP”) to carry any of its eligible financial instruments or other items at estimated fair value. Accordingly, the Company continues to measure all of its assets and liabilities on the historical cost basis of accounting unless otherwise required by GAAP (Notes 6 and 9).

Use of Estimates. GAAP requires the Company’s management to make estimates and assumptions that affect reported amounts and disclosures as of the balance sheet dates and for the periods presented. Significant estimates included in these financial statements include the allocation of the purchase price in business combination transactions and related useful or economic lives and impairment considerations related to long-lived assets, including property and equipment and customer relationships. Actual results could differ from those estimates.

Cash Equivalents. Cash equivalents, if any, include highly-liquid investments and money market accounts with initial maturities of three months or less.

Property and Equipment. Property and equipment (Note 4) is carried at cost. Depreciation of equipment, furniture and fixtures, and including amortization of leasehold improvements are provided principally using the straight-line method. Leasehold improvements and equipment are amortized over the lesser of the useful life of the asset (typically 5 to 7 years) or the term of the lease including expected renewals, if any. Depreciation of assets other than leasehold improvements is also based typically on useful lives of 5 to 7 years. Major renewals and betterments are capitalized and depreciated or amortized. Maintenance and repairs that neither improve nor extend the life of the respective assets are charged to expense as incurred. Assets purchased but not placed into service are capitalized, but depreciation and amortization is not recorded until the assets are placed into service. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed from the accounts, and any resulting gain or loss is recognized as a gain or loss in the period.

F-7

Intangible Assets. Intangible assets consist of acquired customer relationships and computer software. “Customer relationships” is a finite-lived asset acquired in a business combination transaction (Note 7). Such asset includes information about the seller’s prior contracts with the customers and relationship management that are essential to obtaining new and retaining on-going contracts. Such intangible is amortized using the straight-line method over the estimated average economic life of 15 years (approximately $280,000 per year through 2031).

Computer software consists of third-party developed and purchased software, which meets the definition of internal-use software, has both of the following characteristics:

a.	The software is acquired, internally developed, or modified solely to meet the entity’s internal needs.

b.	During the software’s development or modification, no substantive plan exists or is being developed to market the software externally.

Computer software is carried at cost and amortized using the straight-line method over an estimated economic life of three years.

Deferred Financing Costs. The Company capitalizes debt issuance costs, which typically include legal and other direct costs related to the issuance of debt. The capitalized costs are amortized to interest expense over the contractual term of the debt using a method that approximates the effective interest method. Deferred financing costs related to the term loan are presented as a reduction of the related debt, and deferred financing costs related to the Line of Credit are presented separately as an asset on the balance sheet.

Revenue Recognition. The Company generates revenues from delivering completed market research surveys, as specified by each customer. We execute contracts that govern the terms and conditions of each arrangement. Revenues are recognized when persuasive evidence of an arrangement exists, the fee is fixed or determinable, services have been provided to the customer, and collectability is reasonably assured. Our contracts may include either a single product or service or a combination of multiple products and services. Revenues from contracts that contain multiple products or services are allocated among the separate units of accounting based on their relative selling prices; however, the amount recognized is limited to the amount that is not contingent on future performance conditions. Considering guidance outlined within ASC 606-10-25-27, our revenues are recognized ratably over the terms of contracts, as performance obligations are satisfied over time.

Advertising. The Company expenses advertising costs as incurred. Total advertising expenses were $53,081 and $159,348 for 2017 and 2016, respectively. Such were related primarily to marketing expenses of our online service.

Income Taxes. Precision has elected to have its income and losses “flow through” to its stockholders who are liable for any income tax thereon. Similarly, Turning Point is taxed as a partnership and, accordingly, income is taxed to the member under the applicable section of the Internal Revenue Code. Therefore, no provision is made for federal or state income taxes as the member is liable for such taxes.

The Company annually evaluates tax positions in accordance with GAAP. This process includes an analysis of whether tax positions the Company takes with regard to the financial statement recognition meets the definition of an uncertain tax position. Management determined there were no material uncertain positions taken by the Company in its tax returns.

In March 2018, we revoked our “Subchapter S” election, such that we will be taxed as a C-Corporation, effective January 1, 2018. Therefore, we will recognize deferred tax assets and liabilities using enacted tax rates for the effect of temporary differences between book and tax bases of assets and liabilities as well as operating loss carryforwards (from acquisitions). Such amounts will be adjusted as appropriate to reflect changes in the tax rates expected to be in effect when the temporary differences reverse. We will record a valuation allowance to reduce our deferred taxes to an amount we believe will be more likely than not to be realized. We will consider future taxable income and prudent and feasible tax planning strategies in assessing the need for a valuation allowance.

Recently Issued Accounting Pronouncements Not Yet Effective. GAAP in the United States is established by the Financial Accounting Standards Board (“FASB”). New pronouncements are titled Accounting Standards Updates (“ASUs”) and the changes update the FASB’s Accounting Standards Codification. The Company considers the applicability and impact of all ASUs. While management continues to assess the possible impact on the Company’s consolidated financial statements of the future adoption of new accounting standards that are not yet effective, management believes that the following new standards may have a material impact on the Company’s financial statements and disclosures and is currently evaluating the potential impact:

In February 2016, the FASB issued ASU 2016-02, Leases, which will replace existing guidance. It will require a dual approach for lessee accounting under which a lessee would account for leases as “finance or operating” leases. Both finance and operating leases will result in the lessee recognizing a right-of-use asset and a corresponding lease liability. It is effective for annual periods beginning after December 15, 2018 and interim periods therein, with early application permitted.

F-8

In May 2014, the FASB issued a comprehensive new revenue recognition model, ASU 2014-09, Revenue from Contracts with Customers, subsequently amended within ASU 2016-08, 2016-09, 2016-10, and 2016-12. It will replace current guidance, including industry specific guidance. The intention of the new guidance is to clarify and establish principles for recognizing revenue and certain related costs and expenses that are common and applicable to substantially all industries and situations. The FASB has recently issued several amendments to the standard, including clarification on accounting for and identifying performance obligations. This guidance is effective for annual reporting periods beginning after December 15, 2017, including interim periods within those reporting periods, and applied using the full retrospective method. We will adopt this standard effective January 1, 2018.

NOTE 3 – Related Party Transactions and Balances

Deferred Compensation

During 2016, the Company entered into an agreement to defer the compensation of certain stockholders. The amounts deferred are payable at the discretion of the stockholders and included in accrued expenses. In certain instances, stockholders use personal credit cards for business related expenses. Upon submission of expense receipts, the stockholders are reimbursed for such expenses or the respective stockholder’s deferred compensation account is increased. The outstanding balance of deferred compensation was $96,508 at December 31, 2017 and $132,842 at December 31, 2016.

Demetri Transportation, LLC

During 2016, the Company entered into an agreement with Demetri Transportation, LLC, a Nevada limited liability company, an entity wholly-owned by the Company’s President (“Demetri”) to lease a vehicle for Company use to shuttle employees to/from predesignated locations and the Company’s headquarters. The Company pays a monthly lease of approximately $1,000 and had approximately $12,000 in outstanding payables to Demetri as of December 31, 2017, and no outstanding payables to Demetri as of December 31, 2016.

Notes Payable, Stockholders

The Company borrows from its stockholders. (Note 8).

NOTE 4 – Property and Equipment, Net

Property and equipment consist of the following at December 31:

	2017	2016
Equipment	$1,099,461	$1,839,610
Furniture and fixtures	157,241	252,205
Leasehold improvements	830,860	854,633
	2,087,562	2,946,448
Less: accumulated depreciation and amortization	(1,015,430)	(1, ,629,846)
	$1,072,132	$1,316,603

Depreciation expense was $349,264 and $280,872 for the years ended December 31, 2017 and 2016, respectively.

The Company leases certain property and equipment under capital lease agreements with a cost of $106,651 and $202,716 as of December 31, 2017 and 2016, respectively.

F-9

NOTE 5 – Intangible Assets, Net

In July 2016, the Company acquired customer relationships from a division of SHC Universal known as Universal Survey Center Inc. (“Universal”) in a business combination (Note 7). Management’s estimate of the acquired value of the customer relationships was $4,158,000 using a discounted cash flow approach to value. The Company also owns computer software intangibles. Changes in Customer Relationship and computer software during the periods presented follow:

	As of December 31,
	2017	2016
Customer relationships, beginning of year	$4,158,000	$-
Additions	-	4,158,000
Disposals	-	-
	4,158,000	4,158,000
Accumulated Amortization	(392,700)	(115,500)
Customer relationships, end of year	$3,765,300	$4,042,500

Computer software, beginning of year	$520,488	$440,444
Additions	29,401	80,044
Disposals	(146,221)	-
	403,668	520,488
Accumulated Amortization	(332,064)	(351,394)
Computer software, end of year	$71,604	$169,094

The Company expects 2018 amortization expense related to the customer contracts to be approximately $277,000, and amortization expense related to software to be similar in 2018 as in 2017. The remaining amortization period for customer relationships and computer software is approximately 13.5 years and 1 year, respectively.

NOTE 6 – Impairment of Long Lived Assets

The Company evaluates the carrying value of its long-lived assets (including property and equipment and intangible assets) for possible impairment at least annually, or more frequently when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Generally, the Company recognizes an impairment loss for long-lived assets other than goodwill when the sum of undiscounted expected cash flows from use of the asset is less than its carrying amount. In the Company’s industry, while information about specific transactions appears limited, there are published information about certain metric such as pricing based on multiples of the revenues and operating income. Accordingly, when undiscounted cash flows are less than the carrying value of the related asset, estimated fair values may be calculated using a discounted cash flow approach to value and / or multiples of revenues and / or operating income. If the estimated fair value for a long-lived asset including goodwill is less than the carrying value, an impairment charge for the difference is recorded. No significant impairments were recorded during the years presented.

NOTE 7 – Business Combination

In July 2016, the Company acquired a division of Universal to enhance the Company’s position as a significant market survey provider. The primary reason for the combination was to acquire Universal customer relationships and related synergies and economies of scale expected from combining the new customers with the Company’s and moving the division’s operations from New York to Nevada. The division’s results of operations have been included in the Company’s operations beginning on July 20, 2016, the effective date. No goodwill was acquired in the transaction. Goodwill is the residual asset recognized in a business combination after recognizing all other identifiable assets acquired and liabilities assumed. Consideration consisted of $1.3 million in cash and approximately $0.9 million in contingent consideration. The estimated fair value of the assets acquired was $0.1 million for computer software and $4.2 million for customer relationships.

F-10

The estimated fair value of the contingent consideration was determined as 7.5% of total estimated revenue to be derived from the acquired customer relationships through August 2021 as specified in the agreement, paid annually and discounted to the effective date of the transaction using the discount rate applicable to estimating the fair value of the acquired business.

In summary, the Company acquired net assets with an estimated fair value of $4,300,000 for consideration of $2,174,468 (cash of $1,300,000 and contingent consideration of $874,468) resulting in a bargain purchase gain of approximately $2,125,000.

From the effective date of the acquisition, revenues from the customer relationships acquired have been substantial. The division’s activities were integrated into the Company’s other activities. Accordingly, earnings for the division subsequent to the effective date are not available. Information in the Company’s possession related to the revenues and earnings of the division prior to the effective date is incomplete and/or unavailable. Therefore, combined revenues and earnings of the Company and the division, as if the acquisition had occurred on January 1, 2015, is not presented.

Acquisition transaction costs related to the business combination totaling $1,322,596 is presented as a non-operating expense and consisted of approximately $80,000 in legal and consulting fees, $50,000 in travel expenses, $120,000 in professional service fees, and $1,070,000 of labor inefficiencies associated with transition services provided by Universal.

NOTE 8 – Debt:

Notes Payable, Stockholders. Notes payable to stockholders at December 31, 2017 and 2016 were reclassified to long-term debt as the maturity of the notes payable were extended from the original maturity of October 2017 to December 2019 during 2017.

During 2016, the Company received unsecured advances from stockholders that accrue interest at 10% per annum, with all principal and accrued interest originally due in October 2017.

Other Long-term Debt. Other long-term debt consists entirely of the following:

	As of December 31,
	2017	2016
Revolving Line of Credit	$2,450,656	$1,352,797
Term Loan	1,183,462	-
Contingent Consideration Payable	654,755	874,468
Settlement Liability Payable	65,000	65,000
Capital Lease Obligations	106,651	202,716
	4,460,524	2,494,981
Less: current portion of long-term debt	(378,537)	(315,778)
	$4,081,987	$2,179,203

The non-current portion of long-term debt is all due in 2019.

Term Loan. In September 2017, the Company obtained a new long-term credit agreement with a financial institution with an average monthly interest rate of approximately 3.59%, maturing in March 2019, for the purpose of settling the Universal litigation (Note 10), accounts payable and deferred compensation.

Revolving Credit Lines. In September 2017, the Company replaced its then existing line of credit originally scheduled to mature in October 2017 with a similar line of credit including maximum borrowings of $3,000,000 with an interest rate at prime plus 2.5%, maturing in September 2019 (7.00% at December 31, 2017). This agreement provides for advances based on agreed percentages of accounts receivable and earned but unbilled revenue with additional limits as to how much collateral can be attributable to any one client. This type of lending model is based on borrowing limits as a percentage of accounts receivable and additional concentration limitations per client and the Company’s revenue concentrations with a few clients is vulnerable to inadvertent events of temporary, short-term non-compliance. All of the Company’s assets collateralize the line of credit that has certain other covenants and restrictions, including the maintenance of certain financial ratios.

F-11

The prior agreement provided for borrowings up to a maximum of $2,000,000 with interest based on one-month LIBOR plus 4.25% (5.02% at December 31, 2016).

Capital Lease Obligations. The Company has capital lease obligations payable to financial institutions. Payments are due in monthly installments ranging between $2,432 and $3,903, including interest ranging from 8.70% to 17.10%. The capital lease agreements are collateralized by equipment and are guaranteed by a stockholder. The lease obligations are due at various times through July 2019.

Settlement Liability Payable. Headwaters filed suit against Precision Opinion for non-payment of transaction fees in 2016. Precision counter-sued stating that the non-payment referenced by Headwaters were for billings that were not founded in any implied, verbal, or written contract. Headwaters and the Company settled this dispute on April 10, 2018, whereby the Company will make monthly payments beginning June 2018 through May 2019. The Company agreed to the total settlement amount of $65,000, of which $40,000 is payable in 2018, and $25,000 is payable in 2019. As of December 31, 2016, the entire balance is classified as other long-term debt, and as of December 31, 2017, $40,000 is classified as long-term, and the remainder is classified as short-term.

Contingent Consideration Payable. Under the terms of the asset purchase agreement with Universal, the Company pays Universal annually a contingent fee of 7.5% of the total revenue derived from the customers relationships acquired through August 2021, presented net of discount calculated using the discount rate implicit in the business combination transaction. At December 31, 2017, the Company estimated the fair value of these future installment fees to be approximately $655,000, of which the Company anticipates that approximately will be due $250,000 in 2018.

Future minimum rental payments on the capital leases are as follows:

2018	$95,757
2019	20,209
115,966

Less: amount representing interest	(9,315)
$106,651

See Note 11 for additional borrowings subsequent to December 31, 2017.

NOTE 9 – Fair Value of Financial Instruments and Fair Value Measures

GAAP establishes a framework for measuring fair value and provides a fair value hierarchy that prioritizes the use of valuation metrics (referred to as “inputs”). Estimates of fair value for financial and other assets and liabilities are based on the framework. The framework defines fair value, provides guidance for measuring fair value and requires certain disclosures. The framework discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow) and the cost approach (cost to replace the service capacity of an asset or replacement cost) and establishes an input hierarchy for estimating fair value. The three levels of the fair value input hierarchy are as follows:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions. The Company’s financial instruments consist of cash and cash equivalents, accounts receivable and payable and debt.

The fair value measurement level applicable to a particular asset or liability within the hierarchy is the lowest level of any significant input in the fair value measurement. Valuation techniques are required to maximize the use of observable inputs when available and minimize the use of unobservable inputs.

Level 3 inputs are used for all of the Company’s fair value estimates.

F-12

In connection with the Universal acquisition, the Company recognized the acquired assets at fair value relying primarily on discounted cash flow methodologies and other metrics management believes market participants use, including capitalization and discount rates, and revenue and earnings multipliers. Additionally, the Company is required to pay the sellers contingent consideration based on 7.5% of future revenues from customer relationships acquired through August 2021. Initially the contingent consideration was valued using discount rates implicit in the transaction. The basis for changes to the estimated fair value of the contingent consideration include revised estimates of future revenues from the identified customers and then appropriate discount rates.

Methods and assumptions used to estimate the fair value of financial instruments are affected by the duration of the instruments and other factors used by market participants to estimate value. The carrying amounts for cash and equivalents, accounts receivable, line of credit, and accounts payable, approximate their estimated fair value because of the short durations of the instruments, inconsequential and / or floating rates of interest, if any. The carrying value of capital lease obligations and contingent consideration payable also approximate their estimated fair value because the terms of the facility are representative of current market conditions.

Management believes it is not practical to estimate the fair value of amounts due to stockholders because of the unique nature of the relationships and transactions.

NOTE 10 – Commitments and Contingencies

Concentrations of Credit Risk and Allowance for Doubtful Collection. While the Company occasionally receives significant advance payments for future services, its receivables are generally uncollateralized. Further, a significant portion of the Company’s revenues and accounts receivable are associated with relatively few customers. For example:

For the year ended	2017	2016
Customers that account for at least 5% of annual revenues	4	4
Percentage of revenues accounted for by such customers	80%	86%
Range of annual revenues associated with such customers	9-36%	8-36%

As of December 31,
Customers accounting for at least 5% of accounts receivables	4	4
Total accounts receivable from these customers	94%	86%
Range of total accounts receivable from these customers	11-49%	5-29%

The Company manages credit risk concentrations by evaluating the customer’s credit worthiness before extending credit, and monitors collections thereafter. Since customer credit is generally extended on a short-term basis (net due in 30 to 60 days), receivables do not bear interest. Accounts receivable are carried, net of an appropriate allowance, at their estimated collectible value. Accounts receivable are regularly evaluated for collectability, and the allowance for doubtful accounts is adjusted quarterly when appropriate based primarily on customers’ past credit history and known and estimated current financial condition, and the relative strength of the Company’s relationship with the customer. Accounts with invoices outstanding over 90 days are considered delinquent; however, customary collection efforts are initiated as an invoice approaches 45 days past due. At the time that all reasonable collection efforts are exhausted and the likelihood of collecting the outstanding balance is remote, account balances are written-off. However, write-offs have not been significant. The maximum losses the Company would incur if a customer failed to pay amounts owed would be limited to the recorded amount due net of any allowances provided.

F-13

Other Credit Risk Concentration. The Company maintains all of its cash accounts at one financial institution and, at times, balances may exceed federally insured limits. However, the extent of loss, if any, if the financial institution were to fail is not subject to estimation.

Litigation. The Company is subject to lawsuits and claims that arise in the normal course of business. While any litigation has an element of uncertainty, management believes that the final outcome of these matters will not have a material adverse effect upon the Company’s future financial position, results of operations, and cash flows.

Headwaters MB- Headwaters filed suit against Precision Opinion for non-payment of transaction fees in 2016. Precision counter-sued stating that the non-payment referenced by Headwaters was for billings that were not founded in any implied, verbal, or written contract. Such matter was settled on April 10, 2018 (Note 8).

Universal - In July 2016, the Company acquired a division of Universal and entered into a 90-day transition services agreement whereby the Company engaged Universal to provide certain transition services. The Company disputed certain billings and refused to pay the disputed amounts pending investigation. Universal filed suit for collection. The Company filed a counter claim stating the subject of non-payment related to erroneous over-billings. The matter was settled in September 2017 for approximately $501,000, which approximated the Company’s recorded liability.

Operating Lease Obligations. The Company has an operating lease for office space with an unrelated party which requires monthly payments ranging from approximately $30,000 to $35,000 through its expiration in December 2019. The lease also provides for the reimbursement of certain property expenses by the Company. Rent expense associated with the office lease is recognized on a straight-line basis and totaled approximately $353,852 and 423,365 during 2017 and 2016, respectively.

During 2016, the Company entered into an operating lease for certain transportation equipment with a related entity under common ownership. The lease requires monthly payments of approximately $1,000 through its expiration in July 2019. Rent expense for the related party lease was approximately $12,000 for 2017 and approximately $5,000 for 2016.

Future minimum lease payments, not including reimbursement of property expenses, are as follows:

2018	$434,445
2019	434,445
$868,890

NOTE 11 – Subsequent Events

Management has made an evaluation for subsequent events requiring recognition or disclosure in these combined financial statements through April 23, 2018, which is the date these consolidated financial statements were available to be issued, and, except as discussed below and at Note 2 “Income Taxes, Note 8, none were identified.

Effective January 1, 2018, we renewed a five-year contract with our largest customer, National Opinions Research Center, for which we anticipate annual revenues of $5 million to $6 million in each fiscal year during that period.

On March 22, 2018, the Company and its line of credit lender entered into a modification agreement of the original terms of the line of credit to provide for relief from certain covenant violations as of December 31, 2017 and January 31, 2018. Under the terms of the loan amendment, the interest rate was increased from prime plus 2.5% to prime plus 4.0. Since March 22, 2018, the Company has remained in compliance with its bank covenants.

On January 25, 2018, the Company obtained an additional working capital advance under its Term Loan of $175,000. As part of the loan modification with the Company’s line of credit lender, the Term Loan lender agreed to extend the maturity of the Term Loan to July 2019.

In March 2018, we entered into a letter of intent agreement with Marketing Analysts, LLC, a South Carolina LLC, dba MAi Research (“MAi”), to purchase all of its assets except cash, accounts receivable, and certain known liabilities The total purchase price of the acquisition will be based on MAi’s 2017 audited earnings as defined and a multiple of five times. We estimate that such will result in a purchase price of approximately $4 million. The acquisition is scheduled to close concurrently with our planned Initial Public Offering. We intend to use a portion of the funds to be raised to fund 60% of the acquisition, payable over two years, with half of such amount to be paid in cash at closing. The remainder of the acquisition price will be paid with shares of the Company’s common stock over two years with half of such shares issued at closing and valued at the offering price. As such, the acquisition of MAi is contingent upon successfully completing the planned offering.

F-14

      shares

Common Stock

PROSPECTUS

ThinkEquity

A division of Fordham Financial Management, Inc.

Until          , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The date of this prospectus is April 25, 2018.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuances and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the NASDAQ Capital Market application and listing fee.

SEC registration fee	$
FINRA filing fee	$
NASDAQ Capital Stock Market Application & Listing Fee	$
Legal fees and expenses	$
Accounting fees and expenses	$
Transfer Agent’s fees and expenses	$
Printer and engraving expenses	$
Miscellaneous	$
TOTAL	$

Item 14. Indemnification of Directors and Officers.

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NRS would permit indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

We have not engaged in any recent sales of unregistered securities in the past three years.

The Company will issue an aggregate of 65,414 shares of common stock, par value $0.001 per share, in connection with the Reorganization.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated by reference herein.

(b) Financial Statement Schedules.

All financial statement schedules have been omitted, since the required information is not applicable or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the financial statements and notes thereto.

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Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers, or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on the 25th day of April, 2018.

MR2 GROUP, INC. (Registrant)

By:	/s/ James T. Medick
Name:	James T. Medick
Title:	President (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James T. Medick and Bruce Baum, and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments) to this registration statement, with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any other regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in order to effectuate the same, as fully to all intents and purposes as he himself might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ James T. Medick	President and Director (Principal Executive Officer)	April 25, 2018
James T. Medick

/s/ Bruce Baum	Chief Financial Officer (Principal Financial and Accounting Officer), and Chief Operating Officer	April 25, 2018
Bruce Baum

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EXHIBIT INDEX

Exhibit No.	Exhibit Description
1.1**	Form of Underwriting Agreement
3.1*	Articles of Incorporation
3.2*	Amended and Restated Articles of Incorporation
3.3*	Form of Second Amended and Restated Articles of Incorporation
3.4*	By-laws
4.1**	Form of common stock certificate
5.1**	Opinion of Sichenzia Ross Ference Kesner LLP
10.1*	Employment Agreement, by and between Precision Opinion, Inc. and James Medick, dated January 1, 2014
10.2*	Employment Agreement, by and between Precision Opinion, Inc. and Bruce Baum, dated May 1, 2016
10.3*	Promissory Note, dated October 20, 2016
10.4*	Promissory Note, dated October 20, 2016
10.5*	Note Modification Agreement, by and between Precision Opinion, Inc. and Michael France, dated September 2017
10.6*	Note Modification Agreement, by and between Precision Opinion, Inc. and Guthrie Rebel, dated September 2017
10.7*	Loan and Security Agreement with Heritage Bank of Commerce
10.8*	Intellectual Property Security Agreement with Heritage Bank of Commerce
10.9*	Subcontract Agreement, by and between National Opinion Research Center (NORC) and Precision Opinion, Inc., dated July 25, 2012
10.10*	Subcontract Agreement, by and between National Opinion Research Center (NORC) and Precision Opinion, Inc., dated January 1, 2018
10.11*	Master Service Agreement, by and between RTI International and Precision Opinion, Inc., dated February 17, 2017
10.12*	Master Service Agreement, by and between RTI International and Precision Opinion, Inc., dated June 15, 2017
10.13*	Subcontract Agreement, by and between IMPAQ International, LLC and Precision Opinion, Inc., dated April 6, 2017
10.14*	Subcontract Modification #1, by and between IMPAQ International, LLC and Precision Opinion, Inc., dated September 8, 2017
10.15**	Form of Contribution Agreement
21.1**	List of Subsidiaries
23.1**	Consent of Piercy Bowler Taylor & Kern
23.2**	Consent of Sichenzia Ross Ference Kesner LLP (included in exhibit 5.1)
24.1*	Power of Attorney (included in the signature page to the registration statement)
*	Filed herewith.
**	To be filed by amendment.

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